Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-182190

Dated October 15, 2012

PROSPECTUS

WESTERN CAPITAL RESOURCES, INC.

Subscription Rights to Purchase up to 45,000,000 Shares
of Common Stock at $.10 per Share

We are distributing, at no charge, to holders of our capital stock non-transferable subscription rights (consisting of a basic subscription privilege and an over-subscription privilege, as described below) to purchase up to 45,000,000 shares of our common stock. We refer to this offering as the “rights offering.” In this rights offering, you will receive 2.9224992 subscription rights for every share of capital stock owned at 5:00 p.m., Minneapolis time, on October 8, 2012, the record date.

Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price of $.10 per share, which we refer to as the “basic subscription privilege.” A special committee of our Board of Directors determined the per-share subscription price for the rights offering. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded to the nearest whole number a holder would otherwise be entitled to purchase (with halves rounded down). If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, then you may also exercise an “over-subscription privilege” to purchase additional shares of common stock that remain unsubscribed at the expiration of this rights offering. If all subscription rights are exercised, the aggregate gross purchase price of the shares purchased in the rights offering would be approximately $4,500,000.

The subscription rights will expire and be void and worthless if they are not exercised by 5:00 p.m., Minneapolis time, on November 14, 2012 unless we extend the rights offering period for up to 30 additional days. Nevertheless, our Board of Directors reserves the right to cancel the rights offering at any time, for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly without interest or deduction.

Shares of our common stock are, and we expect that the shares of common stock issued in the rights offering will be, traded on the OTCBB quotation system under the symbol “WCRS.” The last reported sales price of our common stock on the OTCBB on October 3, 2012, was $.06, and on such date there were 5,397,780 shares of our common stock issued and outstanding, and 15,397,780 shares issued and outstanding on an as-converted basis. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your subscription rights.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Any exercise of subscription rights is irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. This is not an underwritten offering. The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

Exercising the rights and investing in our common stock involves a high degree of risk. This includes the risk that offering proceeds may be required to be paid to our preferred shareholders to satisfy our dividend obligations to them. For more information, see page 15 (“We could use, or be required to use, some of the proceeds of this offering to satisfy our outstanding dividend-payment obligations to our preferred shareholders.”). We urge you to carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus, and all other information included in this prospectus in its entirety before you decide whether to exercise your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “Western Capital” and the “Company” refer to Western Capital Resources, Inc. and its subsidiaries.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date. If there is a material change in the affairs of our Company, we will amend or supplement this prospectus.

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. Each prospective investor should consult its, his or her own legal, tax and financial advisors to ascertain the merits and risks of the transactions described herein prior to exercising any subscription rights. This written communication is not intended to be issued as a “reliance opinion” or a “marketed opinion,” as defined under Section 10.35 of Circular 230 published by the U.S. Treasury Department, so as to avoid any penalties that could be assessed under the Internal Revenue Code of 1986, as amended (the “Code”), or its applicable Treasury Regulations. Accordingly, (a) any information contained in this written communication is not intended to be used, and cannot be used or relied upon for purposes of avoiding any penalties that may be imposed on a prospective investor by the Code or applicable Treasury Regulations; (b) this written communication has been written to support the promotion or marketing of the transactions or matters addressed by this written communication; and (c) each prospective investor should seek advice based on the prospective investor’s particular circumstances from an independent tax advisor.

INDUSTRY AND MARKET DATA

The industry, market and data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, our common stock, and our business.

Exercising your subscription rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus, and all other information included in this prospectus in its entirety before you decide whether to exercise your subscription rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all shareholders of a company. We are distributing to holders of our issued and outstanding capital stock as of 5:00 p.m., Minneapolis time, on October 8, 2012, the “record date,” at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 2.9224992 subscription rights for every share of our capital stock you owned as of 5:00 p.m., Minneapolis time, on the record date. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock based on the number of subscription rights they hold, rounded to the nearest whole number, with halves rounded down. The subscription rights will be evidenced by rights certificates. Each subscription right consists of a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

Each whole subscription right gives our shareholders the opportunity to purchase one share of our common stock for $.10 per share. We determined the ratio of subscription rights to distribute per our issued and outstanding shares by dividing $4.5 million by the subscription price of $.10 to determine the number of shares to be issued in the rights offering and then dividing that number of shares to be offered by the number of capital shares issued and outstanding on the record date.

What is the over-subscription privilege?

We do not expect all of our shareholders to exercise all of their basic subscription privileges. The over-subscription privilege provides shareholders that do exercise their entire basic subscription privileges the opportunity to purchase the shares that are not purchased by other shareholders who do not participate in the rights offering. Accordingly, if you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, then you may also exercise an over-subscription privilege to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of such shares among persons exercising this over-subscription privilege. To the extent that the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription privilege requests, then the available shares will be prorated among those who properly exercise their over-subscription privileges based on the number of shares each shareholder subscribed for under his, her or its basic subscription privilege (i.e., pro rata in accordance with each such shareholder’s respective shareholdings). If this pro rata allocation results in any shareholder potentially receiving a greater number of common shares than he, she or it subscribed for pursuant to the exercise of his, her or its over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder subscribed, and the remaining common shares will again be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. This proration process will be repeated until all common shares have been allocated or all exercises of over- subscription privileges have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no shareholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege. See “The Rights Offering — Over-Subscription Privilege.”

How many shares may I purchase if I exercise my subscription rights?

Each subscription right entitles you to purchase one whole share of our common stock for $.10 per share. We will not issue fractional subscription rights or shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock. You may exercise any number of your subscription rights (including the over-subscription privilege), or you may choose not to exercise any subscription rights. As explained elsewhere in this prospectus, there is no limit on the number of offered shares that may be purchased pursuant to your over-subscription privilege.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue 2.9224992 subscription rights to your nominee for every share of our common stock you own at the close of business on the record date. Each subscription right can then be used to purchase one share of common stock for $.10 per share pursuant to the basic subscription privilege. For more information, see the question “What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominees (commonly referred to as “street name”)?” below.

Will fractional subscription rights or shares be issued in the rights offering?

No. We will not issue fractional subscription rights or subscription rights to purchase fractional shares of common stock in the rights offering. In allocating subscription rights among our shareholders, each share of capital stock held of record at the close of business on the record date will entitle the holder of such share to receive 2.9224992 subscription rights. Holders will only be entitled to purchase a whole number of shares of common stock based on the number of subscription rights they hold, rounded to the nearest whole number, with halves rounded down.

Are there any limits on the number of shares I may purchase in this rights offering?

Yes. The total number of offered shares in this rights offering represents the maximum number of shares you may potentially purchase. In all cases, you are entitled (but not required) to purchase all shares available to you under your basic subscription privilege. Shares in excess of those available to you under your basic subscription privilege must be purchased pursuant to your over-subscription privilege. As explained elsewhere in this prospectus, other shareholders may also exercise their over-subscription privilege. If this occurs, the number of shares available for purchase by you will be reduced accordingly.

Am I required to exercise the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our shares of common stock that you own will decrease, and your voting and other rights will be diluted. Furthermore, if you fail to exercise your full basic subscription privilege, you will not be eligible to exercise your over-subscription privilege. For more information, see the question “How many shares of capital stock will be issued and outstanding after the rights offering?” below.

Will our officers, directors and significant shareholders be exercising their subscription rights?

Our officers, directors and greater-than-5% beneficial shareholders may participate in this offering at the same subscription price per share as all other purchasers, but none of our officers, directors or greater-than-5% beneficial shareholders are obligated to so participate. Certain executive officers and directors (who are also shareholders), and our controlling shareholder, WCR, LLC, have indicated that they will purchase shares that are subject to their subscription rights, and WCR, LLC has indicated that it will exercise its over-subscription privilege (if available), at the same subscription price offered to our shareholders. Nevertheless, these shareholders have not executed agreements to purchase shares and there is no guarantee or commitment that they will subscribe for shares in the offering. In the case of our directors, officers and WCR, any shares purchased in the rights offering will be deemed “control securities” under federal securities rules and will likely not be eligible for public resale unless sold in accordance with the limitations of Rule 144 or the public resale of such shares is registered with the SEC.

Has our Board of Directors made a recommendation to our shareholders regarding the exercise of rights under the rights offering?

No. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk loss on their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see the “Risk Factors” section of this prospectus for a discussion of some of the risks involved in investing in our common stock.

Why are we conducting a rights offering?

A rights offering provides eligible shareholders the opportunity to participate in a capital raise on a pro rata basis and minimizes the dilution of their ownership interest in our Company. Assuming all the shares of common stock offered are sold, we expect that the gross proceeds from the rights offering will be approximately $4.5 million. We estimate that our offering-related expenses will be approximately $100,000. We are conducting the rights offering to raise capital for the Company to be used in making acquisitions that grow or are otherwise complementary to our current business. In this regard, you should understand that our Board of Directors will have a great deal of discretion in determining what acquisition opportunities to pursue. For more information about our use of the proceeds from this offering, see the “Use of Proceeds” section of this prospectus on page 27.

How was the subscription price of $.10 per share determined?

The subscription price was determined by a special committee of our Board of Directors. Factors considered by the committee included the strategic alternatives to our Company for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, our business prospects, the condition of the trading market for our common stock, and the condition of the securities and capital markets in general. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

How soon must I act to exercise my rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and related payment prior to the expiration of the rights offering, which is November 14, 2012 at 5:00 p.m., Minneapolis time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m. Minneapolis time, on November 14, 2012 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we will make reasonable attempts to provide this prospectus to all holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Minneapolis time on November 14, 2012 (unless extended for up to 30 additional days), whether or not we have been able to locate each person entitled to receive subscription rights. Although we reserve the right to extend the expiration of the rights offering for up to 30 additional days, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum aggregate subscription to complete and close the rights offering?

No. There is no minimum subscription requirement in the rights offering. Nevertheless, our Board of Directors reserves the right to cancel the rights offering for any reason or no reason, including if our board believes that there is insufficient participation by our shareholders.

Are there any conditions to completing the rights offering?

No.

Can the Board of Directors cancel, terminate, amend or extend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights for up to 30 additional days, although we do not presently intend to do so. Our Board of Directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our Board of Directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our shareholder register maintained by the transfer agent for our common stock (and the shareholder register maintained by the Company for our preferred stock). If you hold your shares of common stock through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. If you hold your shares of common stock through a brokerage account, bank, or other nominee, it is not necessary to have a physical subscription rights certificate in order to exercise your subscription rights.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of our shares of common stock you own will not change. Nevertheless, due to the fact that other shareholders may purchase shares in the rights offering, your percentage ownership of our Company will be diluted after the completion of the rights offering unless you do exercise your subscription rights. For more information, see the question “How many shares of capital stock will be issued and outstanding after the rights offering?” below.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent; and
•	deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to Western Capital. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and related payment on or prior to the deadline for receipt of such items. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., Minneapolis time, on November 14, 2012. We are not responsible for subscription materials sent directly to our offices. If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under the “The Rights Offering — Guaranteed Delivery Procedures” section of this prospectus.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of any fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee (commonly referred to as “street name”)?

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. Consequently, you will not receive a rights certificate. Instead, the record holder (i.e., your broker, dealer, custodian bank or other nominee) must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee and you wish to purchase shares in the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. For our part, we will ask your record holder to notify you of the rights offering. Nevertheless, if your broker, dealer, custodian bank or other nominee does not contact you regarding the rights offering, you should promptly initiate contact with that intermediary if you wish to participate in the offering. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to 5:00 p.m. Minneapolis time on November 14, 2012, which we have established as the expiration date of the rights offering.

When will I receive my new shares?

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the shares of our common stock acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Instead, your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $.10 per share.

How many shares of capital stock will be issued and outstanding after the rights offering?

As of October 3, 2012, there were 5,397,780 shares of our common stock issued and outstanding, and 10,000,000 shares of Series A Convertible Preferred Stock issued and outstanding. Assuming that, prior to the expiration of the rights offering, no other transactions by us involving shares of our capital stock, and no options or other convertible securities for shares of our common stock are exercised, then if the rights offering is fully subscribed through the exercise of the subscription rights, an additional 45,000,000 shares of our common stock will be issued upon the closing of the rights offering, for a total of 50,397,780 shares of common stock issued and outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privilege will be diluted. Notwithstanding the foregoing, there is no minimum amount of shares that must be sold in the rights offering for us to close the offering, accept subscriptions and access related payments. Therefore, it is possible that fewer than 50,397,780 shares of common stock will be issued and outstanding after completion of the rights offering. The rights offering will have no effect on the number of issued and outstanding shares of preferred stock.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described in the section of this prospectus entitled “Risk Factors.”

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares (i.e., through your custodian bank, broker, dealer or other nominee).

Will the subscription rights be listed on a stock exchange or national market?

No.

How do I exercise my rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will instead hold rights certificates for the account of these shareholders. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow other procedures described in the section of this prospectus entitled “The Rights Offering — Foreign Shareholders.”

What fees or charges apply if I purchase the shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If, however, you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see the “Material U.S. Federal Income Tax Consequences” section of this prospectus.

To whom should I send my forms and payment?

If your shares are held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents, rights certificate (if any), notices of guaranteed delivery, and related subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery, and subscription payment by hand delivery, first-class mail or courier service to:

Corporate Stock Transfer, Inc.
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

Your payment of the subscription price must be made in United States Dollars for the full number of shares of our common stock for which you are subscribing, by (i) cashier’s check or (ii) certified check, in either case drawn upon a United States bank and payable to the subscription agent at the address set forth above.

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials must be received by the subscription agent on or prior to 5:00 p.m., Minneapolis time, on November 14, 2012. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have any questions about the rights offering or wish to request another copy of a document, please contact Paul D. Chestovich of the law firm Maslon Edelman Borman & Brand, LLP at (612) 672-8305.

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 68 of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 13 of this prospectus and all other information included in this prospectus in its entirety before you decide whether to exercise your rights.

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information in the section entitled “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities offered
We are distributing to you, at no charge, 2.9224992 non- transferable subscription rights for each share of our capital stock that you own as of 5:00 p.m., Minneapolis time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of such shares. Assuming the exercise of the subscription rights in full, we will issue 45,000,000 shares of our common stock to subscribers, which is equal to 292% of our total issued and outstanding shares (on an as-converted basis) prior to this offering.
Subscription Price
$.10 per share. To be effective, any payment related to the exercise of subscription rights must clear prior to the expiration of the rights offering.
Basic Subscription Privilege
The basic subscription privilege component of each subscription right will entitle you to purchase one share of our common stock.
Over-Subscription Privilege
If you fully exercise your entire basic subscription privilege and other shareholders do not fully exercise their entire basic subscription privileges, you may also exercise the over-subscription privilege component of your subscription rights. The over- subscription privilege permits you to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among other shareholders exercising their over-subscription privilege. To the extent there are not enough shares to satisfy all of the properly exercised over-subscription requests, then the shares available will be prorated among those who properly exercising their over-subscription privilege based on the number of shares each such shareholder subscribed for under their basic subscription right. If this method of allocation results in any shareholder receiving a greater number of common shares than the shareholder subscribed for pursuant to the exercise of his, her or its over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder subscribed, and the remaining common shares will be allocated among all other shareholders exercising their over-subscription privilege on the same pro rata basis described above. This pro rata allocation process will be repeated until all common shares have been allocated or the exercise of all over-subscription privileges have been fulfilled, whichever occurs earlier.
Record Date
5:00 p.m., Minneapolis time, on October 8, 2012.

Expiration Date
5:00 p.m., Minneapolis time, on November 14, 2012 unless we extend the rights offering period in our sole discretion for not more than 30 additional days.
Use of Proceeds
We intend to use the net proceeds of the rights offering primarily to provide capital to grow our current business through acquisitions and to add new and complementary businesses. If, however, we are unable to identify suitable acquisition targets or are otherwise unable to consummate acquisitions, we may, in our sole discretion, choose to use the net proceeds for working capital and general corporate purposes or to satisfy our outstanding dividend obligations to preferred shareholders, if required. For more information about our use of the proceeds from the rights offering, see “Use of Proceeds,” beginning on page 27 of this prospectus.
Transferability of Rights
The subscription rights are not transferable.
No Board Recommendation
Our Board of Directors makes no recommendation to you about whether you should exercise any subscription rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.
No Revocation
Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. Consequently, you should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a subscription price of $.10 per share.
No Purchase Commitments
Although our officers, directors and greater-than-5% beneficial shareholders, including our controlling shareholder, WCR, LLC, may participate in this offering at the same subscription price per share as all other purchasers, none of our officers, directors or greater-than-5% beneficial shareholders are obligated to so participate. In fact, certain officers and directors (who are also shareholders), and our controlling shareholder, WCR, LLC, have indicated that they will purchase shares that are subject to their subscription rights, and WCR, LLC has indicated that it will exercise its over-subscription privilege (if available), at the same subscription price offered to our shareholders. Nevertheless, none of these shareholders have executed any agreements to purchase shares and there is no guarantee or enforceable commitment that they will subscribe for shares in the offering.
The foregoing shareholders collectively own 86.1% of the issued and outstanding shares of our common stock (on an as-converted basis), and 71.5% of our issued and outstanding shares of our common stock (on an as-converted basis) is owned by our controlling shareholder, WCR, LLC. The shares owned by our officers, directors and greater-than-5% beneficial shareholders prior to the offering are set forth on the page 66 of this prospectus. The foregoing shareholders’ relative percentages of ownership in the

Company will necessarily increase after the offering if they do in fact participate in the rights offering by exercising their subscription rights.
Material U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. Nevertheless, you should consult your own tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”
Extension, Cancellation and Amendment
We have the option to extend the rights offering and the period for exercising your subscription rights for up to 30 additional days, although we do not presently intend to do so. Our Board of Directors may cancel the rights offering at any time for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. We also reserve the right to amend or modify the terms of the rights offering.
Procedure for Exercising Rights
To exercise your subscription rights, you must take the following steps:

•

If you are a registered holder of our shares of capital stock, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., Minneapolis time, on November 14, 2012. Payment should be made for all shares you wish to purchase upon exercise of your basic subscription privilege and your over-subscription privilege, if any. You may deliver the documents and payments by hand, mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return-receipt requested.

•

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee or to exercise your subscription rights on your behalf and deliver all documents and payments (including payment for the exercise of your over-subscription privilege, if any) before 5:00 p.m., Minneapolis time, on November 14, 2012.

•

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Subscription Agent
Corporate Stock & Transfer, Inc.
Capital Shares Issued And Outstanding Before Rights Offering
5,397,780 common shares, and 10 million shares of Series A Convertible Preferred Stock, as of October 3, 2012.

Capital Shares Issued And Outstanding After Rights Offering
Assuming no outstanding options or other convertible securities for our common shares are exercised prior to the expiration of the rights offering and the full $4.5 million is subscribed for, we expect 50,397,780 shares of common stock will be issued and outstanding immediately after completion of the rights offering. There will be no change in the number of issued and outstanding preferred shares as a result of the rights offering.
Fees and Expenses
We will pay the fees and expenses relating to the rights offering.
Trading Symbol
Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the over-the-counter Bulletin Board (OTCBB) under the symbol “WCRS.”
Risk Factors
Shareholders considering exercising their subscription rights should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” beginning on page 13.
Questions
Questions regarding the rights offering should be directed to Maslon Edelman Borman & Brand, LLP, Attn: Paul Chestovich at (612) 672-8305.

Our Company

Western Capital Resources, Inc. is a Minnesota corporation that maintains two operating segments: one provides short-term consumer loans, commonly referred to as cash advance or “payday” loans, and the other operates Cricket retail cellular wireless stores.

Payday operations are conducted under our wholly owned subsidiary Wyoming Financial Lenders, Inc. The Federal Trade Commission describes these loans as “small, short-term high-rate loans.” Our payday loans generally are offered and made in exchange for fees that, if treated as interest, are at a rate extraordinarily higher than prime and are made to individuals who do not typically qualify for prime rate loans. As a consequence, our loans may be considered a type of subprime loan. In Wisconsin and Colorado, the Payday division provides short-term installment loans. The installment loan product has a rate of interest significantly higher than traditional financial institutions. At June 30, 2012, we operated 52 payday lending stores in nine states, including Colorado, Iowa, Kansas, Nebraska, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. Our provision of payday and installment loans is typically heavily regulated by the various states in which we operate, and our payday lending and installment loan business is extremely susceptible to the adverse effects of any changes in federal or state laws and regulations that may further restrict or flatly prohibit payday lending.

Through our payday segment, we also provide title and ancillary consumer financial products and services that are complementary to our payday and installment lending business, such as check-cashing services, money transfers and money orders. Our check-cashing services involve the cashing of checks for a fee; money-transfer services involve the transfer of money by wire for a fee; and our money-orders services involve the issuing of money orders for a fee. We believe these services are complementary since customers typically come to our stores for financial reasons and to procure financial services (i.e., obtain a loan). Once the loan has been obtained, a customer may, for instance, decide to wire a payment of money or obtain a money order to satisfy a debt or other obligation. Our loans and other services are subject to state regulations (which vary from state to state), and federal and local regulations, where applicable.

Our second segment operates retail stores selling Cricket cellular phones and accessories. Cricket phones are prepaid cellular phones that function for a period of time for a flat fee, without usage limitations and without any long-term contract or commitment required from the consumer. At June 30, 2012 we owned and operated 50 Cricket wireless retail stores in 14 states, including Arizona, Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Missouri, Nebraska, Ohio, Oklahoma, Oregon, Texas and Washington. While there are state regulations that affect our provision of Cricket phone products and services, our Cricket phone business is not highly susceptible to the adverse effects of changes in federal or state laws and regulations.

The tables below summarize our financial results and condition as of June 30, 2012 and 2011 (unaudited) and as of December 31, 2011 and 2010 (audited).

	June 30, 2012	June 30, 2011
Revenues	$13,444,739	$9,078,713
Net income (loss) to common shareholders	$92,793	$(367,916)
Current assets	$7,845,021	$6,911,589
Current liabilities	$7,747,240	$5,764,562
Total assets	$21,773,096	$19,412,124
Total liabilities	$9,589,240	$6,716,974
Shareholder equity	$12,183,856	$12,695,150

	December 31, 2011	December 31, 2010
Revenues	$19,487,920	$17,978,447
Net loss to common shareholders	$664,769	$751,059
Current assets	$8,418,534	$7,958,443
Current liabilities	$7,883,414	$6,452,628
Total assets	$22,021,776	$20,770,882
Total liabilities	$9,623,479	$7,707,816
Shareholder equity	$12,398,297	$13,063,066

The above figures include an assumed preferred stock dividend relating to our Series A Convertible Preferred Stock in the amount of $2.1 million in 2011 and 2010.

For the fiscal year ended December 31, 2011, each of our major revenue sources generated the following gross profits:

	Payday and Installment	Phone & Accessory	Cricket Fees
Income	$10,201,403	$4,585,584	$3,741,495
Provision for loan losses	(1,396,724)	—	—
Collection costs	(386,230)	—	—
Costs of phones and accessories	—	(2,857,294)	—
Gross Profit	$8,418,449	$1,728,290	$3,741,495

For the fiscal years ended December 31, 2011 and 2010, the net loss to our common shareholders was $664,769 and $751,059, respectively, which assumes the payment of a dividend on our Series A Convertible Preferred Stock in the amount of $2.1 million in 2011 and 2010. Investors are encouraged to review our financial statements (and the notes to our consolidated financial statements) beginning on page F-1 of this prospectus prior to exercising their subscription rights and investing in our common stock.

Corporate Organization

Our principal offices are located at 11550 “I” Street, Suite 150, Omaha, Nebraska 68137, and our telephone number at that office is (402) 551-8888.

We were originally incorporated and organized as a Minnesota corporation under the name URON Inc. in November 2001. From our incorporation until August 2006, we were wholly owned by Multiband Corporation, a publicly traded Minnesota corporation. Multiband spun us off (as “URON”) to Multiband’s shareholders in August 2006 and caused us to become a public reporting corporation as part of the spinoff process. At that time, our principal business was the provision of dial-up internet service to residential and commercial customers, principally in the midwestern United States, Texas, South Carolina and Florida. In December 2007, we engaged in a merger transaction with Wyoming Financial Lenders, Inc., a Wyoming corporation. In the merger transaction, we acquired the payday lending business we currently operate through Wyoming Financial Lenders. Shortly after our merger with Wyoming Financial Lenders, we changed our corporate name from URON Inc. to “Western Capital Resources, Inc.”

Our fiscal year ends December 31. Neither us nor any of our predecessors have been in bankruptcy, receivership or any similar proceeding. Our corporate structure, including our principal operating subsidiaries, is as follows:

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below could cause our business, financial condition, results of operations or future prospects to be materially and adversely affected. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition, results of operations or future prospects. In addition, some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Risk Relating to Forward-Looking Statements” above.

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock is subject to fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things:

•	governmental legislation or regulation;
•	business conditions in our markets and the general state of the securities markets and the market for similar stocks;
•	changes in capital markets that affect the perceived availability of capital to companies in our industry;
•	general economic and market conditions, such as recessions;
•	actual or anticipated variations in our operating results and cash flow; and
•	the number of shares of our common stock issued and outstanding or issuable.

In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.

When the rights offering is completed, your ownership interest will be diluted if you do not exercise the basic subscription privilege component of your subscription rights.

To the extent that you do not exercise the basic subscription privilege component of your subscription rights and shares are purchased by other shareholders in the rights offering, your proportionate economic and voting interest in the Company will be reduced, and the percentage that your original shares represent of our expanded equity after the rights offering will be diluted.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The subscription price is $.10 per share. The subscription price was determined by a special committee of our Board of Directors. Factors considered by the committee included the strategic alternatives available to us for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company, and the general condition of the securities and capital markets. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

You may not revoke your subscription exercise and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. This irrevocability applies to both your basic subscription privilege and your over-subscription privilege. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate unrealized loss. Furthermore, after your exercise of subscription rights, you may not be able to sell your shares of common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the subscription instructions, you may lose your right to exercise your subscription rights or your exercise of subscription rights may be rejected.

Subscription rights holders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5:00 p.m. Minneapolis time on November 14, 2012, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Importantly, neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

The rights offering does not have a minimum amount of proceeds that must be raised for us to accept subscriptions and access proceeds. Therefore, if you exercise your subscription rights and if less than the entire offering amount is subscribed for, you may be investing in a company that continues to desire additional capital.

There is no assurance that any shareholders will exercise their subscription rights. Further, there is no minimum amount of proceeds required for us to accept subscriptions and access proceeds at the completion of the rights offering. In addition, all exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our Board of Directors. Based on the foregoing, if you exercise any subscription rights but we do not raise the desired amount of capital in this rights offering, you may be investing in a company that continues to desire additional capital to grow its current business or expand into new and complementary businesses.

Significant issuances of our common stock, or the perception that significant issuances may occur in the future, could adversely affect the market price for our common stock.

The substantial number of subscription rights involved in the rights offering, and other actual or perceived potential future issuances of our common stock, could adversely affect the market price of our common stock. Generally, issuances of substantial amounts of common stock in the public market, and the availability of shares for future sale, including up to 45,000,000 shares of our common stock that may be issued in the rights offering, could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time. Additional options and other equity awards may also be granted under our incentive plans.

We cannot foresee the impact of the rights offering and such potential securities issuances on the market for our common stock, but it is possible that the market for our shares may be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional equity capital.

Our officers, directors and greater-than-5% shareholders, including our controlling shareholder, WCR, LLC, may significantly increase their relative ownership and voting interest in the Company to the extent our other shareholders do not exercise their basic subscription privileges.

On October 3, 2012:

•	WCR, LLC beneficially owned approximately 71.5% of our common stock
•	John Quandahl, our Chief Executive Officer, beneficially owned approximately 3.7% of our common stock
•	Steve Irlbeck, our Chief Financial Officer, beneficially owned approximately 3.7% of our common stock
•	Richard Miller, our Chairman of the Board, beneficially owned approximately 5.9% of our common stock, and
•	Rich Horner, the Treasurer of our subsidiary Wyoming Financial Lenders, Inc., beneficially owned approximately 1.9% of our common stock.

Collectively, the above-identified shareholders possess beneficial ownership of approximately 75.5% of our common stock. We have been advised that WCR intends to participate in the rights offering, including exercising its over-subscription privilege (if available), but WCR has not committed or entered into any agreement that would require it to do so. The same is true for our officers and directors who are also shareholders. To the extent that other shareholders do not participate in the rights offering, our officers, directors, greater-than-5% shareholders and WCR will necessarily increase their relative percentage of ownership in the Company if they do in fact participate in the rights offering by exercising their subscription rights.

We may use the proceeds of this rights offering in ways with which you may disagree.

We intend to use the net proceeds of this offering primarily to provide capital for the growth of our business through acquisitions and to potentially add new businesses that are complementary to our current business, and to provide additional liquidity for working capital and general corporate purposes. Accordingly, we will have significant discretion in the use of the net proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled “Use of Proceeds.”

We could use, or be required to use, some of the proceeds of this offering to satisfy our outstanding dividend-payment obligations to our preferred shareholders.

As noted in the “Use of Proceeds” section of this prospectus, if we are unable to identify suitable acquisition opportunities or consummate acquisitions, we may use the net proceeds from this offering for working capital and general corporate purposes. In this regard, it is possible that we could determine to use some of the proceeds of this offering to make payments of dividends owed to our preferred shareholders. In such a case, the proceeds of this offering will not have been used to grow the business of the Company.

It is also possible that our Board of Directors may determine that we are required to make dividend payments to our preferred shareholders. This is because the Certificate of Designation setting forth the rights, preferences and privileges of our preferred stock conditions our obligation to make dividend payments only upon the legality of such payments under Minnesota law. Under that law, we are prohibited from making dividend payments to shareholders if, after the payment of the dividend, we are unable to satisfy our debts in the ordinary course.

If the rights offering is successful and we raise net proceeds approximating $4.5 million, and if our preferred shareholders were to then insist that we abide by the terms set forth in the Certificate of Designation for our preferred stock, then all of such money (less amounts, if any, determined by our Board of Directors to be necessary for the payment of our liabilities and obligations in the ordinary course) would likely be required to be paid as a dividend on our preferred stock due to the fact that preferred stock dividends aggregating $5.125 million were in arrears as of October 3, 2012. In such a case, the proceeds of this offering will not have been used to grow the business of the Company. None of our preferred shareholders have indicated to us that they would insist upon strict compliance with the dividend-payment terms of the preferred stock. Nevertheless, none of those shareholders have waived their right to do so.

We may cancel the rights offering at any time, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Risks Relating to Our Business and Company

The payday loan industry is highly regulated under state laws. Changes in state laws and regulations governing lending practices, or changes in the interpretation of such laws and regulations, could negatively affect our business.

Our business is regulated under numerous state laws and regulations, which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business. As of the date of this report, approximately 38 states and the District of Columbia had legislation permitting or not prohibiting payday loans. During the last few years, legislation has been adopted in some states that prohibits or severely restricts payday loans.

There are nearly always bills pending in various states to alter the current laws governing payday lending. Any of these bills, or future proposed legislation or regulations prohibiting payday loans or making them less profitable, could be passed in any state at any time, or existing laws permitting payday lending could expire.

For example, recent legislation has been passed in Colorado, Wisconsin and Montana that restricts certain payday lending practices. In particular:

•	During 2010, Colorado House Bill 10-1351 was passed into law effective August 11, 2010. This law changed the single payment advance (with no minimum term) into a single or multiple payment loan with a minimum six-month term. It also limited the amount and type of fees that can be charged on these loans, effectively reducing by one-half the fees that can be charged, and when the fees may be realized. We restructured our lending in Colorado to replace payday advances with a short-term installment loan product. Our 2011 gross profit from Colorado operations was negatively affected by these developments, decreasing 22% from 2010 gross profit.
•	In Wisconsin, new legislation effective January 1, 2011 limited payday loans to the lesser of $1,500 or 35% of the applicant’s monthly income, permits borrowers to cancel loans within 24 hours and roll their loans over only one time. In addition, payday lenders are required to offer a 60-day, interest free, payment plan to consumers upon maturity of their payday loans. Our 2011 gross profit from Wisconsin operations was negatively affected by these developments, decreasing 41% from 2010 gross profit.
•	Finally, on November 2, 2010, voters in Montana passed Petition Initiative I-164. Effective January 1, 2011, Petition Initiative I-164 capped fees on payday loans at an imputed interest rate of 36%. We discontinued our operations and closed all four stores in Montana due to this law change. In 2010, approximately 3.87% of our payday division revenues were generated in Montana.

In addition, legislation banning payday loans was introduced in Nebraska in 2008 but eventually was dropped. Nevertheless, since we derive approximately 28% of our payday revenues in Nebraska, the passage of any such legislation in Nebraska would have a highly material and negative effect on our business.

Statutes authorizing payday loans typically provide state agencies that regulate banks and financial institutions with significant regulatory powers to administer and enforce the laws relating to payday lending. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes, that affect the way we do business and may force us to terminate or modify our operations in those jurisdictions. They may also impose rules that are generally adverse to our industry. Finally, in many states, the attorney general has scrutinized or continues to scrutinize the payday loan statutes and the interpretations of those statutes.

Any adverse change in present laws or regulations, or their interpretation, in one or more such states (or an aggregation of states in which we conduct a significant amount of business) could result in our curtailment or cessation of operations in such jurisdictions. Any such action could have a corresponding highly material and negative impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could also negatively affect our general business prospects as well if we are unable to effectively replace such revenues.

Our business is subject to complex federal laws and regulations governing lending practices, and changes in such laws and regulations could negatively affect our business.

Although states provide the primary regulatory framework under which we offer payday loans, certain federal laws also affect our business. For example, because payday loans are viewed as extensions of credit, we must comply with the federal Truth-in-Lending Act and Regulation Z under that Act. Additionally, we are subject to the Equal Credit Opportunity Act, the Gramm-Leach-Bliley Act and certain other federal laws. Additionally, anti-payday loan legislation has occasionally been introduced in the U.S. Congress. For example:

•	the interest rate and fees that may be charged on any loans, including payday loans, to any person in the military are limited to the equivalent of 36% per annum.
•	In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was passed by the U.S. Congress and signed into law. Under that Act, a new federal agency, the Consumer Financial Protection Bureau, will consolidate most federal regulation of financial services offered to consumers and replaces the Office of Thrift Supervision’s seat on the FDIC Board. Almost all credit providers, including mortgage lenders, providers of payday loans, other nonbank financial companies, and banks and credit unions with assets over $10 billion, will be subject to new regulations. While the Bureau does not appear to have authority to make rules limiting interest rates or fees charged, the scope and extent of the Bureau’s authority will nonetheless be broad, and it is expected that the Bureau will address issues such as rollovers or extensions of payday loans and compliance with federal rules and regulations. Future restrictions on the payday lending industry could have serious consequences for us.

Any adverse change in present federal laws or regulations that govern or otherwise affect payday lending could result in our curtailment or cessation of operations in certain jurisdictions or locations. Furthermore, any failure to comply with any applicable federal laws or regulations could result in fines, litigation, the closure of one or more store locations or negative publicity. Any such change or failure would have a corresponding impact on our results of operations and financial condition, primarily through a decrease in revenues resulting from the cessation or curtailment of operations, decrease in our operating income through increased legal expenditures or fines, and could also negatively affect our general business prospects as well if we are unable to effectively replace such revenues.

Changes in local regulations could have a material adverse effect on our business, results of operations and financial condition.

In addition to state and federal laws and regulations, our business is subject to various local rules and regulations such as local zoning regulations and permit licensing. We are aware of increasing efforts by local jurisdictions to restrict payday lending through the use of local zoning and permitting laws. Any actions taken in the future by local zoning boards or other governing bodies to require special use permits for, or impose other restrictions on, payday lenders could have a material adverse effect on the growth of our business and business prospects primarily by restricting any efforts to grow our business “organically” by opening more payday lending store locations.

Litigation and regulatory actions directed toward our industry or us could adversely affect our operating results, particularly in certain key states.

During the last few years, our industry has been subject to regulatory proceedings, class action lawsuits and other litigation regarding the offering of payday loans, and we could suffer losses resulting from interpretations of state laws in those lawsuits or regulatory proceedings, even if we are not a party to those proceedings. Thus, the losses we could suffer could be directly incurred through our involvement in litigation or regulatory proceedings, or could be indirectly incurred through negative publicity regarding the industry in general that is generated by litigation on regulatory proceedings involving third parties.

In addition, regulatory actions taken with respect to a particular non-payday lending financial service that we offer could negatively affect our ability to offer such other financial services. For example, if we were the subject of regulatory action related to our check-cashing business, that regulatory action could adversely affect our ability to maintain our payday lending licenses. Moreover, the suspension or revocation of our license or other authorization in one state could adversely affect our ability to maintain licenses in other states. Accordingly, a violation of a law or regulation with respect to otherwise unrelated products or in other jurisdictions could affect other parts of our business and adversely affect our business and operations as a whole.

We may need additional financing in the future and any such financing may dilute our existing shareholders.

We anticipate that we will continue to experience growth in our income and expenses for the foreseeable future and that our operating expenses will be a material use of cash resources. Presently, we believe we have cash sufficient to maintain operations. In the event that our income does not meet our expectations, we may sooner require additional financing for working capital. In addition, if we determine to grow our business through acquisitions, any acquisitions we consummate will likely involve additional financing. Any additional financing, for whatever purpose and for whatever reason, may dilute our existing shareholders.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks, loans from our affiliates or other financial institutions. We may not, however, be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to us, if at all. If financing is not available, we may be forced to consider strategic alternatives, such as (but not limited to) curtailing certain aspects of our operations or closing certain operating locations. If we successfully enter into a financing transaction, any additional equity or equity-linked financing would be dilutive to shareholders, and additional debt financing, if available, may involve restrictive covenants and above-market interest rates.

The concentration of our revenues in certain states could adversely affect us.

We currently provide payday lending services in nine states. For the year ended December 31, 2011, revenues from our locations in Nebraska represented approximately 28% of our total payday revenues. For the foreseeable future, we expect that a material and significant portion of our revenues will continue to be generated in Nebraska. We operate Cricket stores in 14 states as of June 30, 2012. For the year ended December 31, 2011, revenues from our Missouri and Indiana stores represented approximately 25% and 22% of our total Cricket revenues, respectively. As a result, changes to prevailing economic, demographic, competitive, regulatory or any other conditions, including the legislative, regulatory or litigation risks mentioned above, in the markets in which we operate, and in Nebraska and Missouri in particular, could lead to a reduction in demand for our services and result in a decline in our revenues or an increase in our provision for doubtful accounts, or even an outright legal prohibition on the conduct of our business. Any of these outcomes could in turn result in a material and swift deterioration of our financial condition and business prospects principally by impairing our revenues and affecting our ability to obtain financing and operating liquidity.

Our controlling shareholder possesses controlling voting power with respect to our common stock and voting preferred stock, which will limit your influence on corporate matters.

Our controlling shareholder, WCR, LLC, has beneficial ownership of 10,791,250 shares (9,700,000 of which are issuable upon conversion of Series A Convertible Preferred Stock). These shares represent beneficial ownership of approximately 71.5% of our common stock as of the date of this report. As a result, WCR has the ability to outrightly control our management and affairs through the election and removal of our entire Board of Directors and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. Furthermore, this concentrated control will limit the practical effect of your participation in Company matters, through shareholder votes and otherwise.

Our articles of incorporation grant our Board of Directors the power to issue additional shares of common and preferred stock and to designate other classes of preferred stock, all without shareholder approval.

Our authorized capital consists of 250 million shares of capital stock. Pursuant to authority granted by our articles of incorporation, our Board of Directors, without any action by our shareholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Minnesota law. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

A default under our borrowing arrangement could require us to seek financing on a short-term basis that may be disadvantageous to us.

On October 18, 2011, we entered into a borrowing arrangement with River City Equity, Inc. Under this arrangement, we may borrow up to $2,000,000 at an interest rate of 12% per annum, with interest payable on a monthly basis. The note we delivered to River City Equity matures on September 30, 2013, on which date all unpaid principal and accrued but unpaid interest thereon is due and payable. The note includes a prepayment penalty and, under certain circumstances, permits River City Equity to obtain a security interest in substantially all of our assets. As of October 3, 2012, $1,550,000 has been advanced under this arrangement.

If we are unable to comply with the terms of our promissory note with River City Equity, we may need to seek additional financing. We may not be able to obtain financing on a short-term basis. Furthermore, even if we are able to obtain needed short-term financing, we may be unable to do so on terms that are favorable.

A significant portion of our assets consists of goodwill and other intangible assets.

As of December 31, 2011, 58% of our assets consisted of goodwill and other intangible assets. Under generally accepted accounting principles, the carrying value of goodwill is subject to periodic review and testing to determine if it is impaired. The value of our assets will depend on market conditions, regulatory environment, the availability of buyers and similar factors. While the value of these assets is based on management projections and assumptions and is determined by using the discounted cash flow method for purposes of our impairment testing, those values may differ from what could ultimately be realized by us in a sales transaction or otherwise and that difference, while not affecting cash flow, could have a material adverse impact on our operating results and financial position.

Unpredictability in financing markets could impair our ability to grow our business through acquisitions.

We anticipate that opportunities to acquire similar businesses will materially depend on the availability of financing alternatives with acceptable terms. As a result, poor credit and other market conditions or uncertainty in the financing markets or the payday lending business in particular could materially limit our ability to grow through acquisitions since such conditions and uncertainty make obtaining financing more difficult.

Public perception of payday lending as being predatory or abusive could adversely affect our business.

Recently, consumer advocacy groups and media reports have advocated governmental action to prohibit or severely restrict payday loans. The consumer groups and media reports typically focus on the cost to a consumer for this type of loan, which is higher than the interest typically charged by credit card issuers. The consumer groups and media reports typically characterize these transactions as predatory or abusive toward consumers. If this negative characterization of our business becomes widely accepted by consumers, demand for our payday loans could significantly decrease, which could adversely affect our results of operations primarily by decreasing our revenues. Negative perception of our business activities could also result in our industry being subject to more restrictive laws and regulations and greater exposure to litigation.

Any disruption in the availability of our information systems could adversely affect our operations.

We rely upon our information systems to manage and operate our business. Each location is part of an information network that permits us to maintain adequate cash inventory, reconcile cash balances daily, and report revenues and loan losses in a timely manner. Our security measures could fail to prevent a disruption in the availability of our information systems or our back-up systems could fail to operate properly. Any disruption in the availability of our information systems could adversely affect our results of operations by impairing our ability to efficiently effect transactions.

If we lose key managers or are unable to attract and retain the talent required for our business, our operating results could suffer.

Our future success depends to a significant degree upon the members of our executive management, particularly John Quandahl, who is our Chief Executive Officer. Accordingly, the loss of these services would likely materially and adversely affect our business. We have an employment agreement with Mr. Quandahl effective through March 31, 2013. Nevertheless, we cannot be certain that Mr. Quandahl will continue providing services to us for any particular period of time. Our continued growth will also depend upon our ability to attract and retain additional skilled management personnel. Competition for highly skilled and experienced management is intense and likely to continue and increase. To the extent that we are unable to attract and retain the talent required for our business, our operating results could suffer.

We lack product and business diversification with a customer base primarily in urban areas, which creates a risk that our future revenues and earnings will be susceptible to fluctuations.

Our primary payday business activity is offering and servicing payday loans. We also provide certain related and other services, such as check cashing, money transfers and money orders. The payday segment accounted for approximately 58% of our total revenues in 2011. Our Cricket retail segment accounted for the remaining approximately 42% of our total revenues in 2011. If we are unable to further diversify our business products and services and expand our customer base outside of urban areas, we may experience fluctuations in our revenues and earnings, which may be significant, relating to our payday lending business and wireless cellular sales. Such fluctuations could also result from legal or regulatory changes in one or more jurisdictions, changes in economic conditions in the jurisdictions where we provide services, or result from other risks or adverse events befalling us. Our susceptibility to fluctuations or the actual happening of significant fluctuations in our revenues or earnings could cause our Company to be perceived as a less stable and therefore less attractive investment in general, which would likely negatively affect the market price of our common stock and our ability to obtain additional financing an acceptable terms.

Competition in the retail financial services industry is intense and could cause us to lose market share and revenues.

We believe that the primary competitive factors in the payday loan industry are store location and customer service. We face intense competition in the payday loan industry, and we believe that the payday lending market is becoming more competitive as this industry matures and begins to consolidate. The payday loan industry has low barriers to entry, and new competitors, such as Wal-Mart, may enter the market easily. We currently compete with certain related services, such as overdraft protection offered by traditional financial institutions, and with other payday loan and check cashing stores and other financial service entities and retail businesses that offer payday loans or other similar financial services, as well as a rapidly growing Internet-based payday loan market. Some of our competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby affecting our earnings and potential for growth.

We face significant wireless cellular competition that may reduce our market share and lower our profits.

We face significant competition in the market in which our Cricket wireless division operates. We currently compete with resellers of our size including US Cellular and Metro PCS. We also compete with the four national wireless service providers (AT&T, Sprint Nextel, T-Mobile and Verizon Wireless) and with Walmart’s Straight Talk and Family Mobile plans. Our ability to compete effectively will depend on, among other things, the pricing of Cricket services and equipment, the quality of our customer service, the reach and quality of our sales and distribution channels and our capital resources. It will also depend on how successfully we anticipate and respond to various factors affecting our industry, including new technologies and business models, changes in consumer preferences, demographic trends and economic conditions. Finally, operating solely as a Cricket reseller, we are dependent upon pricing, channel strategies, product supply, credit terms, dealer compensation structure, and up-to-date wireless technologies and infrastructure of Cricket Wireless. If the business of Cricket Wireless itself were to suffer, become threatened or fail to effectively compete against its competitors, our Cricket wireless division would correspondingly be adversely affected, perhaps materially.

Present participants in the wireless industry also faces competition from other communications and technology companies seeking to capture customer revenue and brand dominance with respect to the provision of wireless products and services. For example, Apple Inc. is packaging software applications and content with its handsets, and Google Inc. has developed and deployed an operating system and related applications for mobile devices.

Our results of operations could be adversely affected by higher loan losses resulting from a general economic slowdown or other negative economic conditions such as high unemployment.

Provision for loan losses, net of recoveries, is one of our largest operating expenses, constituting approximately 7.2% of total revenues for the fiscal year ended December 31, 2011, and 4.7% of total revenues for the six months ended June 30, 2012, with payday loan losses comprising most of the losses. Any changes in economic factors that adversely affect our customers, such as an economic downturn or high unemployment, could result in higher loan loss experiences than anticipated, which could in turn adversely affect our loan charge-offs and operating results.

If estimates of our loan losses are not adequate to absorb actual losses, our financial condition and results of operations may be adversely affected.

We maintain an allowance for loan losses at levels to cover the estimated incurred losses in the collection of our loan portfolio outstanding at the end of each applicable period. At the end of each period, management considers recent collection history to develop expected loss rates, which are used to establish the allowance for loan losses. Our allowance for loan losses was $1.0 million at December 31, 2011 and $.9 million at June 30, 2012. Our allowance for loan losses is an estimate, and if actual loan losses are materially greater than our allowance for losses, our financial condition and results of operations could be adversely affected.

Because we maintain a significant supply of cash in our locations, we may experience losses due to employee error and theft.

Because our business requires us to maintain a significant supply of cash in our stores, we are subject to the risk of cash shortages resulting from employee error and theft. We periodically experience employee error and theft in stores, which can significantly increase the operating losses of those stores for the period in which the employee error or theft is discovered. We self-insure for employee error and theft at the store level. If our controls to limit our exposure to employee error and theft at the store level and at our corporate headquarters do not operate effectively or are structured ineffectively, our operating margins could be adversely affected, including by costs associated with increased security and preventative measures.

Failure to achieve and maintain effective internal controls could limit our ability to detect and prevent fraud and thereby adversely affect our business and stock price.

Effective internal controls are necessary for us to provide reliable financial reports. Nevertheless, all internal control systems, no matter how well designed, have inherent limitations. Even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Our most recent evaluation of our internal controls resulted in our conclusion that our disclosure controls and procedures were effective. Our inability to maintain an effective control environment may cause investors to lose confidence in our reported financial information, which could in turn have a material adverse effect on our stock price.

Our reliance on information management and transaction systems to operate our business exposes us to cyber incidents and hacking of our sensitive information if our outsourced service provider experiences a security breach.

Effective information security internal controls are necessary for us to protect our sensitive information from illegal activities and unauthorized disclosure in addition to denial of service attacks and corruption of our data. In addition, we rely on the information security internal controls maintained by our outsourced service provider. Despite utilization of a service provider that maintains the highest level of security around our information systems, the sophistication of hackers continues to increase. Our most recent evaluation of ours and our service providers’ internal controls resulted in a conclusion that our disclosure controls and procedures were effective. Nevertheless, our inability to maintain effective controls or a relationship with an information technology provider that itself maintains effective controls may increase our vulnerability to cyber attacks. Breaches of our information management system could also adversely affect our business reputation and we could be subject to third-party lawsuits relating to the unauthorized disclosure of personal information. Finally, significant information system disruptions could adversely affect our ability to effectively manage operations or reliably report results.

Regular turnover among our location managers and employees makes it more difficult for us to operate our locations and increases our costs of operation.

We experience a relatively stable workforce among our location managers and employees. Turnover interferes with implementation of operating strategies. Increases in our workforce turnover in the future would likely increase our operating pressures and operating costs and could restrict our ability to grow. Additionally, high turnover would create challenges for us in maintaining high levels of employee awareness of and compliance with our internal procedures and external regulatory compliance requirements. In sum, high turnover would increase our training and supervisory costs, and result in decreased earnings with corresponding greater risks of regulatory non-compliance.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist since we became public through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of our Company since, because we became public through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about newly public businesses, there are many people in the securities industry and business in general who view reverse merger transactions with suspicion. This may be the case even though our reverse merger transaction occurred in 2007. Without brokerage firm and analyst coverage, there may be fewer people aware of us and our business, resulting in fewer potential buyers of our securities, less liquidity, and lower stock prices for our investors than would be the case if we had become a public reporting company in a more traditional manner.

Our common stock trades only in an illiquid trading market.

Trading of our common stock is conducted on the OTC Bulletin Board (OTCBB: WCRS). This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

In addition, there has typically been very little trading activity in our common stock. During 2011, the average daily trading volume (as reported by Google Finance) was approximately 5,000 shares with the 52-week trading prices ranging from $0.01 to $0.06 per share. The trade volume was as low as 2,000 shares for all of March and April 2011. During the three-month period ended June 30, 2012, the average daily trading volume was approximately 7,294 shares. The small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Our common stock is a “penny stock,” which may make it difficult to sell shares of our common stock.

Our common stock is categorized as a “penny stock” subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 if we have been operating for at least three years or $5,000,000 if we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock in a public broker’s transaction, if at all, at the times and prices that you feel are fair or appropriate.

There is not now and there may not ever be an active market for shares of our common stock.

In general, there has been minimal trading volume in our common stock. The small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We do not intend to pay dividends on our common stock for the foreseeable future. We will, however, pay dividends on our convertible preferred stock.

When permitted by Minnesota law, we are required to pay dividends to the holders of our Series A Convertible Preferred Stock, each share of which carries a $2.10 stated value. There are 10 million shares of Series A Convertible Preferred Stock issued and outstanding. Our Series A Convertible Preferred Stock entitles its holders to (i) a cumulative 10% dividend, compounded and payable on a quarterly basis; (ii) in the event of a liquidation or dissolution of the Company, a preference in the amount of all accrued but unpaid dividends plus the stated value of such shares, before any payment shall be made or any assets distributed to the holders of any junior securities; (iii) convert their preferred shares into our common stock on a share-for-share basis, subject to adjustment; and (iv) vote their preferred shares on an as-if-converted basis.

We have the right to redeem some or all such preferred shares, at any time upon 60 days’ advance notice, at a per-share price of $3.50 plus accrued but unpaid dividends. Holders of Series A Convertible Preferred Stock have no preemptive or cumulative-voting rights.

We do not anticipate that we will pay any dividends for the foreseeable future on our common stock. Accordingly, any return on an investment in us will be realized only when you sell shares of our common stock. When legally permitted, we must expect to pay dividends to our preferred shareholders.

The 10 million issued and outstanding shares of Series A Convertible Preferred Stock have an aggregate stated value of $21 million. The Company issued these preferred shares to WERCS Inc. on December 31, 2007 in the transaction through which the Company obtained its payday lending business. These preferred shares accrue dividends at 10%, making the annual dividend amount $2.1 million. As of October 3, 2012, there were $5,125,000 of dividend payments in arrears. In the event the Company were to fail to pay the preferred stock dividend after being requested to do so by the preferred shareholders, then, unless the payment would be prohibited under Minnesota law, the preferred shareholders would have a breach-of-contract claim against the Company.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” in this prospectus and the following:

•	changes in federal, state and local laws and regulations governing lending practices, or in the interpretation of such laws and regulations;
•	potential litigation and regulatory actions directed toward our industry in general;
•	our potential need for additional financing in the future;
•	our concentration of revenues in certain states where laws or regulations may change;
•	our historic and current reliance on debt financing, and any potential default under borrowing arrangements;
•	our capital structure, and any attempt by our preferred shareholders to strictly enforce the rights and privileges of their preferred stock relating to dividends and other matters;
•	the ultimate control of our management and our Board of Directors by our controlling shareholder, WCR, LLC;
•	any failure to maintain effective internal controls effective at detecting and preventing fraud;
•	our reliance on information management systems and exposure to cyber incidents;
•	unpredictability in financing markets that could affect our ability finance or grow our business;
•	disruptions in the availability of information systems we use to operate and manage our businesses;
•	competition in the markets in which we operate;
•	our reliance on certain key personnel in the management of our businesses;
•	our relative lack of product and business diversification;
•	general economic conditions and outlook;
•	any failure by us to accurately forecast loan losses;
•	theft, including employee theft;
•	employee and management turnover;
•	the fact that goodwill and other intangible assets represent approximately 58% of our total asset value; and
•	the fact that our common stock is presently thinly traded in an illiquid market.

Some of the statements in this prospectus that are not historical facts are “forward-looking” statements. Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “consider” or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. All forward-looking statements involve both known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements.

We base the forward-looking statements we use or include in this prospectus on current expectations and projections about future events and the information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this prospectus will prove to be accurate. We caution you that the forward-looking statements in this prospectus are only estimates and predictions. Actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national exchange or the Nasdaq Capital Market. Our common stock does not trade on any recognized national exchange or the Nasdaq Capital Market. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

USE OF PROCEEDS

We expect that the gross proceeds from the rights offering will be approximately $4,500,000, and that our offering and related expenses will be approximately $100,000. We intend to use the net proceeds of the rights offering primarily to provide capital to grow our current business through acquisitions and to add new and complementary businesses. If, however, we are unable to identify suitable acquisition targets or are otherwise unable to consummate acquisitions, we may, in our sole discretion, choose to use the net proceeds for working capital and general corporate purposes. In this regard, it is possible that we could determine to pay, or, under certain circumstances, that we may be required to pay, dividends on our preferred stock.

The risk that we could be required under certain circumstances to pay accrued and cumulated dividends on our preferred stock is discussed above in the “Risk Factors” section of this prospectus under the caption “We could use, or be required to use, some of the proceeds of this offering to satisfy our outstanding dividend-payment obligations to our preferred shareholders” (see page 15). In sum, if our preferred shareholders were to insist that we abide by the terms set forth in the Certificate of Designation for our preferred stock, then the net proceeds from this offering (less amounts, if any, determined by our Board of Directors to be necessary for the payment of our liabilities and obligations in the ordinary course) would likely be required to be paid over as a dividend. As of October 3, 2012, accrued dividends on our preferred stock aggregated to $5.125 million. To date, none of our preferred shareholders have indicated to us that they would insist upon strict compliance with the dividend-payment terms of the preferred stock. Nevertheless, none of those shareholders have waived their right to do so.

CAPITALIZATION

The following table describes capitalization as of June 30, 2012, on an actual basis and as adjusted to give effect to the rights offering, assuming gross proceeds from the rights offering of $4,500,000 million and before deducting our estimated offering expenses of $100,000. As-adjusted balances are subject to change based upon final participation in the rights offering. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our unaudited consolidated financial statements and related notes and other financial information in this prospectus.

	As of June 30, 2012
	Actual	As Adjusted (assuming the sale of 50% of the offered shares)	As Adjusted (assuming the sale of 100% of the offered shares)
	(in thousands)
Cash and cash equivalents	$1,762,704	4,012,704	6,262,704
Current liabilities:
Accounts payable	2,301,110	2,301,110	2,301,110
Current portion long-term debt	558,412	558,412	558,412
Preferred dividends payable	4,600,000	4,600,000	4,600,000
Deferred revenue	287,718	287,718	287,718
Total current liabilities	7,747,240	7,747,240	7,747,240
Long-term liabilities:
Notes payable, long-term	1,200,000	1,200,000	1,200,000
Deferred income taxes	642,000	642,000	642,000
Total long-term liabilities	1,842,000	1,842,000	1,842,000
Total liabilities	9,589,240	9,589,240	9,589,240
Shareholders’ Equity:
Series A Convertible Preferred Stock 10% cumulative dividends, $0.01 par value, $2.10 stated value, 10,000,000 shares authorized, issued and outstanding	100,000	100,000	100,000
Common stock no par value, 240,000,000 shares authorized, 5,397,780 shares issued and outstanding	—	—	—
Additional paid-in capital	17,914,543	20,164,543	22,414,543
Accumulated deficit	(5,830,687)	(5,830,687)	(5,830,687)
Total shareholders’ equity	12,183,856	14,433,856	16,683,856
Total capitalization	$21,773,096	24,023,096	26,273,096

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant uncertainties. Our actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors, including those discussed in “Risk Factors” elsewhere in this report. For further information, see “Risk Relating to Forward-Looking Statements” above.

OVERVIEW

We provide (through Wyoming Financial Lenders, Inc.) retail financial services to individuals primarily in the midwestern and southwestern United States. These services include non-recourse cash advance loans and installment loans, check cashing and other money services, including title loans. At the close of business on June 30, 2012, we owned and operated 52 stores in nine states, including Colorado, Iowa, Kansas, Nebraska, North Dakota, South Dakota, Utah, Wisconsin and Wyoming.

We provide short-term consumer loans — known as “payday” or “cash advance” loans — in amounts that typically range from $100 to $500. Payday loans provide customers with cash in exchange for a promissory note with a maturity of generally two to four weeks and the customer’s post-dated personal check for the aggregate amount of the cash advanced, plus a fee. The fee varies from state to state, based on applicable regulations, and generally ranges from $15 to $22 for each whole or partial increment of $100 borrowed. To repay the cash advance loan, a customer may pay with cash, in which case their personal check is returned to them, or allow the check to be presented to the bank for collection. Installment loans provide customers with cash in exchange for a promissory note with a maturity of generally three to six months. The fee and interest rate on installment loans vary based on applicable regulations. Like cash advance or payday loans, installment loans are unsecured. All of our payday loans, installment loans and other services are subject to state regulations (which vary from state to state), federal regulations and local regulation, where applicable.

We also operate (through PQH Wireless, Inc.) Cricket Wireless retail stores as an authorized dealer of Cricket Wireless products and services. Authorized dealers are permitted to sell the Cricket line and generally locate their store operations in areas with a strong potential customer base where Cricket does not maintain a corporate storefront. These locations are generally within the urban core or surrounding areas of a community. We are an authorized premier Cricket dealer, and as such, we are only permitted to sell the Cricket line of prepaid cellular phones at our Cricket retail stores. As of June 30, 2012, we operated 50 Cricket wireless retail stores in 14 states (Arizona, Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Missouri, Nebraska, Ohio, Oklahoma, Oregon, Texas and Washington).

Our expenses primarily relate to the operations of our various stores. The most significant expenses include salaries and benefits for our store employees, phones and accessories, provisions for payday loan losses and occupancy expenses for our leased real estate. Our other significant expenses are general and administrative, which includes compensation of employees, professional fees for accounting, audit and legal services, and management/consulting fees.

With respect to our cost structure, phone and accessory cost of sales and salaries and benefits are two of our largest costs and are driven primarily by the number of storefronts operated throughout the period and seasonal fluctuation in sales volumes. Occupancy costs make up our third largest expense item. Our provision for losses is also a significant expense. We have experienced seasonality in our Cricket operations, with the first and fourth quarters typically being our strongest periods as a result of broader economic factors, such as holiday spending habits at the end of each year and income tax refunds during the first quarter.

We evaluate our stores based on revenue growth, gross profit contributions and loss ratio (which, for the payday segment, is losses as a percentage of revenues), with consideration given to the length of time the storefront has been open and its geographic location. We evaluate changes in comparable storefront financial and other measures on a routine basis to assess operating efficiency. We define comparable storefronts as those that are open during the full periods for which a comparison is being made. For example, comparable storefronts for the annual analysis we undertook as of December 31, 2011 have been open at least 24 months on that date. We monitor newer storefronts for their progress toward profitability and rate of loan growth or units sold.

The payday loan industry is significantly affected by legislation and regulation in the various states and nationally. We actively monitor and evaluate legislative and regulatory initiatives in each of the states and nationally, and are involved with the efforts of the various industry lobbying efforts. To the extent that states enact legislation or regulations that negatively impacts payday lending, whether through preclusion, fee reduction or loan caps, our business could be adversely affected. In Nebraska, legislation was introduced in 2008 (but did not advance) to ban all cash advance or payday loans in Nebraska. Despite the defeat of this legislation, since we derived approximately 28% of our 2011 total payday segment revenues in Nebraska, any subsequent attempts to pass similar legislation in Nebraska, or other legislation that would restrict our ability to make cash advance loans in Nebraska, would pose significant risks to our business.

With payday loan industry growth and fragmentation, we believe there are opportunities to grow our business, primarily through acquisitions as opposed to organic growth. We continually evaluate opportunities in numerous states in which we currently operate and evaluate the regulatory environment and market potential in the various states in which we currently do not have stores. In addition to expanding our geographic reach, our strategic expansion plans also involve the expansion and diversification of our product and service offerings. For this reason, we have focused, and will continue to focus, a significant amount of time and resources on the development of our Cricket Wireless retail stores. We will also explore growth opportunity through the conversion (or partial conversion) of payday stores into pawn stores. We believe that successful expansion, both geographically and product- and service-wise, will help to mitigate the regulatory and economic risk inherent in our business by making us less reliant on (i) cash advance lending alone and (ii) any particular aspect of our business that concentrated geographically.

We have 10,000,000 shares of Series A Convertible Preferred Stock (10% cumulative dividends, $0.01 par value, $2.10 stated value) authorized, issued and outstanding. One-fourth of the $2.1 million annual preferred dividend accrues each quarter, whether paid or not. Our Board of Directors votes to approve payment of dividends when appropriate and as permitted by Minnesota law. The dividend can be paid either in cash or in shares of our common stock at the discretion of the preferred shareholder. This preferred dividend is included in the net income or loss available to common shareholders. As a result, we had a net loss available to common shareholders in 2011 and 2010.

Our obligation to pay preferred dividends significantly impacts our cash flow and our ability to grow through acquisitions, which is the most significant way in which we expect to grow. For instance, our use of cash in satisfaction of the dividend-payment obligations would prevent us from using that cash as part of acquisition transactions. The present condition of the credit markets available to businesses in our industry also makes it difficult for us to surmount this obstacle through borrowing. In addition, our use of cash in satisfaction of the dividend-payment obligations would require us to manage our cash in ways that we will ensure the availability of cash for lending to our payday loan customers during the fall and winter months, which is typically the busiest time of year for payday lending.

The preferred dividend obligation also significantly affects our net income available to common shareholders. For example, absent the 2011 preferred dividend of $2.1 million, our net income available to common shareholders would have been approximately $1.44 million. For this reason, we are continuing to explore ways in which we may be able to retire or redeem the Series A Convertible Preferred Stock. During 2011, we had engaged in discussions with WCR, LLC regarding the conversion of preferred stock on terms more favorable than those contained in the Certificate of Designation for the preferred stock, but we were unable to reach a definitive agreement in this regard. It is difficult for us to forecast what success, if any, we may have in this endeavor since the preferred shareholders are not obligated to surrender their shares, exchange them, or engage in any sort of recapitalization transaction.

RESULTS OF OPERATIONS:
THREE MONTHS ENDED JUNE 30, 2012 COMPARED TO THREE MONTHS ENDED
JUNE 30, 2011

For the three-month period ended June 30, 2012, net income was $.35 million compared to net income of $.27 million for the three months ended June 30, 2011. During the three months ended June 30, 2012, income from operations before income taxes was $.57 million compared to $.43 million for the three months ended June 30, 2011. Year over year, we operated one additional payday store and 21 additional Cricket storefronts. The major components of revenues, store expenses, general and administrative expenses, and income tax expense are discussed below.

Revenues

The following table summarizes our revenues for the three months ended June 30, 2012 and 2011, respectively:

	Three Months Ended June 30,		% Change Year Over Year	Three Months Ended June 30,
	2012	2011		2012	2011
				(percentage of revenues)
Payday loan fees	$2,351,757	$2,169,854	8.4%	39.7%	53.8%
Phones and accessories	1,628,329	808,948	101.3%	27.5%	20.0%
Cricket service fees	1,483,342	440,224	237.0%	25.0%	10.9%
Installment interest income	248,156	126,168	96.7%	4.2%	3.1%
Check cashing fees	146,595	154,603	(5.2)%	2.4%	3.8%
Other income and fees	69,790	340,285	(79.5)%	1.2%	8.4%
Total	$5,927,969	$4,040,082	46.7%	100.0%	100.0%

Revenues totaled $5.93 million for the three months ended June 30, 2012, compared to $4.04 million for the three months ended June 30, 2011. The increase in total revenues resulted primarily from higher Cricket division revenue which can be attributed to our recent acquisitions. During the three-month periods ended June 30, 2012 and 2011, we originated approximately $16.60 million and $16.23 million in cash advance loans, respectively. Our average cash advance loan (including fees) totaled approximately $381 and $378 during the three-month periods ended June 30, 2012 and 2011, respectively. Our average fee for the three- month periods ended June 30, 2012 and 2011 was $55.

Store Expenses

The following table summarizes our store expenses for the three months ended June 30, 2012 and 2011, respectively:

	Three Months Ended June 30,		% Change Year Over Year	Three Months Ended June 30,
	2012	2011		2012	2011
				(percentage of revenues)
Store Expenses:
Salaries and benefits	$1,605,796	$1,033,563	55.4%	27.0%	25.5%
Phone and accessories cost of sales	1,095,938	433,344	152.9%	18.5%	10.7%
Occupancy	559,443	395,934	41.3%	9.4%	9.8%
Provisions for loan losses	356,118	275,216	29.4%	6.0%	6.8%
Advertising	80,259	83,287	(3.6)%	1.4%	2.1%
Depreciation	70,680	62,931	12.3%	1.2%	1.6%
Amortization of intangible assets	56,846	113,043	(49.7)%	1.0%	2.8%
Other	771,458	512,041	50.7%	13.0%	12.7%
	$4,596,538	$2,909,359	58.0%	77.5%	72.0%

As the table above demonstrates, total expenses associated with store operations for the three months ended June 30, 2012 were $4.60 million, compared to $2.91 million for the three months ended June 30, 2011, or a 58.0% increase for the interim periods. The major components of these expenses are salaries and benefits for our store employees, provision for loan losses, costs of sales for phones and accessories, occupancy costs relating to our store leaseholds, advertising expenses, depreciation of store equipment and leasehold improvements, amortization of intangible assets and other expenses associated with store operations.

Overall, our most significant store expenses for the three months ended June 30, 2012 and 2011 related to phone and accessory costs, salaries and benefits for our store employees, occupancy costs and provision for loan losses. A discussion and analysis of the various components of our store expenses appears below.

Salaries and Benefits.  Payroll and related costs at the store level were $1.61 million compared to $1.03 million for the three-month periods ended June 30, 2012 and 2011, respectively.

Phone and Accessories Cost of Sales.  For the three months ended June 30, 2012, our costs of sales were $1.10 million compared to $.43 million for the same period in 2011. The increase in our Cricket Wireless segment phone and accessory costs resulted from operating additional storefronts in 2012 and from a change in the structure of dealer compensation from Cricket, which change decreased our margins while increasing fees to dealers.

Occupancy Costs.  Occupancy expenses, consisting mainly of store leases, were $.56 million for the three months ended June 30, 2012 versus $.40 million for the three months ended June 30, 2011.

Provisions for Loan Losses.  For the three months ended June 30, 2012, our provisions for loan losses were $.36 million compared to $.28 million for the three months ended June 30, 2011. Our provisions for loan losses represented approximately 13.8% and 12.2% of our loan fee revenue for the three months ended June 30, 2012 and 2011, respectively. The increase can be attributed to our introduction of an installment loan product which has higher loss rates than payday loans. Due to the inability to foretell the scope and duration of the current economic recovery, there exists uncertainty in how significant our total 2012 loan losses may or may not be and how they may differ from 2011.

Advertising.  Advertising and marketing expenses remained consistent at $.08 million for the three months ended June 30, 2012 and 2011. In general, we expect that our marketing and advertising expenses for 2012 to remain consistent.

Depreciation.  Depreciation, relating to store equipment and leasehold improvements, increased to $.07 million for the three months ended June 30, 2012 compared to $.06 million for the three months ended June 30, 2011.

Amortization of Intangible Assets.  Amortization of intangible assets decreased to $.06 million for the three months ended June 30, 2012 from $.11 million for the three months ended June 30, 2011.

Other Store Expenses.  Other expenses increased to $.77 million for the three months ended June 30, 2012 from $.51 million for the three months ended June 30, 2011.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the three months ended June 30, 2012 and 2011, respectively:

	Three Months Ended June 30,		% Change Year Over Year	Three Months Ended June 30,
	2012	2011		2012	2011
				(percentage of revenues)
General & Administrative Expenses:
Salaries and benefits	$429,354	$405,888	5.8%	7.2%	10.0%
Depreciation	5,614	5,688	(1.3)%	0.1%	0.1%
Interest expense	51,267	63,573	(19.4)%	0.9%	1.6%
Other expense	274,445	224,859	22.1%	4.6%	5.6%
	$760,680	$700,008	8.7%	12.8%	17.3%

Total general and administrative costs for the three months ended June 30, 2012 were $.76 million compared to $.70 million for the period ended June 30, 2011. For the three months ended June 30, 2012, the major components of these costs were salaries and benefits for our corporate headquarters operations and executive management, interest expense, and other general and administrative expenses. A discussion and analysis of the various components of our general and administrative costs appears below:

Salaries and Benefits.  Salaries and benefits expenses for the three months ended June 30, 2012 were $.43 million, a $.02 million increase from the $.41 million in such expenses during period ended June 30, 2011.

Interest.  Interest expense for the three months ended June 30, 2012 was $.05 million compared to $.06 million for the three months ended June 30, 2011.

Other General and Administrative Expenses.  Other general and administrative expenses, such as professional fees, management and consulting fees, utilities, office supplies, and other minor costs associated with corporate headquarters activities, increased $.05 million to $.27 million for the three months ended June 30, 2012 compared to $.22 million from the three months ended June 30, 2011.

Income Tax Expense

Income tax expense for the three months ended June 30, 2012 was $.22 million compared to income tax expense of $.16 million for the three months ended June 30, 2011, an effective rate of 38% and 37%, respectively.

RESULTS OF OPERATIONS:
SIX MONTHS ENDED JUNE 30, 2012 COMPARED TO SIX MONTHS ENDED JUNE 30, 2011

For the six-month period ended June 30, 2012, net income was $1.14 million compared to net income of $.68 million for the six months ended June 30, 2011. During the six months ended June 30, 2012, income from operations before income taxes was $1.86 million compared to $1.10 million for the six months ended June 30, 2011. The major components of revenues, store expenses, general and administrative expenses, and income tax expense are discussed below.

Revenues

The following table summarizes our revenues for the six months ended June 30, 2012 and 2011, respectively:

	Six Months Ended June 30,		% Change Year Over Year	Six Months Ended June 30,
	2012	2011		2012	2011
				(percentage of revenues)
Payday loan fees	$4,659,658	$4,495,601	3.6%	34.7%	49.5%
Phones and accessories	4,370,025	2,395,863	82.4%	32.5%	26.4%
Cricket service fees	3,478,367	994,920	249.6%	25.9%	10.9%
Installment interest income	444,665	126,168	252.4%	3.3%	1.4%
Check cashing fees	342,407	387,145	(11.6)%	2.5%	4.3%
Other income and fees	149,617	679,016	(78.0)%	1.1%	7.5%
Total	$13,444,739	$9,078,713	48.1%	100.0%	100.0%

Revenues totaled $13.4 million for the six months ended June 30, 2012, compared to $9.08 million for the six months ended June 30, 2011. The increase in total revenues resulted primarily from higher Cricket division revenue which can be attributed to our recent acquisitions. During the six-month periods ended June 30, 2012 and 2011, we originated approximately $32.37 million and $31.45 million in cash advance loans, respectively. Our average loan (including fees) totaled approximately $382 and $378 during the six- month periods ended June 30, 2012 and 2011, respectively. Our average fee for each of the six-month periods ended June 30, 2012 and 2011 was $55.

Store Expenses

The following table summarizes our store expenses for the six months ended June 30, 2012 and 2011, respectively:

	Six Months Ended June 30,		% Change Year Over Year	Six Months Ended June 30,
	2012	2011		2012	2011
				(percentage of revenues)
Store Expenses:
Salaries and benefits	$3,293,188	$2,145,608	53.5%	24.5%	23.6%
Phone and accessories cost of sales	2,931,013	1,391,241	110.7%	21.8%	15.3%
Occupancy	1,111,751	813,997	36.6%	8.3%	9.0%
Provisions for loan losses	632,508	454,089	39.3%	4.7%	5.0%
Advertising	157,380	164,887	(4.6)%	1.2%	1.8%
Depreciation	139,925	127,024	10.2%	1.0%	1.4%
Amortization of intangible assets	116,247	228,648	(49.2)%	0.9%	2.5%
Other	1,523,736	1,122,018	35.8%	11.3%	12.4%
	$9,905,748	$6,447,512	53.6%	73.7%	71.0%

As the table above demonstrates, total expenses associated with store operations for the six months ended June 30, 2012 were $9.91 million, compared to $6.45 million for the six months ended June 30, 2011, or a 53.6% increase for the interim periods. The major components of these expenses are salaries and benefits for our store employees, provision for loan losses, costs of sales for phones and accessories, occupancy costs relating to our store leaseholds, advertising expenses, depreciation of store equipment and leasehold improvements, amortization of intangible assets and other expenses associated with store operations.

Overall, our most significant store expenses for the six months ended June 30, 2012 and 2011 related to phone and accessory costs, salaries and benefits for our store employees, occupancy costs and provision for loan losses. A discussion and analysis of the various components of our store expenses appears below.

Salaries and Benefits.  Payroll and related costs at the store level were $3.29 million compared to $2.15 million for the six-month periods ended June 30, 2012 and 2011, respectively.

Phone and Accessories Cost of Sales.  For the six months ended June 30, 2012, our costs of sales were $2.93 million compared to $1.39 million for the same period in 2011. The increase in our Cricket Wireless segment phone and accessory costs resulted from operating additional storefronts in 2012 and from a change in the structure of dealer compensation from Cricket, which change decreased our margins while increasing fees to dealers.

Occupancy Costs.  Occupancy expenses, consisting mainly of store leases, were $1.11 million for the six months ended June 30, 2012 versus $.81 million for the six months ended June 30, 2011.

Provisions for Loan Losses.  For the six months ended June 30, 2012, our provisions for loan losses were $.63 million compared to $.45 million for the six months ended June 30, 2011. Our provisions for loan losses represented approximately 12.4% and 9.8% of our loan fee revenue for the six months ended June 30, 2012 and 2011, respectively. The increase can be attributed to our introduction of an installment loan product which has higher default rates than payday loans. Due to the inability to foretell the scope and duration of the current economic recovery, there exists uncertainty in how significant our total 2012 loan losses may or may not be and how they may differ from 2011.

Advertising.  Advertising and marketing expenses remained consistent at $.16 million for each of the six months ended June 30, 2012 and 2011. In general, we expect that our marketing and advertising expenses for 2012 will remain consistent.

Depreciation.  Depreciation, relating to store equipment and leasehold improvements, increased to $.14 million for the six months ended June 30, 2012 compared to $.13 million for the six months ended June 30, 2011.

Amortization of Intangible Assets.  Amortization of intangible assets decreased from $.23 million for the six months ended June 30, 2011 to $.17 million for the six month ended June 30, 2012.

Other Store Expenses.  Other expenses increased to $1.52 million for the six months ended June 30, 2012 from $1.12 million for the six months ended June 30, 2011.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the six months ended June 30, 2012 and 2011, respectively:

	Six Months Ended June 30,		% Change Year Over Year	Six Months Ended June 30,
	2012	2011		2012	2011
				(percentage of revenues)
General & Administrative Expenses:
Salaries and benefits	$957,086	$851,815	12.4%	7.1%	9.4%
Depreciation	11,106	9,708	14.4%	0.1%	0.1%
Interest expense	129,388	156,765	(17.5)%	1.0%	1.7%
Other expense	578,618	514,829	12.4%	4.3%	5.7%
	$1,676,198	$1,533,117	9.3%	12.5%	16.9%

Total general and administrative costs for the six months ended June 30, 2012 were $1.68 million compared to $1.53 million for the period ended June 30, 2011. For the six months ended June 30, 2012, the major components of these costs were salaries and benefits for our corporate headquarters operations and executive management, interest expense, and other general and administrative expenses. A discussion and analysis of the various components of our general and administrative costs appears below:

Salaries and Benefits.  Salaries and benefits expenses for the six months ended June 30, 2012 were $.96 million, a $.11 million increase from the $.85 million in such expenses during period ended June 30, 2011

Interest.  Interest expense for the six months ended June 30, 2012 was $.13 million compared to $.16 million for the six months ended June 30, 2011.

Other General and Administrative Expenses.  Other general and administrative expenses, such as professional fees, management and consulting fees, utilities, office supplies, and other minor costs associated with corporate headquarters activities, increased $.07 million to $.58 million for the six months ended June 30, 2012 compared to $.51 million from the six months ended June 30, 2011.

Income Tax Expense

Income tax expense for the six months ended June 30, 2012 was $.72 million compared to income tax expense of $.42 million for the six months ended June 30, 2011, an effective rate of 39% and 38%, respectively.

RESULTS OF OPERATIONS:
YEAR ENDED DECEMBER 31, 2011 COMPARED TO YEAR ENDED DECEMBER 31, 2010

For the year ended December 31, 2011, net income was $1.44 million compared to a net income of $1.35 million in 2010. Income from continuing operations before income taxes was $2.32 million in 2011 compared to $2.10 million in 2010. The major components of each of revenues, store expenses, general and administrative expenses, total operating expenses and income tax expense are discussed below.

Revenues

Revenues totaled $19.49 million in 2011 compared to $17.98 million in 2010, an increase of $1.51 million or 8.40%. The increase in total revenues resulted primarily from the following factors impacting the Cricket Wireless division: an increase in the number of Cricket storefronts in the last four months of 2011 compared to 2010 and a higher per unit selling price of phones. We originated approximately $67.5 million in payday loans during 2011 compared to $71.88 million in payday loans during the prior year. The average loan (including fee) totaled $382 in 2011 versus $367 in the prior year. Our average fee for 2011 was $55 compared to $54 for 2010. We closed four payday storefronts in Montana late in the fourth quarter of 2010 because of recent state legislation. Revenues from Cricket phone sales totaled $4.59 million in 2011 compared to $4.09 million in 2010. Cricket service fee revenue totaled $3.74 million in 2011 compared to $1.42 million in 2010, an increase related primarily to a change in dealer compensation arrangement in 2011. We had 49 Cricket retail storefronts open and operating during at least some part of fiscal 2011 compared to 37 storefronts during fiscal 2010. During 2011, we added 18 Cricket storefronts and closed four. In comparison, during 2010, we added four Cricket storefronts and closed six. Other revenues, including installment interest income, check cashing, title loans, service change fees and other sources, totaled $1.50 million and $1.86 million for 2011 and 2010, respectively.

The following table summarizes our revenues:

	Year Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
			(percentage of revenues)
Payday loan fees	$9,663,130	$10,607,136	49.6%	59.0%
Phones and accessories	4,585,584	4,094,049	23.5%	22.8%
Cricket service fees	3,741,495	1,419,446	19.2%	7.9%
Installment interest income	538,273	—	2.8%	—
Check cashing fees	682,094	739,733	3.5%	4.1%
Other income and fees	277,344	1,118,083	1.4%	6.2%
Total	$19,487,920	$17,978,447	100%	100%

We expect that our sources of revenue for 2012 may continue to diversify as we continue to improve and increase sales in our Cricket retail operations and look to open new Cricket retail and pawn storefronts.

Store Expenses

Total expenses associated with store operations for 2011 were $14.10 million compared to $12.90 million for 2010, an increase of $1.20 million or 9.30%. The major components of these expenses are salaries and benefits for our store employees, provision for loan losses, costs of sales for phones and accessories, occupancy costs primarily relating to our store leaseholds, advertising expenses, depreciation of store equipment, amortization of intangible assets and other expenses associated with store operations.

Overall, our most significant increases in store expenses from 2011 to 2010 related to salaries and benefits for our store employees, the provision for loan losses, and phones and accessories. Our most significant decrease in store expenses over that same period relates to our costs of occupancy. A discussion and analysis of the various components of our store expenses appears below.

Salaries and Benefits.  Payroll and related costs at the store level were $4.70 million in 2011 compared to $4.58 million in 2010, an increase of $.13 million. This increase is a result of an increase in the number of storefronts operating throughout 2011. As a result of additional Cricket retail storefronts in 2011, we expect that salaries and benefits for 2012 will increase because the additional storefronts will be operating the entire year. Our salaries and benefits expenses will further increase if we add additional storefronts in 2012.

Provisions for Loan Losses.  Our provision for losses for 2011 totaled $1.40 million and $1.28 million for 2010. Our provision for loan losses as a percentage of loan fee revenue was 14.5% during 2011 versus 12.1% during 2010. The less favorable loss ratio is due primarily to higher loss percentages with installment lending. Due to our inability to foretell the speed and scope of the current economic recovery or the economy in general, we believe there are currently uncertainties in what loan losses for 2012 may be.

Phone and Accessories Cost of Sales.  The increase in our Cricket Wireless phone and accessory revenues resulted in corresponding increase in costs of sales. For the year ended December 31, 2011, our costs of sales were $2.86 million compared to $1.71 million in 2010. Also contributing to the increase was a 2011 change in the dealer compensation arrangement with Cricket that resulted in lower margins, partially offset by increased fees income.

Occupancy Costs.  Occupancy expenses, consisting primarily of store leases were $1.69 million during 2011 compared to $1.85 million in 2010, a decrease of $.16 million primarily resulting from a higher number of storefront days (number of storefronts times days leased for year) in 2010 compared to 2011. Occupancy expenses as a percentage of revenues decreased from 10.3% in 2010 to 8.65% in 2010.

Advertising.  Advertising and marketing related expense was $.33 million in 2011 compared to $.36 million in 2010. We believe that our advertising expenses in 2012 may increase slightly over those in 2011, mainly as a result of the need to increase advertisement of our Cricket wireless cellular segment and for pawn stores we open in 2012.

Depreciation.  Depreciation decreased by $.01 million in 2011. Depreciation was $.27 million for 2011 and $.28 million for 2010.

Amortization of Intangible Assets.  Amortization of the customer relationship and other intangible assets was $.44 million for 2011 and $.52 million for 2010. This has been decreasing as intangibles become fully amortized.

Other Store Expenses.  Other store expenses increased from $2.33 million in 2010 to $2.42 million in 2011. Other store expenses include bank fees, collection costs, repair and maintenance, supplies, telephone, utilities and network lines, and others. The increase in these expenses during 2011 was primarily due to increased supplies related to our Cricket store acquisitions.

General and Administrative Expenses

Total general and administrative costs for 2011 were $3.07 million compared to $2.98 million for 2010. The major components of these costs for 2011 are salaries and benefits for our corporate headquarters operations and executive management, interest expense, and other general and administrative expenses.

Salaries and Benefits.  Salaries and benefits expenses for 2011 were $1.74 million compared to $1.53 million for 2010, with the increase being mainly attributable to an increase in the management bonus pool established pursuant to the employment agreement with the Company’s CEO. The Company expects that during 2012 salaries and benefits expenses associated with executive management and corporate headquarters will remain consistent with their 2011 levels.

Interest Expense.  The Company had $.29 million of interest expense in 2011 compared to $.41 million in 2010, a 29.3% decrease due to a reduction in notes payable balances.

Other General and Administrative Expenses.  Other general and administrative expenses, such as professional fees, management/consulting fees, utilities, office supplies, and other minor costs associated with corporate headquarters activities were $1.01 million in 2011 compared to $1.03 million during 2010. The decrease in these expenses is mainly attributable to a decrease in nonrecurring professional fees, partially offset by management/consulting fees.

Total Operating Expenses

Total operating expenses for 2011 and 2010 were $17.17 million and $15.88 million, respectively. We anticipate our total operating expenses in 2012 to increase compared to 2011 due to the increase in number of storefronts during 2011 and 2012.

Income Tax Expense

Income tax expense on continuing operations increased to $.88 million in 2011 compared to $.75 million in 2010 for an effective rate of 38% and 36%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Summary cash flow data is as follows:

	Six Months Ended June 30,
	2012	2011
Cash flows provided (used) by:
Operating activities	$1,883,075	$680,739
Investing activities	(575,803)	(84,123)
Financing activities	(1,454,010)	(1,363,759)
Net increase (decrease) in cash	(146,738)	(767,143)
Cash, beginning of period	1,909,442	2,092,386
Cash, end of period	$1,762,704	$1,325,243

At June 30, 2012, we had cash of $1.76 million compared to cash of $1.91 million on December 31, 2011. We believe that our available cash, combined with expected cash flows from operations will be sufficient to fund our liquidity and capital expenditure requirements through June 30, 2013. Our expected short-term uses of available cash include the funding of operating activities (including anticipated increases in payday loans), the financing of expansion activities, including new store openings or store acquisitions and the repayment of long-term debt.

Because of the constant threat of regulatory changes to the payday lending industry, we believe it will be difficult for us to obtain debt financing from traditional financial institutions. Financing we may obtain from alternate sources is likely to involve higher interest rates.

On October 18, 2011, we entered into a borrowing arrangement with River City Equity, Inc. and delivered a related long-term promissory note in favor of River City Equity. The borrowing arrangement allows us to borrow up to $2,000,000 at an interest rate of 12% per annum, with interest payable on a monthly basis. The note matures on September 30, 2013, on which date all unpaid principal and accrued but unpaid interest thereon is due and payable. The note includes a prepayment penalty and, under certain circumstances, permits River City Equity to obtain a security interest in all of the Company’s assets. As of October 3, 2012, $1,550,000 had been advanced under this arrangement.

Our overall cash and liquidity position has been significantly enhanced by the past and current willingness of the holders of our Series A Convertible Preferred Stock to not insist that the Company pay dividends to those shareholders to the greatest extent permitted by Minnesota state law. Minnesota state law indicates that a corporation can only pay a dividend in circumstances where the corporation will be able to pay its debts in the ordinary course of business after making the dividend. If our preferred shareholders were to insist that the Company pay dividends to the greatest extent permitted by state law (as required by the terms of the preferred stock), our liquidity position would likely be negatively affected, perhaps materially, such that we would be required to arrange for or engage in additional borrowing to ensure that we would have capital available to fund cash advance loans and otherwise.

CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America applied on a consistent basis. The preparation of these financial statements requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis. We base these estimates on the information currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary materially from these estimates under different assumptions or conditions.

Our significant accounting policies are discussed in Note 1, “Nature of Business and Summary of Significant Accounting Policies,” of the notes to our consolidated financial statements included in this prospectus. We believe that the following critical accounting policies affect the more significant estimates and assumptions used in the preparation of our consolidated financial statements:

Loans Receivable Allowance

We maintain a loan loss allowance for anticipated losses for our payday, installment and title loans. To estimate the appropriate level of the loan loss allowance, we consider the amount of outstanding loans owed to us, historical loans charged off, current and expected collection patterns and current economic trends. Our current loan loss allowance is based on our net write offs, typically expressed as a percentage of loan amounts originated for the last 24 months applied against the principal balance of outstanding loans that we write off. We also periodically perform a look-back analysis on our loan loss allowance to verify the historical allowance established tracks with the actual subsequent loan write-offs and recoveries. We are aware that as conditions change, we may also need to make additional allowances in future periods.

Included in loans receivable are payday loans that are currently due or past due and payday loans that have not been repaid. This generally is evidenced where a customer’s personal check has been deposited and the check has been returned due to non-sufficient funds in the customer’s account, a closed account, or other reasons. Also included in loans receivable are current and delinquent installment and title loans. Loans are carried at cost less the loans receivable allowance. We do not specifically reserve for any individual loan. We aggregate loan types for purposes of estimating the loss allowance using a methodology that analyzes historical portfolio statistics and management’s judgment regarding recent trends noted in the portfolio. This methodology takes into account several factors, including the maturity of the store location and charge-off and recovery rates. We utilize a software program to assist with the tracking of its historical portfolio statistics. As a result of the Company’s collection efforts, it historically writes off approximately 42% of the returned items. Based on days past the check return date, write-offs of returned items historically have tracked at the following approximate percentages: 1 to 30 days — 42%; 31 to 60 days — 66%; 61 to 90 days — 82%; 91 to 120 days — 88%; and 121 to 180 days — 90%. All returned items are charged-off after 180 days, as collections after that date have not been significant. The loan loss allowance is reviewed monthly and any adjustment to the loans receivable allowance as a result of historical loan performance, current and expected collection patterns and current economic trends is recorded.

At December 31, 2011 and 2010, and June 30, 2012, our outstanding loans receivable aging was as follows:

	Payday and Title Loans December 31		Installment Loans December 31		Total December 31
	2011	2010	2011	2010	2011	2010
current	$4,373,000	$4,398,000	$253,000	$144,000	$4,626,000	$4,542,000
1 – 30	213,000	276,000	84,000	—	297,000	276,000
31 – 60	189,000	234,000	31,000	—	220,000	234,000
61 – 90	186,000	209,000	37,000	—	223,000	209,000
91 – 120	171,000	220,000	—	—	171,000	220,000
121 – 150	189,000	227,000	—	—	189,000	227,000
151 – 180	163,000	201,000	—	—	163,000	201,000
	5,484,000	5,765,000	405,000	144,000	5,889,000	5,909,000
Allowance for losses	(942,000)	(1,161,000)	(59,000)	(4,000)	(1,001,000)	(1,165,000)
	$4,542,000	$4,604,000	$346,000	$140,000	$4,888,000	$4,744,000

	Payday and Title Loans June 30, 2012	Installment Loans June 30, 2012	Total June 30, 2012
	2012	2012	2012
current	$3,975,024	$269,896	$4,244,920
1 – 30	300,651	64,644	365,295
31 – 60	190,390	40,809	231,199
61 – 90	153,048	49,610	202,658
91 – 120	126,675	—	126,675
121 – 150	136,948	—	136,948
151 – 180	159,401	—	159,401
	5,042,137	424,959	5,467,096
Allowance for losses	(852,000)	(53,000)	(905,000)
	$4,190,137	$371,959	$4,562,096

A rollforward of our loans receivable allowance for the years ended December 31, 2011 and 2010 is as follows:

	Year Ended December 31,
	2011	2010
Loans receivable allowance, beginning of year	$1,165,000	$1,237,000
Provision for loan losses charged to expense	1,397,000	1,280,000
Charge-offs, net	(1,561,000)	(1,352,000)
Loans receivable allowance, end of year	$1,001,000	$1,165,000

Valuation of Long-lived and Intangible Assets

The Company assesses the possibility of impairment of long-lived and intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that could trigger an impairment review include significant underperformance relative to expected historical or projected future cash flows, significant changes in the manner of use of acquired assets or the strategy for the overall business, and significant negative industry events or trends. In addition, we conduct an annual goodwill impairment test as of October 1 each year. W e assess our goodwill for impairment at the reporting unit level by applying a fair value test. This fair value test involves a two-step process. The first step is to compare the carrying value of our net assets to our fair value. If the fair value is determined to be less than the carrying value, a second step is performed to measure the amount of the impairment, if any.

A reporting unit is an operating segment, or under certain circumstances, a component of an operating segment that constitutes a business. Our reporting units consist of multiple state and multi-state based operations and therefore the cessation of operations in any particular state does not imply that goodwill for the relevant reporting unit will be impaired.

Due to the effect of our capital structure involving preferred stock and related cumulative preferred dividends, the market capitalization approach of valuing the reporting unit as a whole is not practical. The discounted future cash flows method is utilized in estimating value. When estimated future cash flows are less than the carrying value of the net assets and related goodwill, an impairment test is performed to measure and recognize the amount of the impairment loss, if any. Impairment losses, which are limited to the carrying value of goodwill, represent the excess of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill.

In determining the estimated future discounted cash flows, we consider current and projected future levels of income, as well as strategic plans, business trends, prospects, and market and economic conditions. Impairment tests involve the use of judgments and estimates related to the fair market value of the business operations with which goodwill is associated, taking into consideration both historical operating performance and anticipated financial position and future earnings. We believe that the estimates of future cash flows and fair value determined as of October 1, 2011 are reasonable. Changes in estimates of those cash flows and fair value, however, could affect the evaluation. Based upon this evaluation, we concluded that the fair value exceeded the carrying value of net assets and there was no impairment.

As of December 31, 2011, we evaluated whether any triggering events or changes in circumstances had occurred subsequent to our annual impairment test. As part of this evaluation, we considered additional qualitative factors, including whether there had been any significant adverse changes in legal factors or in our business climate, adverse action or assessment by a regulator, unanticipated competition, loss of key personnel or likely sale or disposal of all or a significant portion of our reporting unit. This analysis resulted in a determination that no triggering events or changes in circumstances had occurred.

OFF BALANCE SHEET ARRANGEMENTS

We have no off balance sheet arrangements.

BUSINESS

OVERVIEW

Western Capital Resources, Inc. is a Minnesota corporation that maintains two operating segments: one provides short-term consumer loans, commonly referred to as cash advance or “payday” loans, and the other operates Cricket retail cellular wireless stores.

Payday operations are conducted under our wholly owned subsidiary Wyoming Financial Lenders, Inc. The Federal Trade Commission describes these loans as “small, short-term high-rate loans.” Our payday loans generally are offered and made in exchange for fees that, if treated as interest, are at a rate extraordinarily higher than prime and are made to individuals who do not typically qualify for prime rate loans. As a consequence, our loans may be considered a type of subprime loan. In Wisconsin and Colorado, the Payday division provides short-term installment loans. The installment loan product has a rate of interest significantly higher than traditional financial institutions. At June 30, 2012, we operated 52 payday lending stores in nine states, including Colorado, Iowa, Kansas, Nebraska, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. Our provision of payday and installment loans is typically heavily regulated by the various states in which we operate, and our payday lending and installment loan business is extremely susceptible to the adverse effects of any changes in federal or state laws and regulations that may further restrict or flatly prohibit payday lending.

Through our payday segment, we also provide title and ancillary consumer financial products and services that are complementary to our payday and installment lending business, such as check-cashing services, money transfers and money orders. Our check-cashing services involve the cashing of checks for a fee; money-transfer services involve the transfer of money by wire for a fee; and our money-orders services involve the issuing of money orders for a fee. We believe these services are complementary since customers typically come to our stores for financial reasons and to procure financial services (i.e., obtain a loan). Once the loan has been obtained, a customer may, for instance, decide to wire a payment of money or obtain a money order to satisfy a debt or other obligation. Our loans and other services are subject to state regulations (which vary from state to state), and federal and local regulations, where applicable.

Our second segment operates retail stores selling Cricket cellular phones and accessories. We are a premier Cricket dealer. Cricket phones are prepaid cellular phones that function for a period of time for a flat fee, without usage limitations and without any long-term contract or commitment required from the consumer. At June 30, 2012, we owned and operated 50 Cricket wireless retail stores in 14 states, including Arizona, Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Missouri, Nebraska, Ohio, Oklahoma, Oregon, Texas and Washington. While there are state regulations that affect our provision of Cricket phone products and services, our Cricket phone business is not highly susceptible to the adverse effects of changes in federal or state laws and regulations.

The tables below summarize our financial results and condition as of and for the six months ended June, 2012 and 2011 (unaudited) and as of and for the twelve months ended December 31, 2011 and 2010 (audited).

	June 30, 2012	June 30, 2011
Revenues	$13,444,739	$9,078,713
Net income (loss) to common shareholders	$92,793	$(367,916)
Current assets	$7,845,021	$6,911,589
Current liabilities	$7,747,240	$5,764,562
Total assets	$21,773,096	$19,412,124
Total liabilities	$9,589,240	$6,716,974
Shareholder equity	$12,183,856	$12,695,150

	December 31, 2011	December 31, 2010
Revenues	$19,487,920	$17,978,447
Net loss to common shareholders	$664,769	$751,059
Current assets	$8,418,534	$7,958,443
Current liabilities	$7,883,414	$6,452,628
Total assets	$22,021,776	$20,770,882
Total liabilities	$9,623,479	$7,707,816
Shareholder equity	$12,398,297	$13,063,066

The above figures include an assumed preferred stock dividend relating to our Series A Convertible Preferred Stock in the amount of $2.1 million in 2011 and 2010.

For the fiscal year ended December 31, 2011, each of our major revenue sources generated the following gross profits:

	Payday and Installment	Phone & Accessory	Cricket Fees
Income	$10,201,403	$4,585,584	$3,741,495
Provision for loan losses	(1,396,724)	—	—
Collection costs	(386,230)	—	—
Costs of phones and accessories	—	(2,857,294)	—
Gross Profit	$8,418,449	$1,728,290	$3,741,495

For the fiscal years ended December 31, 2011 and 2010, the net loss to our common shareholders was $664,769 and $751,059, respectively, which assumes the payment of a dividend on our Series A Convertible Preferred Stock in the amount of $2.1 million in 2011 and 2010. Investors are encouraged to review our financial statements (and the notes to our consolidated financial statements) beginning on page F-1 of this prospectus prior to exercising their subscription rights and investing in our common stock.

PAYDAY LENDING BUSINESS

General Description

The short-term consumer loans we provide are commonly referred to as “payday loans” or “cash advance” loans. Such loans are referred to as “payday loans” because they are typically made to borrowers who have no available cash and promise to repay the loan out of their next paycheck. In some cases, these same types of loans are referred to as “deferred deposit advances” because the borrowers, instead of funding repayment of the loan out of a paycheck, promise to repay the loan with their next regular fixed-income payment, such as a social security check.

When we make cash advance or “payday” loans, we provide our customers with cash in exchange for a promissory note with a maturity of generally up to four weeks that is supported by that customer’s post-dated personal check for the aggregate amount of the loan, plus a fee. During 2011, we offered payday loans typically ranging from $10 to $500, with the average loan amount being approximately $327. Approximately 75.0% of our loan transactions are made for a period of up to four weeks and approximately 25.0% of our loan transactions involve loans whose initial maturity extends beyond four weeks. To repay the payday loans, customers may pay with cash, in which case their personal check is returned to them, or allow their personal check to be presented to their bank for collection.

As part of our payday lending business, we offer short-term installment loans in Colorado and Wisconsin. In 2011 approximately 5.3% of loan revenue was derived from installment lending.

The Payday Loan Process

Customers seeking to obtain a payday loan must:

•	complete a loan application
•	maintain a personal checking account

•	have a suitable source of income
•	have a valid driver’s license or other form of picture ID
•	not otherwise be in default on a loan from us where available
•	enter into a standard loan agreement and promissory note with us, and
•	deliver their personal post-dated check.

Our standard payday loan application with customers provides that we will not cash their check until the due date of the associated loan. To repay a payday loan, a customer may pay with cash, in which case their personal check is returned to them, or allow the check to be presented to the bank for collection. All of our loans are subject to state, federal, and where applicable, local regulations. State and local regulations are not uniform. Where permitted by state regulation, a customer may renew a loan after full payment in cash of the fee associated with the original loan. When applicable, a customer renewing a loan signs a new promissory note and provides us with a new check.

We require that a payday loan customer have and maintain a personal checking account for a number of reasons. First, we need to ascertain that the personal post-dated check we receive from that customer is written against a valid and existing checking account. Second, we review recent bank statements from the checking account for proof that the customer’s statements to us, and the representations made to us in the related loan agreement, relating to their employment and level of income are accurate. Third, we also review the recent bank statements for evidence of any returned checks. If an applicant had multiple returned checks on their recent bank statements, we are unlikely to extend a loan to that person.

Ordinarily, we deem items such as a recent pay stub, or a bank statement evidencing periodic deposits, as sufficient proof of current employment. We do not, however, independently verify that a borrowing customer is employed at the time of a loan. Furthermore, we do not require or request any information relating to whether a borrowing customer’s employment is on a full-time or part-time, or hourly or salaried, basis; nor do we otherwise make any independent verification regarding these kinds of employment-related facts. We make loans without proof of employment and without a recent bank statement only to repeat customers, who have not previously defaulted on loans we have made to them, in states that do not require those items as prerequisites for a loan. An employment income source is determined to be “suitable” if it appears to be valid from our review of the bank statements a borrower provides us, and any pay stubs they may also offer as evidentiary support for their employment. Generally, we do not advance a payday customer more than 25% of the monthly income that they appear to earn, based on our review of applicable documentation the customer provides to us. We apply this limitation to all of our customers and in all circumstances, including attempts to roll over loans, except for repeat customers who have had repaid all of their prior loans on time. For installment customers, we will loan up to 35% of their monthly income.

We do not undertake any formal or informal credit check of borrowers, or any review of their credit history in connection with a proposed loan transaction. When making a loan to a first-time customer, we obtain reports from a third-party vendor that summarizes recent credit requests, existing bad debt, and existing delinquencies. These reports are provided by Teletrack. If an applicant has a poor Teletrack report showing multiple recent credit requests or existing delinquencies, or more than one returned check on their recent bank statements, we are unlikely to extend a loan to that person. We do not order Teletrack reports for repeat customers.

As part of each payday loan transaction, we enter into a standardized written contract with the borrowing customer. The standardized contracts vary slightly based on differing state laws, but all of our standard contracts plainly state in simple terms the annual percentage rate (assuming the fees we charge are computed as interest) in compliance with Regulation Z, and the consequences of defaulting on the loan. We retain copies of our written contracts at the stores where the transactions are processed and also provide copies to our customers. Our standard documentation includes:

•	a promise to repay the loan and associated loan fee
•	an express right to prepay without penalty (but without return of any portion of the associated loan fee unless required by state law)
•	a statement that the borrower will pay an additional fee in the event that the post-dated check is returned for insufficient funds
•	the borrower’s right to rescind the transaction, without cost, at any time prior to the close of business on the business day immediately following the date of the loan, by returning the borrowed amount and acknowledgment that the loan was rescinded
•	customary representations and warranties
•	a dispute-resolution clause under which the parties agree to submit any claims or controversies to binding arbitration
•	a notice of financial privacy rights
•	an affirmative check-the-box representation about whether the borrower is a member of the U.S. military, and
•	an acknowledgment that the borrower has read and understands the borrowing agreement.

Upon completion of a loan application, the provision of proof of an existing bank account, current income, a valid driver’s license or other acceptable photo identification, and signed loan agreement and our acceptance of such agreement, the loan approval process is complete. At that point, the customer signs a promissory note and provides us with a personal post-dated check for the principal loan amount plus a specified fee. All documentation is reviewed and payday loans are approved at the store level only, barring extraordinary circumstances. Nearly all of the loans we make are “payday loans” where the borrower provides us with a personal post-dated check. All checks are drawn upon the borrower’s bank. We do not accept third-party checks in connection with a payday lending transaction. We make very few “deferred deposit advance” loans, and we estimate that fewer than one percent of our total loans during 2011 were loans of this type. In part, this is because we require reasonable proof of current employment as a condition to obtaining a loan from us.

Beyond the steps described above, we do not make any independent determination of the ability of a potential borrower to repay the loans we make to them. Instead, we rely on a borrower’s representations to us and proof regarding their employment and ownership of an active bank account, our review of their recent bank statement, and our general policy that limits payday loans to no more than 25% of a borrower’s monthly income, and 35% of an installment loan customer’s monthly income.

In general, our lending process and standards are extraordinarily different from those used by banks. To our knowledge, banks typically order and carefully review credit reports, engage in some level of analysis relating to the ability of a potential borrower to repay the loan, and will typically make independent verification of employment and earnings history through payroll deposits, phone calls, reviews of tax returns and other processes — all in an effort to minimize the risk of a loan default. As a result, we generally experience a higher default rate on our personal loans than banks do on their personal loans. At June 30, 2012, we had an aggregate of all loan types of approximately:

•	$4.2 million in current outstanding loan principal, fees and interest due to us

•	$1.2 million of late loans (customers’ repayment checks presented as NSF within the last 180 days or installment loan balances not past the final installment due date with 1 or more payments delinquent)

The Fees We Charge

The fee we charge for a payday loan varies from state to state, based on applicable regulations, and generally ranges from $15 to $22 for each whole or partial increment of $100 borrowed. We do not charge interest in connection with our payday loans but do charge interest on our short-term installment loans made in Colorado and Wisconsin. If, however, we calculate the loan fees we charge as an annual percentage rate of interest, such rate would range from 177% for a 31-day loan transacted in Kansas (on the low end) to approximately 574% for a 14-day loan in Wisconsin (on the high end), with the actual average loan amount and average actual loan fees we charge involving an imputed annual percentage rate of approximately 450% and 203% for a 14-day and 31-day loan, respectively. The term of a loan significantly affects the imputed APR of the fees we charge for our loans. For instance, when a $15 fee is charged for a two-week loan of $100, the resulting APR is 391%. When the same fee on $100 is charged for a four-week loan, the resulting APR is 195%. When our general range of payday loan fees is applied to our average 2011 loan amount of $327, the fee ranges from $46.99 to $68.92 and the APR ranges from 391% to 574% for a two-week loan and from 195% to 287% for a four-week loan. Currently, we do not charge the maximum fee permitted in all of the states where we operate. We do, however, charge a uniform fee for all transactions processed in any particular state that involve the same range of payday loan amounts and the same term.

The table below sets forth the uniform fees we charge and imputed APRs on non-interest payday loans in the states where we operated during 2011.

State	Fees	APR (%) on a 14-day $100 Loan	APR (%) on a 28-day $100 Loan	APR (%) on a 14-day $300 Loan	APR (%) on a 28-day $300 Loan
Iowa	$15 on first $85 advanced; 11.1% on additional amounts (up to $445)	435%	217%	338%	169%
Kansas	$15 per $100 advanced	391%	196%	391%	196%
Nebraska	$17.50 per $100 advanced	456%	228%	456%	228%
North Dakota	$20 per $100 advanced	521%	261%	521%	261%
South Dakota	$20 per $100 advanced	521%	261%	521%	261%
Utah	$20 per $100 advanced	521%	261%	521%	261%
Wisconsin	$22 per $100 advanced	574%	287%	574%	287%
Wyoming	30% per $100 advanced if loan is less than $150 or 20% per $100 advanced if loan is equal to or greater than $150 (subject to numerous maximums)	782%	391%	521%	261%

Of the nine states in which we presently operate, three states (South Dakota, Utah and Wisconsin) do not limit the payday loan fees we may charge or the term (i.e., the length) of the loans we may offer our customers. In addition, Utah does not limit the amount we may loan to customers in a payday lending transaction.

In Colorado, we offer short-term installment loans from $100 to $500 payable in six equal monthly payments. Loan terms include a 45% annual interest rate, an origination fee of 20% on loan amounts up to $300 and 7.5% on loan amounts thereafter and a monthly maintenance fee. In 2011, we introduced a short-term installment product in Wisconsin. Wisconsin installment loans are payable over four to six months at an annual percentage rate of approximately 390%.

Many states have laws limiting the amount of fees that may be charged in connection with any lending transaction (including payday lending transactions) when calculated as an annual percentage rate or the payday lending is expressly prohibited. These limitations, combined with other limitations and restrictions, effectively prohibit us from utilizing our present business model for cash advance or “payday” lending in those jurisdictions. In addition, the federal government passed the “2007 Military Authorization Act” which prohibits lenders from offering or making payday loans (or similar lending transactions) to members of the U.S. military when the interest or fees calculated as an annual percentage rate, exceed 36%. Like the state limitations discussed above, this limitation effectively prohibits us from utilizing our present business model for cash advance or “payday” lending when dealing with members of the U.S. military. As a result of these restrictions, we do not conduct business with U.S. military personnel.

The above-described payday fees are the only fees we assess and collect from our customers for payday loans. Nevertheless, we also charge a flat fee that ranges from $15 to $30 (depending on the state) for returned checks in the event that a post-dated check we attempt to cash as repayment for our loan is returned. In 2011, we had approximately 7,200 checks returned that were assessed a fee, compared to approximately 8,300 such checks during 2010. In 2011, we collected fees on returned checks on approximately 26% of the returned checks, for a total of approximately $46,000. In 2010, we collected on approximately 34% of these returned checks, for a total of approximately $55,000.

Extensions or “Rollovers” of Payday Loans

When a customer “rolls over” or extends the term of an outstanding loan, we treat that rollover or extension as a brand new loan and we again charge the above-described loan fee for that transaction. This rollover has no effect on the imputed annual percentage rate of the loan in those cases where the extended term is equal to the initial term of the loan. For example, a $100 four-week loan that costs $20 to obtain is the APR equivalent of 261%. If a customer extends the term of that loan for an additional four-week period, the customer will have paid $40 total in fees to obtain the $100 eight-week loan — which is again the APR equivalent of 261%. In cases where a customer (1) extends or rolls over a loan for a length of time that is less than the original loan or (2) repays the extended loan prior to the expiration of the fully extended term, the imputed APR will increase. For example, if a customer who obtained an initial $100 four-week loan for $20 in loan fees (the APR equivalent of 261%) later extends the term of that loan for only two additional weeks and pays the additional $20 loan fee, that customer will have borrowed $100 for a six-week period at a total cost of $40 — which is the APR equivalent of 347%. We do not charge any interest on the unpaid fee from the initial term of the loan because, as a condition to agreeing to a loan extension, we will only accept cash payment of the fee for extending the loan. In 2011, 10.2% of our total loan fee revenues were derived from loan fees charged and collected upon the extension or rollover of payday loans. Approximately 10% of payday loans are rolled over or renewed.

Most states prohibit payday lenders from extending or refinancing a payday loan. Nevertheless, four states in which we presently operate — South Dakota, North Dakota, Utah and Wisconsin — do permit a loan to be extended or “rolled over” for a specified period. Specifically, Wisconsin and North Dakota permit only one loan extension; South Dakota permits up to four loan extensions; and Utah has no limit on the number of loan extensions but does limit the time period of extensions to 10 weeks from the origination date of the original loan.

Summary of Loan Terms

The table below sets forth the minimum and maximum loans we approve, the maximum fee we charge, the maximum term of the loan and whether an extension/rollover is permitted in the state were we operate.

State	Minimum Loan	Maximum Loan	Maximum Fee	Maximum Term	Extension/ Rollover Permitted
Colorado – Installment	No minimum	$ 500	20% origination on first $300; 7.5% thereafter; 45% interest and a monthly maintenance fee	Minimum 6 months	Yes
Iowa	No minimum	$ 500	$5+10% of first $100 10% thereafter(1)	31 days	No
Kansas	No minimum	$ 500	$15 per $100	30 days	No
Nebraska	No minimum	$ 500	15%(1) per $100	31 days	No
North Dakota	No minimum	$ 600	20%	60 days	Yes (one)
South Dakota	No minimum	$ 500	No limit	No limit	Yes (four)
Utah	No minimum	No limit	No limit	84 days	Yes
Wisconsin – Installment	No minimum	$ 750	390%	7 months	Yes
Wisconsin – Payday	No minimum	$ 1,500	No limit	No limit	Yes (one)
Wyoming	No minimum	No limit	20%	30 days	No

(1)	Denotes that the applicable percentage is calculated on the loan amount plus any finance charges.

Multiple Loans to Single Customers

We occasionally make multiple loans to a single customer if permitted by applicable law and regulations. Based on our outstanding payday loans as of June 30, 2012, approximately 7.0% of our customers had more than one loan outstanding. In these cases, the average number of separate loans outstanding was two and the average aggregate principal amount loaned was approximately $433.

Risks Associated With Our Loans — Default and Collection

Ordinarily, our customers approach us for a loan because they currently have insufficient funds to meet their present obligations, and so rarely if ever do our customers have sufficient funds in their checking accounts to cover the personal post-dated checks they provide us at the time of the loan transaction. The nature of our payday loan transactions present a number of risks, including the ultimate risk that the loan will not be paid back. In addition, we do not obtain security for our payday loans principally because, even assuming our customers would have potential collateral to offer as security for a payday loan, the small size of each particular lending transaction does not justify the time, effort and expense of identifying the collateral and properly obtaining a security interest in such collateral. As a consequence, all of our payday loans are unsecured. This means that, absent court or other legal action compelling a customer to repay our loans, we rely principally on the willingness and ability of our customers to repay amounts they owe us. In this regard, in many cases the costs of merely attempting to collect the amounts owed to us exceed the amounts we would seek to collect — making it impractical to take formal legal action against a defaulted borrower.

When a customer defaults on a loan, we engage in store-level collection practices that include attempts to contact the customer and obtain payment, and attempts to contact the customer’s bank in order to determine whether funds are available to satisfy their personal post-dated check. If funds are available, we present the check to the bank for repayment and an official check from the bank is obtained to pay off the item. The costs involved in these initial collection efforts are minimal as they involve some employee time and possibly a flat $15 – 30 bank fee to cover the cost of the cashier’s check. If funds are not available, we generally attempt to collect returned checks for up to 90 days (or up to 180 days in cases where a bank account is still active and the customer has not initiated a stop payment on the postdated check provided), principally through continued

attempts to contact the customer. If our attempts remain unsuccessful after 90 (or 180) days, we assign the item to a collection agency. Assignment to a collection agency may cost us 30 – 40% of the amount eventually collected (if any) from the customer. Ordinarily, we do not recoup any costs of collection from our customers.

Historically, we collect approximately 58% of the amount of all returned checks, which results in approximately 2.42% of our total payday loans being uncollectible. In 2011, we made approximately 178,000 payday loan transactions, of which approximately:

•	83% were paid in full at or prior to the expiration of the original loan term, accounting for approximately 84% of our loan fee revenues
•	11% were refinanced, extended, renewed or otherwise paid after the expiration of their original loan term, accounting for approximately 11% of our payday loan fee revenues, and
•	6% involved a personal post-dated check that was returned for insufficient funds.

Marketing Strategy

Our advertising and marketing efforts are designed to introduce customers to our services, build customer loyalty and generate repeat visits and transactions. Our principal means of advertising our payday lending services consists of Yellow Page directories used in our active markets as well as building signage visible from local arterial roadways on which we are located. For our Cricket business, we rely primarily on Cricket advertising and promotional items as well as building signage visible from local arterial roadways on which we are located. Our Cricket locations are also listed on the Cricket Wireless website and are searchable by address, city or zip code.

Industry Information

There are an estimated 20,600 cash advance loan stores in the United States, which in the aggregate provide approximately $38.5 billion in short-term credit to households experiencing cash-flow shortfalls. Industry trends indicate that there is likely to be a net decrease in total payday lending stores over the next few years due to store closings resulting from a combination of regulatory or legal changes, a slowdown in new store growth and general economic conditions.

According to the Community Financial Services Association of America (CFSA), payday loan customers typically are middle-income or lower-middle-income, middle-educated individuals who are a part of a young family (See Community Financial Services Association of America, citing to The Credit Research Center, McDonough School of Business, Georgetown University, Gregory Elliehausen and Edward C. Lawrence, “Payday Advance Credit in America: An Analysis of Customer Demand”). The CFSA is a lobbying organization for the payday loan industry. The Credit Research Center study cited by the CFSA was based upon telephone interviews of 427 borrowers of payday loans in 2000 and 2001, and the answers provided in those interviews by the borrowers were not independently verified by the study’s authors. Moreover, the authors of that study note that, of the 5,364 payday loan consumers whom they attempted to contact and interview for the study, 1,113 were not able to be reached because their phones had been disconnected and another 1,043 refused to be interviewed or else quit the interview prior to completion. We do not possess independent information that corroborates the findings of The Credit Research Center, and we do not collect demographic data about our customers.

The Consumer Federation of America (CFA), a nonprofit consumer advocacy organization, has submitted written comments to the Federal Trade Commission that make assertions very different from those proponed by the CFSA. For example, the CFA asserts that “payday loan borrowers are typically female, make around $25,000 a year, are renters, and more likely to be minorities than the general population. Payday lenders have clustered around military bases, in low to moderate income neighborhoods, and in predominantly minority areas.” (See Comments To the Federal Trade Commission Regarding the Fair Debt Collection Practices Act Collecting Consumer Debts: The Challenges of Change By the Consumer Federation of America, June 20, 2007). The CFA presently does not make available to the public the research data to support its claims, and as a consequence we are unable to evaluate their accuracy. However, other statistics concerning payday lending (such as default rates) that are contained in CFA website material conflict with our statistics borne out by years of involvement in the business.

Predatory Lending and Regulatory Concerns

The Federal Trade Commission has issued an FTC Consumer Alert (Federal Trade Commission, March 2008, Consumer Alert entitled “Payday Loans Equal Very Costly Cash: Consumers Urged to Consider the Alternatives”) that discourages consumers from obtaining payday loans such as the loans we offer, primarily on the basis that payday loans are very costly and consumers should consider alternatives to accepting a payday loan. For further information, you may obtain a copy of the alert at www.ftc.gov/bcp/edu/pubs/consumer/alerts/alt060.shtm.

In general, the payday lending suffers from the perception and widespread belief that payday lenders are in the nature of predatory lenders, offering loans to low income and poorly educated consumers at costs that are too high to be good for consumers. This perception and belief results in frequent efforts in the U.S. Congress and various state legislatures, often proponed by consumer advocacy groups and lobbyists for traditional financial institutions such as banks, to further regulate and restrict or prohibit payday lending outright. For example, the federal government passed the 2007 Military Authorization Act which prohibits any persons from offering or making loans to members of the military when the interest and loan fees, calculated as an annual percentage rate, exceed 36%. This limitation effectively prohibits payday lenders from making payday loans to members of the U.S. military.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was passed by the U.S. Congress and signed into law. Under the Act, a new Consumer Financial Protection Bureau will consolidate most federal regulation of financial services offered to consumers, and replace the Office of Thrift Supervision’s seat on the FDIC Board. Almost all credit providers, including mortgage lenders, providers of payday loans, other nonbank financial companies, and banks and credit unions with assets over $10 billion, will be subject to new regulations to be passed by the Bureau. While the Bureau does not appear to have authority to make rules limiting interest rates or fees charged, the scope and extent of the Bureau’s authority will nonetheless be broad, and it is expected that the Bureau will address issues such as rollovers or extensions of payday loans and compliance with federal rules and regulations. Future restrictions on the payday lending industry could have serious consequences for the Company.

During the 2010 legislative session in Colorado, House Bill 10-1351 was passed into law. This bill amended the Colorado Deferred Deposit Loan Act, the existing payday lending law. The law became effective August 11, 2010 and modified traditional payday lending by changing the single payment advance (with no minimum term) into a single or multiple payment loan with a minimum six month term. It also limited the amount and type of fees that can be charged on these loans, effectively reducing by one-half the fees that can be charged and when the fees may be realized. In 2010, we began offering an installment loan product at our store in Colorado and in 2011 at our four stores in Wisconsin.

In May 2010, new laws were enacted in Wisconsin that restrict the number of times a consumer may renew (or rollover) a payday loan. Previously, there were no limits to the number of rollovers permitted. Effective January 1, 2011, consumers in Wisconsin were only allowed to renew a payday loan once, and then lenders are required to offer a 60-day, interest free, payment plan to consumers.

In response to these changes, the Company began offering unsecured installment loans in Wisconsin in lieu of payday loans beginning in May 2011. By the fourth fiscal quarter, the Company had phased out payday loans in Wisconsin altogether. Any adverse change in present federal or state laws or regulations that govern or otherwise affect payday lending could, at any point, result in our curtailment or cessation of operations in certain jurisdictions or locations. Furthermore, any failure to comply with any applicable federal laws or regulations could result in fines, litigation, the closure of one or more store locations or negative publicity. Any such change or failure would have a corresponding impact on our results of operations and financial condition, primarily through a decrease in revenues resulting from the cessation or curtailment of operations, decrease in our operating income through increased legal expenditures or fines, and could also negatively affect our general business prospects as well if we are unable to effectively replace such revenues in a timely and efficient manner or if negative publicity effects our ability to obtain additional financing a needed.

We do not believe that payday lending is predatory, nor do we believe that our loans are too costly for consumers if they are judiciously obtained. In fact, we believe that bank overdraft fees by themselves are typically far more costly for consumers, and bouncing a check can often involve other negative consequences such as independent fees levied by the parties to whom a bad check is written, negative publicity, etc. In this regard, the FDIC released a November 2008 report called “Study of Bank Overdraft Programs.” The report indicates that the average amount obtained when bank customers overdraw their accounts is $60, and the average overdraft fee charged by the bank is $27. This equates to an APR of 1,173% and 587% for a two-week and four-week $60 bank “loan,” respectively. In sum, we believe that many of the bad perceptions about our industry are fueled primarily by:

•	the effects of our loans on consumers who do not judiciously obtain payday loans
•	a lack of genuine understanding about the choices faced by low and middle-income people facing a critical cash shortage, and
•	anti-payday lending lobbying campaigns often funded by traditional financial institutions, such as banks and credit unions, that would economically benefit from the elimination of payday lending.

Finally, we have become aware of continued aggressive enforcement and prosecution by the Federal Trade Commission against payday lenders using unfair and abusive lending practices in violation of the Truth in Lending Act and Regulation Z, including failures to properly disclose loan terms and imputed APRs. In particular, we believe that FTC regulators are expanding theories relating to “fair and adequate” disclosure loan terms. This focus includes marketing and advertising materials (specifically, the layout and presentation of such materials), and specific practices, that may detract attention from or diminish the prominence of disclosures relating to loan terms, and the costs and risks involved with payday loans. Moreover, it has come to our attention that FTC regulators are more keenly scrutinizing whether payday lending business practices match advertised claims. While we do not presently anticipate any adverse regulatory issues or outcomes relating to our business, it is possible that one or more of our store locations could come under FTC scrutiny and that any such scrutiny could negatively affect store performance and consume considerable time and attention of our management.

Seasonality

We have experienced seasonality in our payday lending operations, with the first and fourth quarters typically being our strongest periods as a result of broader economic factors, such as holiday spending habits at the end of each year and income tax refunds during the first quarter.

Effect of General Economic Conditions on our Payday Lending Business

We believe that consumer demand for our payday lending services is increasing as a result of the recent economic recovery and slowly improving employment numbers; however, we expect improving economic conditions to be partially negated by unemployment levels that remain high in the context of recent history. High unemployment levels generally reduce the pool of payday loan consumers that can meet all of our loan qualifications, particularly the employment requirement. In addition, it seems likely that the continued economic situation and higher unemployment rates could result in greater loan losses than we experienced in 2011 with unemployment rates expected to remain high for the foreseeable future. Our business experienced fluctuating changes in our provision for loan losses in recent years. For instance, our provision for loan losses totaled $1.40 million for 2011, an increase of $.12 million from our provision of $1.28 million for 2010. Our provision for loan losses as a percentage of loan fee revenue was 14.5% for 2011 and 12.1% during 2010. The less favorable loss ratio in 2011 reflected in part a more challenging collections environment as a result of an increase in bankruptcy filings, higher energy prices and increased competition in the lending industry. We believe that our new installment loan offering has also contributed to the increased loan loss percentage for 2011. We also believe that as the country moves out of recession and into recovery, our consumer base will increase as individuals are denied credit by traditional lenders because of recent unemployment, foreclosure or liquidity issues. Nevertheless, we are not certain how improving economic conditions or an increase in our consumer base will affect our loan losses for 2012.

Credit and financing available to us and our industry has been negatively impacted by the recent economic situation, recent federal and state legislation, and the overall negative perception associated with payday lending.

Future growth in our payday lending business beyond reinvestment of our current profits may be limited due to the tighter credit markets. Furthermore, we anticipate that the present condition of the financial markets and increased regulation related to payday lending currently under consideration at the federal level will make it more difficult for us to borrow money to fund the expansion of our operations through acquisitions.

CRICKET PHONE BUSINESS

General Description

We are an authorized dealer of Cricket Wireless products and services and operate Cricket retail stores in Arizona, Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Missouri, Nebraska, Ohio, Oklahoma, Oregon, Texas and Washington. Although Cricket Wireless owns a number of corporate stores, Cricket Wireless is partnering with dealers in order to reach their market-penetration goals. Authorized dealers are permitted to sell the Cricket line and generally locate their store operations in areas with a strong potential customer base where Cricket does not maintain a corporate storefront. These locations are generally within the urban core or surrounding areas of a community. We are an authorized premier Cricket dealer, and as such, we are only permitted to sell the Cricket line of prepaid cellular phones at our Cricket retail stores. In addition, each store we operate must resemble a Cricket corporate store. Once we identify an area to locate a new store, we contact Cricket Wireless to obtain approval. Once Cricket Wireless approves our recommended location, we establish the storefront.

We profit in this business through retail sales of cellular phones used with Cricket services, sales of phone accessories (e.g., face plates and phone chargers), fees charged when a customer changes services (service reactivations, adding lines, plan changes, etc.), or whenever a customer pays his or her Cricket invoice at one of our store locations.

We bear no risk of non-payment because of the prepaid nature of the service and because Leap Wireless Communications provides the cell phone services. Service automatically terminates upon nonpayment, which is midnight of the date on which the payment is due if the account remains unpaid. If a customer pays their service charge within 60 days of termination, the service is reinitiated and the phone number remains unchanged. After 60 days, a customer is deemed to be a new customer and a new phone number is assigned.

Market Information and Marketing

At June 30, 2012, Cricket cellular phone service was offered in 35 states and had approximately 5.9 million customers. Leap Wireless Communications, Inc. is a Delaware public reporting corporation and the owner of Cricket Wireless. Cricket Wireless service offers customers unlimited wireless voice, data, text, Muve MusicTM and broadband data services for a flat monthly rate. In addition, our retail stores in select markets offer Cricket PAYGoTM services, which is an unlimited prepaid wireless service. Cricket PAYGo is a daily pay-as-you-go wireless and text messaging service designed for customers who prefer the flexibility and control offered by traditional prepaid services but who are seeking greater value for their dollar.

Cricket products and services are primarily targeted to market segments that are underserved by traditional communications companies. Based on disclosures made by Leap Wireless Communications, Cricket customers tend to be younger, have lower incomes and include a greater percentage of ethnic minorities. Cricket services are designed to appeal to customers who value unlimited wireless services with predictable billing and who use the majority of those wireless services from within Cricket service areas. In contrast, the majority of wireless customers in the U.S. subscribe to post-pay services that may require credit approval and a contractual commitment from the subscriber for a period of at least one year and may include overage charges for call volumes in excess of a specified maximum. Like Leap Wireless Communications, we believe that a significant portion of the remaining growth potential in the U.S. wireless market consists of customers who are price-sensitive, who have lower credit scores or who prefer not to enter into fixed-term contracts. We believe that our authorized Cricket store business directly caters and appeals strongly to these customer segments.

We expect that consumers may wish to prepay their phone service or purchase prepaid cellular/Cricket phones:

•	to avoid costly phone purchase and long-term and expensive service contracts with wireless carriers

•	because poor credit histories may prevent them from successfully obtaining a service contract with a wireless carrier, or
•	due to a short-term need and circumstances in which they expect to engage in heavy usage of phones, and so they wish to pay a flat fee for a period of time instead of risking additional per- minute charges on their phone usage.

Nevertheless, we do not formally query our customers who purchase our phone products or services as to their motivations in purchasing those products or services, and we do not have customer data indicating the extent to which our phone customers cannot obtain a service contract from a long-term contract carrier of phone service or some other phone service provider.

Market Strategy

We believe that our business model is scalable and can be expanded successfully into current adjacent and new markets as we continue to perfect our operational protocols and our administrative office functions relating to our Cricket business. We are looking to acquire additional Cricket dealerships in the midwest and launch additional stores in new Cricket markets that are currently underserved by competing service providers.

Products and Services

Our authorized Cricket retail stores offer the following products and services:

•	Cricket Wireless service plans, each designed to attract customers by offering simple, predictable and affordable wireless voice, Muve MusicTM, text and data services that are a competitive alternative to traditional wireless and wireline services by offering plans with a flat-rate and unlimited usage within Cricket service areas, and without requiring fixed-term contracts, early termination fees or credit checks
•	Cricket Wireless plan upgrades (e.g., international calling minutes to Canada and/or Mexico; roaming service packages, text messages) and applications (including customized ring tones, wallpapers, photos, greeting cards, games and news and entertainment message deliveries) on a prepaid basis
•	Cricket handsets
•	Cricket broadband service affording customers unlimited wireless access to the Internet through their computers at a flat rate with no long-term commitments or credit checks, and
•	Cricket PAYGo service, an unlimited prepaid (daily pay-as-you-go) wireless and text messaging service available in select markets.

The service payment options for Cricket customers include:

•	automatic charge against a debit or credit card on bill cycle due date
•	check payment by mail
•	payment at any corporate Cricket store, dealer location or alternative payment locations (e.g., a local grocery store), and
•	payment by telephone using a credit or debit card.

Customers also have an option on the purchase of their cellular phone, including the latest in Android- based and Blackberry OS-based smartphones. The customer can either purchase a new or refurbished phone from us or purchase a used phone from a previous customer. All phones must be paid for in full because there is no contract for the monthly prepaid service. New phone prices range from $59 to high-end cellular phones at $329 before promotional rebate offers.

Seasonality

Our customer activity is influenced by seasonal effects related to traditional retail selling periods and other factors that arise from our target customer base. We generally expect new sales activity to be highest in the first and fourth quarters. Nevertheless, our revenues can be strongly affected by the launch of new markets, promotional activity and competitive actions, any of which have the ability to reduce or outweigh certain seasonal effects.

REGULATION

We are subject to regulation by federal, state and local governments that affect the products and services we provide. Generally, these regulations are designed to protect consumers who deal with us and are not designed to protect our shareholders.

Regulation of Payday Lending

In those states where we currently operate, we are licensed as a payday lender where required and are subject to various state regulations regarding the terms and conditions of our payday loans and our lending policies, procedures and operations. In some states, payday lending is referred to as “deferred presentment,” “cash advance loans”, “deferred deposit loans” or “consumer installment loans.” State regulations normally limit the amount that we may lend to any single consumer and may limit the number of loans that we may make to any consumer at one time or in the course of a single year. State regulations also limit the amount of fees that we may assess in connection with any loan transaction and may limit a customer’s ability to extend or “rollover” a loan with us. Often, state regulations also specify minimum and maximum maturity dates for payday loans and, in some cases, specify mandatory cooling-off periods between transactions.

Our payday lending practices must also comply with the disclosure requirements of the Federal Truth-In- Lending Act and Regulation Z under that Act. Our collection activities for delinquent loans are generally subject to consumer protection laws regulating debt-collection practices. Finally, our payday lending business subjects us to the Equal Credit Opportunity Act and the Gramm-Leach-Bliley Act.

During the last few years, legislation has been introduced and passed in the U.S. Congress and in certain state legislatures proposing or effecting various restrictions or an outright prohibition on payday lending. Currently, state laws in Arizona, Montana, Oregon and Georgia have effectively eliminated the ability to conduct payday lending activities in those states. In addition, a 2007 federal law prohibits loans of any type to U.S. military personnel and their family members with charges or interest in excess of 36% per annum. In 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act which consolidated most federal regulation of financial services offered to consumers, and replaced the Office of Thrift Supervision’s seat on the FDIC Board. Almost all credit providers, including mortgage lenders, providers of payday loans, other nonbank financial companies, and banks and credit unions with assets over $10 billion, are now subject to new regulations to be passed by the Bureau. While the Bureau does not appear to have authority to make rules limiting interest rates or fees charged, the scope and extent of the Bureau’s authority will nonetheless be broad, and it is expected that the Bureau will address issues such as rollovers or extensions of payday loans and compliance with federal rules and regulations. Future restrictions on the payday lending industry could have serious consequences for the Company.

For more information, see “PAYDAY LENDING BUSINESS — Predatory Lending and Regulatory Concerns” above.

Financial Reporting Regulation

Regulations promulgated by the United States Department of the Treasury under the Bank Secrecy Act require us to report all transactions involving currency in an amount greater than $10,000. Generally, every financial institution must report each deposit, withdrawal, exchange of currency or other payment or transfer that involves an amount greater than $10,000. In addition, multiple currency transactions must be treated as a single transaction if we have knowledge that the transactions are by or on behalf of any one person and result, in a single business day, in the transfer of cash in or out totaling more than $10,000. In addition, the regulations require us to maintain information concerning sales of monetary instruments for cash in amounts from $3,000 to $10,000. The Bank Secrecy Act requires us, under certain circumstances, to file a suspicious activity report.

The Money Laundering Act of 1994 requires us, as a money service business, to register with the United States Department of the Treasury. Money services businesses include check cashers and sellers of money orders. Money services businesses must renew their registrations every two years, maintain a list of their agents, update the agent list annually, and make the agent list available for examination.

Finally, we have established various procedures designed to comply, and we continue to monitor and evaluate our business methods and procedures to ensure compliance, with the USA PATRIOT Act.

Privacy Regulation

We are subject to a variety of federal and state laws and regulations restricting the use and seeking to protect the confidentiality of customer identity and other personal nonpublic customer information. We have identified our systems that capture and maintain nonpublic personal information, as that term is understood under the Gramm-Leach-Bliley Act and associated regulations. We disclose our public information policies to our customers as required by that law. We also have systems in place intended to safeguard this information as required by the Gramm-Leach-Bliley Act, which specifically governs certain aspects of our payday lending business.

COMPETITION

Like most other payday lenders, we believe that the primary competitive factors in our business are location and customer service. We face intense competition in an industry with relatively low barriers to entry, and we believe that the payday lending markets are becoming more competitive as the industry matures and consolidates. We compete with other payday lending and check cashing stores, and with financial service entities and retail businesses that offer payday loans or similar financial services. For example, we consider credit card companies that offer payday features, credit unions, banks that offer small loans, and creditors and loan services that can extend payment terms on outstanding loans to be our competitors. In addition, we compete in part with services offered by traditional financial institutions, most particularly with respect to the “overdraft protection” services those institutions may offer and the charges they levy for checks written with insufficient funds.

Additional areas of competition have recently arisen. Businesses now offer loans over the Internet as well as “loans by phone,” and these services compete with the services we offer. There also has been increasing penetration of electronic banking and related services into the check cashing and money transfer industry, including direct deposit of payroll checks, payroll or debit cards, stored-value cards, prepaid credit and debit cards, and electronic transfer of government benefits.

We also believe that customer service is critical to developing loyalty. In our industry, we believe that quality customer service means:

•	assisting with the loan application process and understanding the loan terms,
•	treating customers respectfully, and
•	processing transactions with accuracy, efficiency and speed.

Our Cricket store business competes primarily with other actual or potential authorized sellers and distributors of Cricket products and services. The authorization to sell Cricket products and services is granted by Cricket Communications, a Delaware corporation (sometimes referred to as “Cricket Wireless, Inc.”) and wholly owned subsidiary of Leap Wireless International, Inc. Presently, we believe that our ability to compete with other sellers of Cricket products and services will materially depend on the success with which we operate those store locations for which we presently have authorization to operate. If we successfully manage those stores and are able to develop and maintain a strong working relationship with Cricket Communications, we expect that we may be able to effectively compete for additional store locations when and as they come available.

Competition within the cellular phone industry in general is significant. We not only compete with other suppliers of Cricket or other prepaid service providers but also with the other national cellular phone providers such as Verizon, AT&T and Sprint. It is estimated that there are in excess of 32 million wireless subscriber connections in the U.S.

With the introduction of additional prepaid phone providers such as Straight Talk service rolled out by Wal-Mart in October 2009, Wal-Mart’s Family MobileTM powered by T-Mobile, which began in

September 2010, that provides unlimited talk and text for 3 family members, and the increase of national retailers offering numerous prepaid phone options, such as Cricket PAYGoTM services sold at Target stores or Cricket phones sold at Best Buy or Dollar General, it is possible that current and potential new customers will purchase these or other future competing services from these national resellers because of brand recognition, location or convenience, any of which would negatively impact our sales and our ability to win authorizations for new locations to grow our Cricket business. In addition, it is possible that Cricket Communications may itself, at some point in the future, determine to become more involved in the direct operation of its retail stores and move away from an authorized distributor business model or modify its existing model by changing the compensation structure to dealers or by increasing the number of dealer locations and thus reduce traffic to existing locations. In any such event, our ability to maintain and grow our Cricket business will be negatively impacted.

TECHNOLOGY AND INFORMATION

We maintain an integrated system of point of sale and management software applications and platforms for processing the various types of financial transactions we offer. These systems provide us with customer service, internal control mechanisms, record-keeping and reporting information. Both of our point-of-sale systems used at our payday and Cricket store locations integrate transaction data with our management information systems on a real-time basis. These systems are designed to provide summary, detailed and exception information to regional, area and store managers as well as corporate staff and are designed to collect customer information for demographic analysis.

SECURITY

We believe the principal security risks to our operations are robbery and employee theft. We have established extensive security systems, dedicated security personnel and management information systems to address both areas of potential loss. To protect against robbery, most payday lending store employees work behind bullet-resistant glass and steel partitions, and the back office, safe and computer areas are locked and closed to customers. Our security measures in most payday lending and Cricket stores include safes, electronic alarm systems monitored by third parties, control over entry to customer service representative and inventory areas, detection of entry through perimeter openings, walls and ceilings and the tracking of all employee movement in and out of secured areas. Payday segment employees use cellular phones to ensure safety and security whenever they are outside secured areas. Additional security measures used in many stores include some combination of alarm systems, remote control over alarm systems, the arming, disarming and changing of user codes, and mechanically and electronically controlled time-delay safes.

Since we have high volumes of cash and negotiable instruments at our payday stores and inventory volumes at our Cricket stores, we believe that daily monitoring, unannounced audits and immediate responses to irregularities are critical to security and play an important role in our internal controls. Our regional managers and corporate staff perform unannounced store audits and cash counts at our stores as well as random inventory counts of cellular phones and accessories. We self-insure for employee theft and dishonesty at the store level.

EMPLOYEES

At June 30, 2012, we had approximately 275 employees, consisting of 257 store personnel (106 of whom were employed at payday loan stores and 151 of whom were employed at Cricket retail stores), 12 corporate office employees and six corporate office managers. We believe our relationship with our employees is good, and we have not suffered any work stoppages or labor disputes. We do not have any employees that operate under collective-bargaining agreements.

LEGAL PROCEEDINGS

We are involved in a variety of legal claims and proceedings incidental to our business, including customer bankruptcy and employment-related matters from time to time, and other legal matters that arise in the normal course of business. We believe these claims and proceedings are not out of the ordinary course for a business of the type and size in which we are engaged. While we are unable to predict the ultimate outcome of these claims and proceedings, management believes there is not a reasonable possibility that the costs and liabilities of such matters, individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

PROPERTIES

Our headquarters is in Omaha, Nebraska. There, we have a 5,775-square-foot space, with additional space available, which is sufficient for our projected near-term future growth. The monthly lease amount is currently $3,900 and escalates to $5,500 by the end of the lease term on December 31, 2014. The corporate phone number is (402) 551-8888.

As of June 30, 2012, we had 52 payday store locations. Our payday store locations typically range in size from 1,000 square feet to 2,000 square feet, and have varying lease terms (none of which, however, have remaining terms of more than five years). As of that date, our payday lending stores were in the following cities:

• Sterling, Colorado	• Aberdeen, South Dakota
• Council Bluffs, Iowa (two locations)	• Rapid City, South Dakota
• Des Moines, Iowa (four locations)	• Sioux Falls, South Dakota
• Sioux City, Iowa	• Watertown, South Dakota
• Dodge City, Kansas	• Salt Lake City, Utah
• Garden City, Kansas	• Sandy, Utah
• Columbus, Nebraska	• Taylorsville, Utah
• Grand Island, Nebraska	• West Jordan, Utah
• Hastings, Nebraska	• Kenosha, Wisconsin
• Lincoln, Nebraska (three locations)	• Pleasant Prairie, Wisconsin
• North Platte, Nebraska	• Racine, Wisconsin (two locations)
• Omaha, Nebraska (seven locations)	• Casper, Wyoming (two locations)
• Bismarck, North Dakota (two locations)	• Gillette, Wyoming
• Grand Forks, North Dakota (three locations)	• Laramie, Wyoming
• Fargo, North Dakota (four locations)	• Sheridan, Wyoming
• Minot, North Dakota	• Rock Springs, Wyoming

As of June 30, 2012, we had 50 Cricket store locations. Our Cricket store locations typically range in size from 1,000 square feet to 2,500 square feet, and have varying lease terms (none of which, however, have remaining terms of more than five years). As of that date, our Cricket retail stores were in the following cities:

• Nogales, Arizona	• Griffith, Indiana
• Phoenix, Arizona	• Council Bluffs, Iowa
• Fort Collins, Colorado	• Kansas City, Kansas
• Greeley, Colorado	• Kansas City, Missouri (four locations)
• Coeur d’Alene, Idaho	• St. Louis, Missouri (four locations)
• Cahokia, Illinois	• Wellston, Missouri
• Fairview Heights, Illinois	• Lincoln, Nebraska
• Mundelein, Illinois	• Omaha, Nebraska (eight locations)
• Arlington Heights, Illinois	• Cincinnati, Ohio
• Round Lake Beach, Illinois	• Oklahoma City, Oklahoma (two locations)
• Elkhart, Indiana	• Tulsa, Oklahoma
• Gary, Indiana (two locations)	• Hillsboro, Oregon
• Merrillville, Indiana	• Portland, Oregon
• Mishawaka, Indiana	• San Antonio, Texas (three locations)
• South Bend, Indiana	• McAllen, Texas (two locations)
• Laredo, Texas
• Spokane, Washington

MANAGEMENT

Our Board of Directors consists of Richard E. Miller, Angel Donchev, Thomas H. Ripley, Ellery Roberts and John Quandahl. The following table sets forth the name and position of each of our current directors and executive officers.

Name	Age	Positions
John Quandahl	46	Chief Executive Officer, Chief Operating Officer and Director
Steve Irlbeck	47	Chief Financial Officer
Rich Horner	49	Vice President and Treasurer, Wyoming Financial Lenders
Richard Miller	66	Director (Chairman)
Angel Donchev	31	Director
Thomas H. Ripley	42	Director
Ellery Roberts	42	Director

The biographies of the above-identified individuals are set forth below:

John Quandahl, the Company’s Chief Executive and Operating Officer, currently also serves as the President of Wyoming Financial Lenders, Inc., a position he has held since 2007. Mr. Quandahl served as the Company’s Interim Chief Financial Officer from January 1, 2008 to May 10, 2011. From 2005 until joining Wyoming Financial Lenders, Mr. Quandahl was the President of Houlton Enterprises, Inc., and prior to that served as that corporation’s Chief Operating Officer from 1999 until 2004. During his tenure at Wyoming Financial Lenders and Houlton Enterprises, Mr. Quandahl and the respective employers were based in Omaha, Nebraska. Mr. Quandahl was the controller as Silverstone Group, Inc., from 1993 until 1998, and before that began his career at the Nebraska Department of Revenue as a tax auditor in 1989. Mr. Quandahl is a certified public accountant (inactive) and earned a degree in accounting from the University of Nebraska — Lincoln. Mr. Quandahl served as Chief Operating Officer of Wyoming Financial Lenders prior to its merger with the Company has continued to serve as our Chief Operating Officer since that time. Effective January 1, 2009, Mr. Quandahl was appointed as our Chief Executive Officer and until May 2011, our interim Chief Financial Officer. Mr. Quandahl was appointed to the Board of Directors on March 9, 2009.

Steve Irlbeck was appointed the Company’s Chief Financial Officer in May 2011. Mr. Irlbeck joined the Company in January 2009 as the Company’s Senior Director of Accounting. From 1995 until 2008, Mr. Irlbeck was employed at Lutz & Company, PC, a public accounting and consulting firm in Omaha, Nebraska where he was a tax partner. Mr. Irlbeck is a certified public accountant (inactive) and earned a degree in accounting from Creighton University.

Rich Horner, the Company’s Vice President of Wyoming Financial Lenders, joined Wyoming Financials Lenders in 2000 as its general manager. Since that time, he has served as the Wyoming Financial Lenders controller from 2007 to present. Mr. Horner was promoted to Vice President of Wyoming Financial Lenders in January 2009. Prior to joining Wyoming Financial Lenders, Mr. Horner served in a finance and budgetary capacity for InfoUSA. Mr. Horner has an MBA in finance and management from the University of Nebraska — Omaha.

Richard Miller is an independent business consultant. Previously, Mr. Miller was Chief Executive Officer of Pirelli Tire North America, a $120 million tire manufacturer, and Chief Executive Officer of Dunn Tire Corporation, a $25 million regional tire retailer. Prior experience also includes senior operating positions with Dunlop Tire and Michelin Tire. Mr. Miller has served as Executive Chairman of True Home Value, Inc., and currently serves as Chairman of Flow Dry Industries and Swift Spinning, Inc. — two private companies to which Blackstreet Capital Management, LLC provides management and advisory services. Mr. Miller is a highly decorated former Marine Captain and holds a BA from Chapman College in California. Mr. Miller serves as Chairman of the Board.

Angel Donchev was appointed as a director of the Company on March 31, 2010 in connection with the acquisition of voting control of the Company by WCR, LLC. Mr. Donchev is employed by Blackstreet Capital Management, LLC, a Delaware limited liability company principally engaged in the management of private investments. Mr. Donchev joined Blackstreet Capital Management in 2005 and currently serves as a director of American Combustion Industries, Flow Dry Technology, Inc., Swift Spinning, Inc., and Alpha Graphics,

Inc. (all of which are private companies). Mr. Donchev has been involved in control buyouts of companies with combined revenues in excess of $300 million over the past five years. Previously, Mr. Donchev worked as a generalist in the Corporate Finance division of Stephens Inc., a middle market investment bank, where he gained experience in a variety of M&A and public offering transactions. Prior to that, Mr. Donchev worked for Teton Capital, an Austin, Texas based hedge fund, where he provided research and analysis on potential investments. Mr. Donchev graduated summa cum laude from the McCombs School of Business at the University of Texas at Austin, where he received a BBA in Business Honors and Finance.

Thomas H. Ripley, was appointed as a director of the Company on February 17, 2012 to fill the vacancy created by Aldus Chapin, II. Mr. Ripley is an independent operating partner that has worked with Blackstreet Capital Management, LLC. since April 2008 and currently serves as the Chairman of the Board of American Combustion Industries, and is also the President and a director of ThinkDirect Marketing Group. Mr. Ripley has been an operating partner and member of the executive team of several companies since 2001. Prior to his private equity experience, Mr. Ripley worked on Wall Street for Bear Stearns, and Goldman Sachs. Mr. Ripley was a Captain in the U.S. Marine Corps and holds a Masters in Business from the University of Chicago, and completed his undergraduate studies at the Virginia Military Institute.

Ellery Roberts was appointed by the Board of Directors to serve as a director on May 10, 2010. Mr. Roberts is the co-founder and co-managing principal of RW Capital Partners LLC, a lower middle-market mezzanine fund. Mr. Roberts brings over 15 years of private equity investing experience having been one of the founding members and Managing Director of Parallel Investment Partners, LP (formerly SKM Growth Investors, LP), a Dallas based private equity fund focused on re-capitalizations, buyouts and growth capital investments in lower middle market companies throughout the United States. Mr. Roberts was responsible for approximately $400 million in invested capital across two funds. Also during his tenure with Parallel, Mr. Roberts sat on the boards of Environmental Lighting Concepts, Hat World Corporation, Senex Financial Corporation, Builders TradeSource Corporation, Action Sports, Weisman Discount Home Centers, Winnercom, Mealey’s Furniture, Regional Management Corporation, Marmalade Cafes and Diesel Service and Supply (all of which are private companies). Prior to Parallel, Mr. Roberts was a Vice President with Lazard Freres & Co. While at Lazard, he focused on and also gained experience in the home building, health care, retail, industrial and lodging sectors. Prior to joining Lazard in 1997, Mr. Roberts was with Colony Capital, Inc., where he analyzed and executed transactions for Colony Investors II, L.P., a $625 million private equity fund and prior to that was with the Corporate Finance Division of Smith Barney, Inc. where he participated in a wide variety of investment banking activities. During his career Mr. Roberts has been directly involved with over $3.0 billion in direct private equity investments. Mr. Roberts received his B.A. degree in English from Stanford University.

Under our corporate bylaws, all of our directors serve for indefinite terms expiring upon the next annual meeting of our shareholders.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director. With regard to Mr. Quandahl, the Board of Directors considered his significant experience, expertise and background with regard to accounting, financial and tax matters, his particular experience with the payday lending industry as well as retail operations, and his demonstrated experience and skills in managing and evaluating the coordination and integration of the Company’s two principal operating segments. With regard to Mr. Donchev, the Board of Directors considered his background and experience with the public securities markets and his former employment and experience with the investment banking field. With regard to Mr. Ripley, the Board of Directors considered his experience in business acquisitions and post-acquisition operational improvements with emphasis upon cost reduction and revenue growth. With regard to Mr. Miller, the Board of Directors considered his leadership experience as well as his background and experience in retail operations. Finally, with regards to Mr. Roberts, the Board of Directors considered his extensive experience in finance and capital structures, his prior board leadership experience as well as his prior experience in retail operations.

The Company does not have a standing nominating committee. Instead, the entire Board of Directors shares the responsibility of identifying potential director-nominees to serve on the Board of Directors.

The Board of Directors does have a standing Compensation Committee and Audit Committee. The Compensation Committee is composed of Mr. Roberts. The Audit Committee is composed of Messrs. Roberts and Donchev, with Mr. Roberts serving as the chairperson. The Board of Directors has determined that only Mr. Roberts is “independent,” as such term is defined in Section 5605(a)(2) of the Nasdaq listing rules, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. The preceding disclosure respecting director independence is required under applicable SEC rules. However, as a corporation whose shares are listed for trading on the OTCBB, the Company is not required to have any independent directors at all on its Board of Directors, or any independent directors serving on any particular committees of the Board of Directors.

The Board of Directors has determined that at least one member of the Audit Committee, Mr. Ellery Roberts, is an “audit committee financial expert” as that term is defined in Regulation S-K promulgated under the Exchange Act. Mr. Robert’s relevant experience is detailed above. As noted above, Mr. Roberts qualifies as an “independent director,” as such term is defined in Section 5605(a)(2) of the Nasdaq listing rules, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of Western Capital during the year ended December 31, 2011; and (ii) each other individual that served as an executive officer of either Western Capital or Wyoming Financial Lenders, Inc. at the conclusion of the year ended December 31, 2011 and who received more than $100,000 in the form of salary and bonus during such fiscal year. For purposes of this report, these individuals are collectively the “named executives” of the Company.

Name and Principal Position		Salary	Other Annual Compensation	Stock Option Awards	Total
John Quandahl(1)	2011	$246,000	$80,114	$0	$326,114
Pres. and Chief Operating Officer	2010	$246,000	$70,313	$0	$316,313
Steve Irlbeck(2)	2011	$140,000	$70,000	$0	$210,000
Chief Financial Officer	2010	$120,000	$55,000	$0	$175,000
Rich Horner(3)	2011	$148,000	$64,000	$0	$212,000
Vice President and Treasurer of WFL	2010	$145,500	$50,000	$0	$195,500

(1)	Mr. Quandahl is the President and Chief Operating Officer of Wyoming Financial Lenders, Inc., the wholly owned and principal operating subsidiary of Western Capital that offers payday lending services. Mr. Quandahl also began serving as the Chief Operating Officer of Western Capital effective November 29, 2007, and continues to serve in that capacity. Effective January 1, 2009, Mr. Quandahl was also appointed to serve as the Company’s President and Chief Executive Officer. From January 1, 2009 through May 10, 2011, Mr. Quandahl also served as interim Chief Financial Officer.
(2)	Mr. Irlbeck is the Chief Financial Officer of Western Capital Resources. Mr. Irlbeck began serving as our Chief Financial Officer on May 10, 2011. Prior to May 10, 2011, Mr. Irlbeck was the Company’s Senior Director of Accounting.
(3)	Mr. Horner is the Company’s Controller and became the Vice President and Treasurer of Wyoming Financial Lenders in January 2009. Prior to January 2009, Mr. Horner served as the Company’s Controller.

Outstanding Equity Awards at Fiscal Year End

We had no outstanding equity awards as of December 31, 2011 for any named executives.

Employment and Change-In-Control Agreements

We do not currently have change-in-control agreements with any named executives or any other current members of our executive management. On March 31, 2010, we entered into an Employment Agreement with Mr. Quandahl to serve as our Chief Executive Officer and Chief Operating Officer. Prior to that time, Mr. Quandahl served in such capacities without any written agreement. Mr. Quandahl receives an annual base salary of $246,000 and is eligible for an annual performance-based cash bonus.

The performance-based bonus provisions of the Employment Agreement permit Mr. Quandahl and other members of management to receive annual bonus payments based on adjusted EBITDA targets annually established by the Board of Directors. The 2011 and 2010 adjusted EBITDA target was $4 million. If the Company’s actual adjusted EBITDA performance for a particular annual period ranges from 85 – 100% of the established adjusted EBITDA target, management will be entitled to receive a cash bonus consisting of 7.5% of the actual adjusted EBITDA. Mr. Quandahl’s share of the bonus pool for any particular year is expected to be 10 – 50% and the bonus pool will be payable to other management-level participants in the bonus pool selected from time to time by the Board of Directors. If the Company’s actual adjusted EBITDA performance for a particular annual period is less than 85% of the established adjusted EBITDA target, no bonus will be payable, and if such performance exceeds 100% of the established adjusted EBITDA target, the bonus pool will include 15% of the amount by which such performance exceeds the target. In addition to the adjusted EBITDA threshold, the agreement also contains capital expenditure and working capital thresholds.

During 2011 and 2010, the Board of Directors authorized certain transactions that resulted in the capital expenditure limitation and working capital threshold eligibility requirements not being satisfied. The board waived compliance with these two eligibility requirements in 2010 and approved the exclusion of such transactions when testing these two eligibility requirements in 2011. The board also authorized the adjusted EBITDA calculation to exclude certain expenditures. The effect of those actions permitted eligible participants to benefit under the management bonus pool arrangement in both 2010 and 2011.

The Employment Agreement also contains customary provisions prohibiting Mr. Quandahl from soliciting customers and employees of the Company for three years after any termination of his employment with the Company, and from competing with the Company for either three years (if Mr. Quandahl is terminated for good cause or if he resigns without good reason) or two years (if the Company terminates Mr. Quandahl’s employment for without good cause or if he resigns with good reason). If Mr. Quandahl’s employment is terminated by the Company without “good cause” or if Mr. Quandahl voluntarily resigns with “good reason,” then Mr. Quandahl will be entitled to (i) severance pay for a period of 12 months and (ii) reimbursement for health insurance premiums for his family if he elects continued coverage under COBRA.

Compensation of Directors

Name and Principal Position		Compensation	Other Annual Compensation	Stock Option Awards	Total
Richard Miller(1)	2011	$0	$100,000	$0	$100,000
Chairman	2010	$0	$75,000	$0	$75,000
Ellery Roberts(2)	2011	$102,583	$0	$0	$102,583
Director	2010	$11,666	$0	$0	$11,666
Angel Donchev	2011	$0	$0	$0	$0
Director	2010	$0	$0	$0	$0
Aldus Chapin II(3)	2011	$0	$0	$0	$0
Director	2010	$0	$0	$0	$0

(1)	Mr. Miller provides management consulting services to the Company in addition to his services as Chairman of the Board. In accordance with the consulting agreement, his compensation is $100,000 per year. All compensation reflected in the table for Mr. Miller was paid pursuant to his consulting agreement with the Company.
(2)	Mr. Roberts serves on a special committee of the Board of Directors. In connection with this service, the Board of Directors approved the payment of compensation to Mr. Roberts in the amount of $13,000 per month from June through November 2011, and $10,000 per month from December 2011 through November 2012.
(3)	Mr. Chapin resigned from the Board of Directors effective February 17, 2012.

Related-Party Transactions

On October 18, 2011 the Company entered into a borrowing arrangement with River City Equity, Inc. and delivered a related long-term promissory note in favor of River City Equity. The borrowing arrangement allows the Company to borrow up to $2,000,000 at an interest rate of 12% per annum, with interest payable on a monthly basis. The note matures on September 30, 2013, on which date all unpaid principal and accrued but unpaid interest thereon is due and payable. The note includes a prepayment penalty and, under certain circumstances, permits River City Equity to obtain a security interest in substantially all of the Company’s assets. As of October 3, 2012, $1,550,000 has been advanced under this arrangement. After the initial advancement from River City Equity under the borrowing arrangement, the brother of the Company’s Chief Executive Officer obtained an ownership interest in River City Equity. The Board of Directors has been apprised of the fact that, subsequent to the transactions creating the arrangement with River City Equity, that entity has become a “related party” under applicable SEC disclosure rules. The Company may in the future seek advancements from the $650,000 remaining available under the borrowing arrangement. In any such case, advancements will be approved in the manner required under the board’s related-party transaction policy discussed below.

The Board of Directors has adopted a written Conflict of Interest and Related Party Transaction Policy. That policy governs the approval of all related-party transactions, subject only to certain customary exceptions (e.g., compensation, certain charitable donations, transactions made available to all employees generally, etc.). The policy contains a minimum dollar threshold of $5,000.

The entire Board of Directors administers the policy and approves any related-party transactions. At each calendar year’s first regularly scheduled meeting, management discloses any related-party transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After full disclosure of all material facts, review and discussion, the board approves or disapproves such transactions. If a related-party transaction will be ongoing, the board may establish guidelines for management to follow in its ongoing dealings with the related party. However, management is generally required to update the board as to any material change to the related-party transactions approved at the first calendar year meeting.

In the event management recommends any related-party transactions after the first calendar year meeting, such transactions are generally presented to the board for approval in advance, or preliminarily entered into by management subject to ratification by the board. If ratification is not obtained, management must make all reasonable efforts to cancel or annul such transaction.

Procedurally, no director is allowed to vote in any approval of a related-party transaction for which he or she is the related party, except that such a director may otherwise participate in a related discussion and shall provide to the board all material information concerning the related-party transaction and the director’s interest therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the close of business on October 3, 2012, we had issued and outstanding two classes of voting securities — common stock, of which there were 5,397,780 shares issued and outstanding; and Series A Convertible Preferred Stock, of which there were 10,000,000 shares issued and outstanding. Each share of capital stock is currently entitled to one vote on all matters put to a vote of our shareholders. The following table sets forth the number of common shares, and percentage of issued and outstanding common shares, beneficially owned as of October 3, 2012, by:

•	each person known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding common stock
•	each current director
•	each executive officer of the Company and other persons identified as a named executive in our Summary Compensation Table above, and
•	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each of the following persons is 11550 “I” Street, Omaha, Nebraska 68137, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address	Common Shares Beneficially Owned(1)	Percentage of Common Shares(1)
Richard Miller(2)	333,750	5.9%
Ellery Roberts(3)	—	—
Angel Donchev(3)	—	—
Thomas H. Ripley(3)	—	—
Rich Horner(4)	100,000	1.9%
Steve Irlbeck(5)	200,000	3.7%
John Quandahl(6)	200,000	3.7%
All current executive officers and directors as a group(7)	833,750	14.6%
WCR, LLC(8) c/o Blackstreet Capital Advisors II 5425 Wisconsin Avenue, Suite #701 Chevy Chase, MD 20815	10,791,250	71.5%
Alpha Capital Anstalt(9) Pradaafant 7 Furst en Tums 9490 Vaduz, Liechtenstein	416,667	7.7%

*	less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of issued and outstanding shares of the Company. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.
(2)	Mr. Miller is a director of the Company. Share figures contained in the table are taken from Mr. Miller’s most recent filing under §13 of the Securities Exchange Act of 1934 on Schedule 13G/A, filed with the SEC on November 3, 2010.
(3)	Messrs. Roberts, Donchev, and Riley are directors of the Company.
(4)	Mr. Horner became the Treasurer of Wyoming Financial Lenders, Inc. in January 2009.
(5)	Mr. Irlbeck became the Company’s Chief Financial Officer on May 10, 2011 and was the Company’s Senior Director of Accounting from January 1, 2009 to May 10, 2011.
(6)	Mr. Quandahl is the Company’s Chief Executive Officer and a director of the Company.
(7)	Consists of Messrs. Miller, Roberts, Donchev, Riley, Irlbeck, Horner and Quandahl.
(8)	Consists of 1,091,250 shares of common stock and 9,700,000 shares of Series A Convertible Preferred Stock which are convertible into an equal number of shares of common stock. Share figures contained in the table are taken from WCR LLC’s most recent filing under §13 of the Securities Exchange Act of 1934 on Schedule 13D/A, filed on November 5, 2010. The natural person having investment and dispositive control of these shares is Mr. Murry N. Gunty.
(9)	Based solely on a registered shareholder report dated June 1, 2012. On information and belief, the natural person having investment and dispositive control of these shares is Mr. Joseph Hammer.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to the record holders of our issued and outstanding shares of capital stock as of October 8, 2012, the record date, non-transferable subscription rights to purchase shares of our common stock at a subscription price of $.10 per share. Each subscription right will entitle the holders of our capital stock to purchase one share of our common stock, which we refer to as the “basic subscription privilege.” Each eligible holder of record of shares of our capital stock will receive 2.9224992 subscription rights for each share of capital stock owned by such holder as of 5:00 p.m., Minneapolis time, on the record date. We intend to keep the rights offering open until November 14, 2012 unless our Board of Directors, in its sole discretion, extends such time for up to an additional 30 days.

You may exercise all or a portion of your subscription rights, or none at all. If, however, you exercise less than your entire basic subscription privilege, you will not be eligible to exercise your over-subscription privilege

We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock based on the number of subscription rights they hold, rounded to the nearest whole number, with halves rounded down. For example, if a holder held 100 shares on the record date, he or she would receive 292.24992 subscription rights, entitling that holder to purchase up to 292 shares of common stock. If a holder held 375 shares on the record date, he or she would receive 1,095.9372 subscription rights, entitling that holder to purchase up to 1096 shares of common stock. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, then you may also exercise the over-subscription privilege component of your subscription rights to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising their over-subscription privileges. To the extent that the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription requests, then the shares which are available will be prorated among those shareholders properly exercising their over-subscription privileges based on the number of shares each such shareholder subscribed for under their basic subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of common shares than the shareholder subscribed for pursuant to the exercise of his, her or its over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder subscribed, and the remaining common shares will be allocated among all other shareholders exercising their over-subscription privileges on the same pro rata basis described above. This share-allocation process will be repeated until all common shares have been allocated or all over-subscription exercises have been honored, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to the exercise of your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no shareholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

We can provide no assurances that you will actually receive the number of shares you wish to purchase upon exercise of your over-subscription privilege. For example, we will not be able to satisfy any portion of your exercise of the over-subscription privilege if all of our other shareholder exercise their basic subscription privileges in full. We will only fully honor an exercised over-subscription privilege to the extent sufficient shares of our common stock are available after the exercise of all basic subscription privileges associated with the subscription rights.

To the extent there are fewer shares available to you upon exercise of your over-subscription privileges than that for which you subscribe and tender payment under such privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned to you, without interest or deduction, as soon as practicable. To the extent shareholders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the number of shares for which you actually tender payment in connection with the exercise of your over-subscription privilege. We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Delivery of Shares of Common Stock Acquired in the Rights Offering

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate evidencing the new shares purchased as soon as practicable after the completion of the rights offering. One stock certificate will be generated for each rights certificate processed. Until your stock certificate is received, you may not be able to sell the shares of common stock acquired in the rights offering. If, as of the record date, your shares were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates for your new shares. Nevertheless, your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

Reasons for the Rights Offering

Prior to approving the rights offering, our Board of Directors carefully considered our current and expected acquisition opportunities, our liquidity requirements, our expected results of operations, current market conditions, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering if they do not exercise their rights in full.

After weighing the factors discussed above and the effect of the $4,400,000 in additional capital, after deducting $100,000 of estimated offering-related expenses, that may be generated by the sale of shares pursuant to the rights offering, our Board of Directors determined the rights offering to be in the best interests of the Company and its shareholders. Although we believe that the rights offering will strengthen our financial condition and allow us to pursue opportunities to grow and diversify the Company, the Board of Directors is not making any recommendation as to whether you should exercise your subscription rights.

Effect of Rights Offering on Existing Shareholders

The ownership interests and voting interests of our existing shareholders that do not fully exercise their subscription rights will be diluted.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

  Subscription by Registered Holders

If you hold certificates of shares of our capital stock, the number of rights you may exercise pursuant to your subscription rights will be indicated on the rights certificate delivered to you. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below in this section under the caption “— Subscription Agent,” prior to the expiration of the rights offering.

  Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under both the basic subscription privilege and the over-subscription privilege, if any, together with your full subscription payment.

  Subscription by Beneficial Owners

If you are a beneficial owner of our shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, subscription rights will be issued to the nominee record holder for shares of our common stock that you beneficially own at the record date. If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Minneapolis time, November 14, 2012 expiration date we have established for the rights offering.

Payment Method for Registered Holders

As described in the instructions accompanying the rights certificate, payments must be made in full in United States Dollars for the full number of shares of our common stock for which you are subscribing by (i) cashier’s check or (ii) certified check, in either case drawn upon a United States bank and made payable to the subscription agent at the address set forth below in this section under the caption “— Subscription Agent.”

Personal checks are not accepted. Payment received after the expiration of the rights offering may not be honored, and the subscription agent will return your payment to you promptly, without interest or penalty.

You should read and follow the delivery and payment instructions accompanying the rights certificate. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO WESTERN CAPITAL. Except as described below under the caption “— Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and other subscription documents, together with payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return-receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Program Medallion Signature Program or the Stock Exchange Medallion Program, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our shares of common stock, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Minneapolis time, on November 14, 2012 which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate and subscription payment after that time, regardless of when the rights certificate and subscription payment were sent by you, unless you send the documents in compliance with the guaranteed delivery procedures described below. We have the option to extend the rights offering and the period for exercising your subscription rights for up to an additional 30 days, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering.

Subscription Price

The subscription price was determined by a special committee of our Board of Directors. Factors considered by the committee included the strategic alternatives available to our Company for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company and the general condition of the securities market. The market price for our common stock during the rights offering may not be equal to or above the subscription price. Furthermore, a subscribing owner of rights may be unable to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. Moreover, our Board of Directors may otherwise choose in its sole discretion to terminate the rights offering at any time and for any reason. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Subscription Agent

The subscription agent for this offering is Corporate Stock Transfer, Inc.. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments should be mailed or delivered is:

Corporate Stock Transfer, Inc.
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., Minneapolis time, on November 14, 2012. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. If you deliver subscription materials in a manner different from those described in this prospectus, we may not honor the exercise of your subscription rights.

Whom to Contact for Information

Any questions regarding our rights offering or requests for additional copies of documents may be directed to Maslon Edelman Borman & Brand, LLP, Attn: Paul Chestovich, at (612) 672-8305, Monday through Friday (except bank holidays), between 9:00 a.m. and 5:00 p.m., Minneapolis time.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

No Fractional Shares

We will not issue fractional subscription rights or fractional shares in the rights offering.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you, as record holder of those subscription rights, at your address of record; or
•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution — such as a commercial bank, savings, bank, credit union or broker dealer — that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.
•	Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies.
•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of common shares subscribed for under the basic subscription privilege and the over-subscription privilege, if any, and your full subscription payment.

Beneficial Owners

If you do not hold certificates for shares of our capital stock, you are a beneficial owner of shares of our capital stock. Instead of receiving a rights certificate, you will receive your subscription rights through a broker, dealer, custodian bank or other nominee. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.

You should contact your broker, dealer, custodian bank or other nominee if you do not receive information regarding the rights offering, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank or other nominee or if you do not receive notice in time to respond to your nominee by the deadline established by the nominee, which may be prior to 5:00 p.m. Minneapolis time, on November 14, 2012.

If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates for shares of our common stock and received a rights certificate, but would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transaction for you.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under the caption “— Payment Method”;
•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and
•	deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Western Capital Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;
•	the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and
•	your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “— Subscription Agent.” Eligible institutions may also alternatively transmit a Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (303) 282-5800.

If you require additional copies of the Notice of Guaranteed Delivery form, you should call Paul Chestovich of Maslon Edelman Borman & Brand, LLP, at (612) 672-8305.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment has been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Shareholder Rights

You will have no rights as a holder of our shares of common stock you purchase in the rights offering, if any, until certificates representing our shares of common stock are issued to you or until your account at your record holder is credited with shares of common stock purchased in the rights offering. You will have no right to revoke your subscriptions once made in accordance with the procedures set forth in this prospectus.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will instead hold these rights certificates for their account. To exercise any such subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Minneapolis time, at least three business days prior to the expiration of the rights offering of their exercise of such rights, and, with respect to holders whose addresses are outside the United States, provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at the subscription price.

Material U.S. Federal Income Tax Consequences

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences” below.

Listing

The subscription rights are not transferable, and we will not apply for listing of such rights on any exchange, market or listing service. Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the over-the-counter Bulletin Board

(OCTBB) under the symbol “WCRS.” The last reported sales price of our common stock on the OTCBB on October 3, 2012 the last practicable date before the filing of this prospectus, was $0.06. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your subscription rights.

Issued and Outstanding Shares of Capital Stock after the Rights Offering

As of October 3, 2012, the last practicable date before the filing of this prospectus, 5,370,789 of our shares of common stock were issued and outstanding and there were no rights to purchase shares of our common stock outstanding. As of such date there were also 10,000,000 shares of Series A Convertible Preferred Stock issued and outstanding. Assuming no other transactions by us involving shares of our capital stock, and no options or other convertible securities for shares of our common stock are exercised, prior to the expiration of the rights offering, an additional 45,000,000 shares of common stock will be issued and outstanding after the closing of the rights offering if the rights offering is fully subscribed through the exercise of subscription rights, for a total of 50,370,789 shares of common stock issued and outstanding. Nevertheless, there is no minimum amount of shares that must be sold in the rights offering for us to close the offering, accept subscriptions and access related payments. Therefore, it is possible that fewer than 50,370,789 shares of common stock will be issued and outstanding after completion of the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain United States federal income tax consequences to U.S. holders, as defined below, of the receipt, ownership and exercise of the rights distributed in the subscription rights offering and ownership of the shares of common stock that would be issued upon an exercise of the subscription rights. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and applicable administrative and judicial interpretations, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the tax consequences described herein will not be challenged by the Internal Revenue Service (the “IRS”) or that such a challenge would not be sustained by a court. No ruling has been sought from the IRS, and no opinion of counsel has been rendered, as to the federal income tax consequences of this rights offering.

This discussion is not a comprehensive description of the U.S. federal income taxation considerations that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws, including but not limited to financial institutions, brokers and dealers in securities or currencies, insurance companies, tax-exempt organizations, persons who hold their shares as part of a straddle, hedge, conversion or other risk-reduction transaction, persons liable for the alternative minimum tax, U.S. expatriates, persons whose functional currency is not the U.S. dollar, persons who hold their shares through “foreign financial institutions” within the meaning of Section 1471 of the Code, persons that could be subject to the 3.8% Medicare tax on certain investment income beginning in 2013, or foreign taxpayers. This discussion also does not address any aspect of state, local or foreign income or other tax laws. This discussion is limited to U.S. holders which hold our shares of common stock or preferred stock, and would hold the subscription rights or any shares of common stock issued on an exercise of the subscription rights, as capital assets. For purposes of this discussion, a “U.S. holder” is a holder of common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF RECEIPT, OWNERSHIP AND EXERCISE OF THE RIGHTS, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Receipt of the Subscription Rights

You will not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

Tax Basis and Holding Period of the Rights

The tax basis of the subscription rights received by you in the rights offering will be zero unless either (1) the fair market value of the subscription rights on the date such rights are distributed is equal to at least 15% of the fair market value on such date of the shares of stock with respect to which they are received or (2) you elect to allocate part of the tax basis of such shares to the subscription rights. If either (1) or (2) is true, then, if you exercise the subscription rights, your tax basis in your shares will be allocated between the rights and the shares with respect to which the subscription rights were received in proportion to their respective fair market values on the date the rights are distributed. In order to comply with applicable regulations, we expect to prepare an IRS Form 8397 and either provide the same to our shareholders or post that form on our website within 45 days of the distribution of the subscription rights. If we determine that the value of the subscription rights on the date such rights are distributed is equal to or exceeds 15% of the fair market value on such date of the shares of stock with respect to which the rights are received, we expect to reflect the value of the rights which we determine, and its effect on your basis in the rights and shares, on the IRS Form 8937. If we determine that the value of the subscription rights on such date is less than 15% of the fair market value on such date of the shares with respect to which the rights are received, we expect to reflect the value of the rights on the IRS Form 8937, consistent with this determination (and subject to the election that you may make to allocate basis in your shares to the rights, as discussed above) that the subscription rights do not have an effect on your basis in shares. We have not obtained, and may not obtain, an independent appraisal of the valuation of the rights, and any determinations we reflect on an IRS Form 8937 will not be binding on the IRS. You should consult with your tax advisor to determine the proper allocation of basis between the rights and your shares with respect to which the rights are received.

Your holding period for the rights will include your holding period for the shares with respect to which the rights were received.

Expiration of the Rights

If you allow subscription rights received in the rights offering to expire, you will not recognize any gain or loss. If you have tax basis in the subscription rights which was allocated from your shares, the tax basis of the expired rights will be restored to the tax basis of such shares.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering. The aggregate tax basis of the shares acquired through exercise of the rights should equal the sum of the exercise price for such shares and your tax basis, if any, in the rights as described above. In determining the tax basis of the shares acquired through exercise of the rights, the price paid upon exercise of the rights should be allocated pro rata to the shares acquired. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

Tax Treatment of Shares received on Exercise of Subscription Rights

Distributions, if any, made on shares of our common stock, including shares received on exercise of subscription rights, generally will be ordinary dividend income to the extent of our current and accumulated earnings and profits. If you are a noncorporate holder of our shares, for taxable years beginning before January 1, 2013, such dividends are generally taxed at a maximum U.S. federal income tax rate of 15%, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the shares and thereafter as capital gain from the sale or exchange of such shares. If you are a corporation, or are taxed as a corporation, you may be eligible for a dividends received deduction on dividends you receive on our shares, subject to applicable limitations.

Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period in the shares is more than one year at the time of the taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. If you are a noncorporate holder of our shares, any long-term capital gains you recognize will generally be subject to a maximum U.S. federal income tax rate of 15%. This maximum tax rate is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2013. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, if you are not a corporation, we are required to report to the IRS dividends paid to you on shares and proceeds you receive from a disposition of shares in a transaction with the Company. Backup withholding may also apply to any payments if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have previously failed to report all dividends or certain other income required to be shown on your federal income tax returns. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the IRS.

MARKET INFORMATION

Our common stock is listed for trading on the OTC Bulletin Board, the “OTCBB,” under the symbol “WCRS.” The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. The following table sets forth the high and low bid prices for our common stock as reported by the OTC Bulletin Board in 2011 and 2010. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. Trading in the Company’s common stock during the period represented was sporadic, exemplified by low trading volume and many days during which no trades occurred. On or about March 1, 2010, our common stock also began trading on the “OTCQB”, which is the OTC Markets’ middle-tier over-the-counter quotation platform. OTC Markets is the entity formerly known as “The Pink Sheets.”

Market Price (high/low)
For the Fiscal Year	2012		2011	2010
First Quarter		$0.09 - 0.01	$0.04 - 0.02	$0.30 - 0.08
Second Quarter		$0.37 - 0.05	$0.06 - 0.02	$0.18 - 0.02
Third Quarter	$	n/a	$0.03 - 0.01	$0.08 - 0.02
Fourth Quarter	$	n/a	$0.04 - 0.01	$0.19 - 0.02

On October 3, 2012, the last practicable date before the filing of this prospectus, the last reported sales price of our common stock on the OTCBB was $0.06 per share. As of October 3, 2012, there were approximately 540 holders of record.

Holders of our common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our Board of Directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. In addition, we must first pay preferred dividends on its Series A Convertible Preferred Stock as described under the caption “Description of Equity Securities” below. The current dividend payable to the holders of Series A Convertible Preferred Stock aggregates to $525,000 on a quarterly basis. Other than with respect to shares of Series A Convertible Preferred Stock, future dividend policy is subject to the sole discretion of our Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition. As of October 3, 2012, we had an outstanding accrued but unpaid and cumulated dividends on our Series A Convertible Preferred Stock aggregating to $5,125,000.

Our common stock is categorized as a “penny stock” subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock in public broker’s transaction, if at all, at the times and prices that you feel are fair or appropriate. For more information about the risks of investing in shares of common stock, see the “Risk Factors” section of this prospectus, beginning on page 13.

DESCRIPTION OF SECURITIES

The following is a description of the common stock we are registering, our issued and outstanding preferred stock, and certain material provisions of Minnesota law, our Articles of Incorporation, and our corporate bylaws. The following is only a summary and is qualified by applicable law, our Articles of Incorporation, and our corporate bylaws. Copies of our Articles of Incorporation and corporate bylaws are included as exhibits to the registration statements of which this prospectus is a part and are available as set forth under “Where You Can Find More Information.”

General

As of the date of this prospectus, there were 5,397,780 shares of our common stock issued and outstanding, and approximately 540 holders of record of our common stock, and there were 10,000,000 shares of our Series A Convertible Preferred Stock issued and outstanding held by two holders of record. Our authorized capital consists of 250,000,000 shares of capital stock, no par value (unless otherwise designated), of which 10,000,000 shares have been designated for issuance as preferred stock, with a par value of $0.01 per share. As of the date of this prospectus, we had outstanding no options or warrants for the purchase of any capital shares.

Common Stock

Voting.  The holders of our common stock are entitled to one vote for each issued and outstanding share of common stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. Shareholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights.  Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights.  Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Of our 250 million shares of authorized capital, we have designated 10,000,000 for issuance as “Series A Convertible Preferred Stock.” Each share of Series A Convertible Preferred Stock carries a $2.10 stated value and entitles its holders to (i) a cumulative 10% dividend, payable on a quarterly basis; (ii) in the event of a liquidation or dissolution of the Company, a preference in the amount of all accrued but unpaid dividends plus the stated value of such shares before any payment shall be made or any assets distributed to the holders of any junior securities; (iii) convert their preferred shares into our common shares on a share-for-share basis, subject to adjustment; and (iv) vote their preferred shares on an as-if-converted basis. We have the right to redeem some or all of such preferred shares, at any time upon 60 days’ advance notice, at a price equal to $3.50 per share plus accrued but unpaid dividends thereon. Holders of our Series A Convertible Preferred Stock have no preemptive or cumulative-voting rights.

Anti-Takeover Provisions

The following is a description of certain provisions of the Minnesota Business Corporation Act and our corporate bylaws that are likely to discourage any unfriendly attempt to obtain control of the Company. This summary does not purport to be complete and is qualified in its entirety by reference to the Minnesota Business Corporation Act and our corporate bylaws.

  Minnesota Business Combination Act

We are subject to the Minnesota Business Combination Act, Section 302A.673 of the Minnesota Business Corporation Act. Subject to certain qualifications and exceptions, the statute prohibits an “interested shareholder” of certain Minnesota corporations that are termed “issuing public corporations” (which definition Western Capital satisfies) from effecting any “business combination” with the corporation for a period of four years from the date the shareholder becomes an “interested shareholder” unless the corporation’s Board of Directors approved the business combination prior to the shareholder becoming an “interested shareholder” or otherwise approved the shareholder becoming an “interested shareholder.”

An “interested shareholder” is defined to include (i) any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation, or (ii) any affiliate or associate of the corporation, that, within the prior four-year period has at any time directly or indirectly beneficially owned 10% or more of the voting power of the then-outstanding stock of the corporation.

The term “business combination” is defined broadly to include, among other things:

•	the merger, consolidation or share exchange of the corporation with the interested shareholder or any corporation that is, or after the merger, consolidation or share exchange would be, an affiliate or associate of the interested shareholder (subject to certain exceptions);
•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder or any affiliate or associate of the interested shareholder, of assets of the corporation or any subsidiary (i) having an aggregate market value of 10% or more of the corporation’s consolidated assets, (ii) having an aggregate market value of 10% or more of the market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis (subject to certain exceptions); or
•	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the outstanding stock of the corporation (subject to certain exceptions).

The statute is designed to protect minority shareholders by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The statute’s prohibition on the issuance or transfer to an interested shareholder of 5% or more of the aggregate market value of the outstanding stock of a corporation is subject to an exemption for shares purchased pursuant to the exercise of rights offered on a pro rata basis to all shareholders, such as this rights offering.

  Bylaws

Certain provisions of our corporate bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to act in what our Board of Directors believes to be in the best interests of us and our shareholders. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders. These provisions are summarized below.

Advance Notice Provisions for Raising Business or Nominating Directors.  Sections 3.3 and 3.6 of our bylaws contain advance-notice provisions relating to the ability of shareholders to raise business at a shareholder meeting and make nominations for directors to serve on our Board of Directors. These advance-notice provisions generally require shareholders to raise business within a specified period of time prior to a meeting in order for the business to be properly brought before the meeting. Similarly, our bylaws prescribe the timing of submissions for nominations to our Board of Directors and the certain of factual and background information respecting the nominee and the shareholder making the nomination.

Limited Shareholder Action in Writing.  Our bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting by fewer than all shareholders entitled to vote. This provision is consistent with the Minnesota Business

Corporation Act, which does not allow for fewer than all shareholders of a public corporation to take action other than at an actual meeting of the shareholders.

Number of Directors and Vacancies.  Our bylaws provide that the number of directors shall be determined from time to time by a vote of shareholders; provided, that the number of directors comprising the board may be increased (but not decreased) by a majority of the directors then serving on the board. The bylaws also provide that our board has the exclusive right, except as may be provided in the terms of any series of preferred stock created by resolutions of the board, to fill vacancies, including vacancies created by any decision of our board to increase the number of directors serving.

  Articles of Incorporation — Blank-Check Preferred Stock Power

Under our Articles of Incorporation, our board has the authority to fix by resolution the terms and conditions of one or more series of preferred stock and provide by resolution for the issuance of shares of such series.

We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by our shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board.

These provisions give our board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of our capital stock on October 8, 2012. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it by mail, hand, express mail, courier or other expedited service, together with payment for the shares, to the subscription agent at the following address:

Corporate Stock Transfer, Inc.
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

For more information, see the section of this prospectus entitled “The Rights Offering.” If you have any questions, you should contact Maslon Edelman Borman & Brand, LLP, Attn: Paul Chestovich, at (612) 672-8305.

We do not know of any existing agreements between any shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common stock underlying the rights.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and our corporate bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Minnesota law. In addition, and as permitted by Minnesota law, our Articles of Incorporation provide that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;
•	the payment of an improper dividend or an improper repurchase of our stock in violation of Minnesota law or in violation of federal or state securities laws; or
•	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operating rules and procedures for the public reference room.

We maintain an Internet site at http://www.westerncapitalresources.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website referenced above. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

Any questions you may have regarding the rights offering or requests for additional copies of documents may be directed to Maslon Edelman Borman & Brand, LLP, Attn: Paul Chestovich at (612) 672-8305, Monday through Friday (except bank holidays), between 9:00 a.m. and 5:00 p.m., Minneapolis time.

LEGAL MATTERS

The validity of the subscription rights and the shares of common stock offered by this prospectus have been passed upon for us by Maslon Edelman Borman & Brand, LLP of Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Western Capital Resources, Inc. and its subsidiaries as of and for the years ended December 31, 2011 and 2010, included in this prospectus and in the related registration statement, have been audited by Lurie Besikof Lapidus LLP, an independent registered public accounting firm. As indicated in their report with respect thereto, these consolidated financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting, with respect to such report.

FINANCIAL INFORMATION

Western Capital Resources, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON CONSOLIDATED FINANCIAL STATEMENTS

Board of Directors
Western Capital Resources, Inc.
Omaha, Nebraska

We have audited the accompanying consolidated balance sheets of Western Capital Resources, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Capital Resources, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Minneapolis, Minnesota

/s/ Lurie Besikof Lapidus & Company, LLP

March 30, 2012

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash	$1,909,442	$2,092,386
Loans receivable (less allowance for losses of $1,001,000 and $1,165,000)	4,887,813	4,743,906
Inventory	756,528	502,415
Prepaid expenses and other	451,751	152,736
Deferred income taxes	413,000	467,000
TOTAL CURRENT ASSETS	8,418,534	7,958,443
PROPERTY AND EQUIPMENT	757,747	824,102
GOODWILL	12,393,869	11,458,744
INTANGIBLE ASSETS	309,552	434,413
OTHER	142,074	95,180
TOTAL ASSETS	$22,021,776	$20,770,882
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,323,730	$1,477,607
Income tax payable	—	435,670
Note payable – short-term	1,000,000	2,000,000
Current portion long-term debt	695,123	769,330
Preferred dividend payable	3,550,000	1,450,000
Deferred revenue	314,561	320,021
TOTAL CURRENT LIABILITIES	7,883,414	6,452,628
LONG-TERM LIABILITIES
Note payable – long-term	1,210,065	905,188
Deferred income taxes	530,000	350,000
TOTAL LONG-TERM LIABILITIES	1,740,065	1,255,188
TOTAL LIABILITIES	9,623,479	7,707,816
SHAREHOLDERS’ EQUITY
Series A convertible preferred stock 10% cumulative dividends, $0.01 par value, $2.10 stated value. 10,000,000 shares authorized, issued and outstanding	100,000	100,000
Common stock, no par value, 240,000,000 shares authorized, 7,446,007 and 7,446,007 shares issued and outstanding	—	—
Additional paid-in capital	18,221,777	18,221,777
Accumulated deficit	(5,923,480)	(5,258,711)
TOTAL SHAREHOLDERS’ EQUITY	12,398,297	13,063,066
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,021,776	$20,770,882

See notes to consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2011	2010
REVENUES
Payday loan fees	$9,663,130	$10,607,136
Phones and accessories	4,585,584	4,094,049
Cricket service fees	3,741,495	1,419,446
Installment interest income	538,273	—
Check cashing fees	682,094	739,733
Other income and fees	277,344	1,118,083
	19,487,920	17,978,447
STORE EXPENSES
Salaries and benefits	4,702,051	4,573,346
Provisions for loan losses	1,396,724	1,279,547
Phone and accessories cost of sales	2,857,294	1,706,160
Occupancy	1,686,373	1,852,279
Advertising	333,453	363,171
Depreciation	275,389	280,250
Amortization of intangible assets	435,861	517,656
Other	2,417,441	2,327,611
	14,104,586	12,900,020
INCOME FROM STORES	5,383,334	5,078,427
GENERAL & ADMINISTRATIVE EXPENSES
Salaries and benefits	1,735,686	1,527,797
Depreciation	23,741	17,677
Interest expense	290,913	405,249
Other	1,014,763	1,026,763
	3,065,103	2,977,486
INCOME BEFORE INCOME TAXES	2,318,231	2,100,941
INCOME TAX EXPENSE	883,000	752,000
NET INCOME	1,435,231	1,348,941
SERIES A CONVERTIBLE PREFERRED STOCK DIVIDENDS (assumes all paid)	(2,100,000)	(2,100,000)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(664,769)	$(751,059)
NET LOSS PER COMMON SHARE – Basic and diluted	$(0.09)	$(0.10)
WEIGHTED AVERAGE COMMON SHARE OUTSTANDING – Basic and diluted	7,446,007	7,584,637

See notes to consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Deficit	Shareholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE – December 31, 2009	10,000,000	$100,000	7,996,007	$—	$18,478,337	$(4,676,212)	$13,902,125
Shares retired	—	—	(550,000)	—	(256,560)	168,560	(88,000)
Dividends	—	—	—	—	—	(2,100,000)	(2,100,000)
Net income	—	—	—	—	—	1,348,941	1,348,941
BALANCE – December 31, 2010	10,000,000	100,000	7,446,007	—	18,221,777	(5,258,711)	13,063,066
Dividends	—	—	—	—	—	(2,100,000)	(2,100,000)
Net income	—	—	—	—	—	1,435,231	1,435,231
BALANCE – December 31, 2011	10,000,000	$100,000	7,446,007	$—	$18,221,777	$(5,923,480)	$12,398,297

See notes to consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010
OPERATING ACTIVITIES
Net Income	$1,435,231	$1,348,941
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	299,130	297,927
Amortization	435,861	517,656
Shares received for reimbursement of expenses	—	(88,000)
Deferred income taxes	234,000	119,000
Loss on disposal of property and equipment	28,172	57,650
Changes in operating assets and liabilities:
Loans receivable	(100,876)	131,964
Inventory	(254,113)	(128,557)
Prepaid expenses and other assets	(334,283)	97,944
Accounts payable and accrued liabilities	411,453	414,515
Deferred revenue	(5,460)	(25,805)
Net cash provided by operating activities	2,149,115	2,743,235
INVESTING ACTIVITIES
Purchases of property and equipment	(145,947)	(103,964)
Acquisition of stores, net of cash acquired	(1,416,782)	—
Net cash used by investing activities	(1,562,729)	(103,964)
FINANCING ACTIVITIES
Net advances on notes payable	—	205,628
Payments on notes payable – long-term	(769,330)	(629,075)
Dividends	—	(1,650,000)
Net cash used by financing activities	(769,330)	(2,073,447)
NET INCREASE (DECREASE) IN CASH	(182,944)	565,824
CASH
Beginning of year	2,092,386	1,526,562
End of year	$1,909,442	$2,092,386
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$1,094,468	$343,103
Interest paid	$290,954	$401,594
Noncash investing and financing activities:
Refinancing of note payable – short-term	$—	$1,636,044

See notes to consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation, Nature of Business and Summary of Significant Accounting Policies

Nature of Business/Basis of Presentation

Western Capital Resources, Inc. (WCR) through its wholly owned operating subsidiaries, Wyoming Financial Lenders, Inc. (WFL) and PQH, Inc. (PQH), collectively referred to as the Company, provides retail financial services and retail cellular phone sales to individuals primarily in the Midwestern United States. The Company operated 52 “Payday” stores in nine states (Colorado, Iowa, Kansas, Nebraska, North Dakota, South Dakota, Utah, Wisconsin and Wyoming) as of December 31, 2011 and 51 “Payday” stores in 2010. The Company operated 45 Cricket wireless retail stores in 13 states (Arizona, Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Missouri, Nebraska, Ohio, Oklahoma, Oregon and Texas) as of December 31, 2011 and 31 Cricket wireless retail stores in eight states (Illinois, Indiana, Iowa, Kansas, Maryland, Missouri, Nebraska and Texas) as of December 31, 2010. The consolidated financial statements include the accounts of WCR, WFL, and PQH. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company, through its “payday” division, provides non-recourse cash advance and installment loans, check cashing and other money services. The short-term consumer loans, known as cash advance loans or “payday” loans, are in amounts that typically range from $100 to $500. Cash advance loans provide customers with cash in exchange for a promissory note with a maturity of generally two to four weeks and the customer’s personal check for the aggregate amount of the cash advanced plus a fee. The fee varies from state to state, based on applicable regulations and generally ranges from $15 to $22 per each $100 borrowed. To repay a cash advance loan, a customer may pay with cash, in which case their personal check is returned to them, or allow the check to be presented to the bank for collection. Installment loans provide customers with cash in exchange for a promissory note with a maturity of generally three to six months and are unsecured. The fee and interest rate on installment loans vary based on applicable regulations.

The Company also provides title loans and other ancillary consumer financial products and services that are complementary to its cash advance-lending business, such as check-cashing services, money transfers and money orders. In our check cashing business, we primarily cash payroll checks, but we also cash government assistance, tax refund and insurance checks or drafts. Our fees for cashing payroll checks average approximately 2.5% of the face amount of the check, subject to local market conditions, and this fee is deducted from the cash given to the customer for the check. We display our check cashing fees in full view of our customers on a menu board in each store and provide a detailed receipt for each transaction. Although we have established guidelines for approving check-cashing transactions, we have no preset limit on the size of the checks we will cash.

Our loans and other related services are subject to state regulations (which vary from state to state), federal regulations and local regulations, where applicable.

The Company also operates a Cricket Wireless Retail division that is a premier dealer for Cricket Wireless, Inc. reselling cellular phones and accessories and accepting service payments from Cricket customers.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates. Significant management estimates relate to the loans receivable allowance, allocation of and carrying value of goodwill and intangible assets, inventory valuation and obsolescence and deferred taxes and tax uncertainties.

Revenue Recognition

The Company recognizes fees on cash advance loans on a constant-yield basis ratably over the loans’ terms. Title and installment loan fees and interest are recognized using the interest method, except that installment loan origination fees are recognized as they become non-refundable and installment loan maintenance fees are

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation, Nature of Business and Summary of Significant Accounting Policies  – (continued)

recognized when earned. The Company records revenue from check cashing fees, sales of phones, and accessories and fees from all other services in the period in which the sale or service is completed.

Loans Receivable Allowance

We maintain a loan loss allowance for anticipated losses for our payday, installment and title loans. To estimate the appropriate level of the loan loss allowance, we consider the amount of outstanding loans owed to us, historical loans charged off, current and expected collection patterns and current economic trends. Our current loan loss allowance is based on our net write offs, typically expressed as a percentage of loan amounts originated for the last 24 months applied against the principal balance of outstanding loans that we write off. The Company also periodically performs a look-back analysis on its loan loss allowance to verify the historical allowance established tracks with the actual subsequent loan write-offs and recoveries. The Company is aware that as conditions change, it may also need to make additional allowances in future periods.

Included in loans receivable are payday loans that are currently due or past due and payday loans that have not been repaid. This generally is evidenced where a customer’s personal check has been deposited and the check has been returned due to non-sufficient funds in the customer’s account, a closed account, or other reasons. Also included in loans receivable are current and delinquent installment and title loans. Loans are carried at cost less the loans receivable allowance. The Company does not specifically reserve for any individual loan. The Company aggregates loan types for purposes of estimating the loss allowance using a methodology that analyzes historical portfolio statistics and management’s judgment regarding recent trends noted in the portfolio. This methodology takes into account several factors, including the maturity of the store location and charge-off and recovery rates. The Company utilizes a software program to assist with the tracking of its historical portfolio statistics. As a result of the Company’s collection efforts, it historically writes off approximately 42% of the returned items. Based on days past the check return date, write-offs of returned items historically have tracked at the following approximately percentages: 1 to 30 days — 42%; 31 to 60 days — 66%; 61 to 90 days — 82%; 91 to 120 days — 88%; and 121 to 180 days — 90%. All returned items are charged-off after 180 days, as collections after that date have not been significant. The loans receivable allowance is reviewed monthly and any adjustment to the loan loss allowance as a result of historical loan performance, current and expected collection patterns and current economic trends is recorded.

At December 31, 2011 and 2010 our outstanding loans receivable aging was as follows:

	Payday and Title Loans December 31		Installment Loans December 31		Total December 31
	2011	2010	2011	2010	2011	2010
current	$4,373,000	$4,398,000	$253,000	$144,000	$4,626,000	$4,542,000
1 – 30	213,000	276,000	84,000	—	297,000	276,000
31 – 60	189,000	234,000	31,000	—	220,000	234,000
61 – 90	186,000	209,000	37,000	—	223,000	209,000
91 – 120	171,000	220,000	—	—	171,000	220,000
121 – 150	189,000	227,000	—	—	189,000	227,000
151 – 180	163,000	201,000	—	—	163,000	201,000
	5,484,000	5,765,000	405,000	144,000	5,889,000	5,909,000
Allowance for losses	(942,000)	(1,161,000)	(59,000)	(4,000)	(1,001,000)	(1,165,000)
	$4,542,000	$4,604,000	$346,000	$140,000	$4,888,000	$4,744,000

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation, Nature of Business and Summary of Significant Accounting Policies  – (continued)

A rollforward of the Company’s loans receivable allowance for the years ended December 31, 2011 and 2010 is as follows:

	Year Ended December 31,
	2011	2010
Loans receivable allowance, beginning of year	$1,165,000	$1,237,000
Provision for loan losses charged to expense	1,397,000	1,280,000
Charge-offs, net	(1,561,000)	(1,352,000)
Loans receivable allowance, end of year	$1,001,000	$1,165,000
Inventory

Inventory, consisting of phones and accessories, is stated at cost, determined on the specific identification and a first-in, first-out basis, respectively.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Useful lives generally range from five to seven years for furniture, equipment, and vehicles. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the related assets or the leases term, and this amortization is included with depreciation.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets acquired using purchase accounting and is not amortized.

Intangible Assets

Customer relationships represent the fair values management assigned to relationships with customers acquired through business acquisitions and is amortized over three years on an accelerated basis based on management’s estimates of attrition of the acquired customers.

Long-Lived Assets

The Company assesses the possibility of impairment of long-lived and intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that could trigger an impairment review include significant underperformance relative to expected historical or projected future cash flows, significant changes in the manner of use of acquired assets or the strategy for the overall business, and significant negative industry events or trends. In addition, we conduct an annual goodwill impairment test as of October 1 each year. We assess our goodwill for impairment at the reporting unit level by applying a fair value test. This fair value test involves a two-step process. The first step is to compare the carrying value of our net assets to our fair value. If the fair value is determined to be less than the carrying value, a second step is performed to measure the amount of the impairment, if any.

Due to the effect of our capital structure involving preferred stock and related cumulative preferred dividends, the market capitalization approach of valuing the reporting unit as a whole is not practical. The discounted future cash flows method is utilized in estimating value. When estimated future cash flows are less than the carrying value of the net assets and related goodwill, an impairment test is performed to measure and recognize the amount of the impairment loss, if any. There were no impairment charges recorded in 2011 or 2010.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and loans receivable. The Company’s cash is placed with high quality financial institutions. From time to time,

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation, Nature of Business and Summary of Significant Accounting Policies  – (continued)

cash balances exceed federally insured limits. The Company has not experienced any significant losses with respect to its cash. Loans receivable, while concentrated in geographical areas, are dispersed among numerous customers.

Income Taxes

Deferred income taxes reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and statutory tax rates applicable in the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income taxes represents taxes paid or payable for the current year and changes during the year in deferred tax assets and liabilities.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing the loss available to common shareholders by the weighted average number of common shares outstanding for the year. Diluted net loss per common share is computed by dividing the net loss available to common shareholders’ by the sum of the weighted average number of common shares outstanding plus potentially dilutive common share equivalents (convertible preferred shares) when dilutive. The 10 million shares of potentially dilutive Series A Convertible Preferred Stock outstanding at December 31, 2011 and 2010 were anti-dilutive and therefore excluded from the dilutive net loss per share computation:

	Year Ended December 31,
	2011	2010
Series A Convertible Preferred Stock	10,000,000	10,000,000
Fair Value of Financial Instruments

The amounts reported in the balance sheets for cash, loans receivable, inventory, and accounts payable are short-term in nature and their carrying values approximate fair values. The amounts reported in the balance sheets for notes payable are both long-term and short-term and their carrying value approximates fair value.

Recent Accounting Pronouncements

In July 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-20” Receivables (Topic 310) — Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU 2010-20 requires extensive new disclosures about financing receivables, including credit risk exposures and the allowance for credit losses. For public entities, ASU 2010-20 disclosures of period-end balances are effective for interim or annual reporting periods ending on or after June 15, 2011, as updated by ASU 2011-01. Disclosures related to activity that occurs during the reporting period are required for interim and annual reporting periods beginning on or after December 15, 2010. The Company adopted this standard with no material impact on its consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04 “Fair Value Measurement (Topic 820) —  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” ASU 2011-04 results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. For public entities, ASU 2011-04 is effective for interim or annual reporting periods ending on or after December 15, 2011. We are assessing the impact of ASU 2011-04 on our consolidated financial statements.

In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08 “Intangibles — Goodwill and Other (Topic 350) — Testing Goodwill for Impairment.” ASU 2011-08 allows an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should perform additional steps to determine if there is goodwill

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation, Nature of Business and Summary of Significant Accounting Policies  – (continued)

impairment. The amendments are effective for annual and interim goodwill tests performed for fiscal years beginning after December 15, 2011, early adoption being permitted. The adoption of ASU 2011-08 is not expected to have an impact on our consolidated financial statements.

2.  Acquisitions/Dispositions

In 2011 the Company purchased the assets of various stores in separate transactions. The aggregate purchase price totaled $1,421,000.

In September through December 2011, the Company acquired 17 retail storefronts (Arizona (2), Colorado (2), Idaho, (1), Illinois (4), Missouri (1), Nebraska (1), Ohio (1), Oklahoma (3) and Oregon (2)) for $1,373,000. Fourteen of the storefronts were previously Cricket corporate owned stores and 3 were acquired from another Cricket dealer.

In October 2011, the Company acquired one Payday store in Iowa for $48,000.

The Company made no material acquisitions in 2010.

Under the purchase method of accounting the assets and liabilities of the aforementioned acquisitions were recorded at their respective fair values as of the purchase date as follows:

Year Ended December 31, 2011
Cash	$4,000
Loans receivable	43,000
Property and equipment	115,000
Intangible assets	311,000
Goodwill	935,000
Other non-current assets	12,000
Other	1,000
$1,421,000

The results of the operations for the acquired locations have been included in the consolidated financial statements since the date of the acquisitions. The following table presents the unaudited pro forma results of operations for the year ended December 31, 2011 and 2010, as if the acquisitions had been consummated at the beginning of 2010. The pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of the 2010 or the results which may occur in the future.

	For the Year Ended December 31,
	2011	2010
Pro forma revenue	$25,996,000	$25,788,000
Pro forma net loss	$(148,100)	$(232,400)
Pro forma net loss per common share – basic and diluted	$(0.02)	$(0.03)

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  Segment Information

The Company has grouped its operations into two segments — Payday Operations and Cricket Wireless Retail Operations. The Payday Operations segment provides financial and ancillary services. The Cricket Wireless Retail Operations segment is a dealer for Cricket Wireless, Inc., reselling cellular phones and accessories and serving as a payment center for Cricket customers.

Segment information related to the years ended December 31, 2011 and 2010:

	For the Year Ended December 31, 2011			For the Year Ended December 31, 2010
	Payday	Cricket Wireless	Total	Payday	Cricket Wireless	Total
Revenues	$11,211,739	$8,276,181	$19,487,920	$11,753,254	$6,225,193	$17,978,447
Depreciation and amortization	$151,249	$583,742	$734,991	$183,186	$632,397	$815,583
Interest expense	$—	$290,913	$290,913	$144	$405,105	$405,249
Income tax expense (benefit)	$963,000	$(80,000)	$883,000	$1,009,000	$(257,000)	$752,000
Net income (loss)	$1,575,757	$(140,526)	$1,435,231	$1,745,791	$(396,850)	$1,348,941
Total segment assets	$15,037,112	$6,984,665	$22,021,776	$15,481,283	$5,289,599	$20,770,882
Expenditures for segmented assets	$55,216	$1,451,856	$1,507,072	$101,991	$51,973	$153,964

4.  Property and Equipment

Property and equipment consisted of the following:

	For the Year Ended December 31,
	2011	2010
Furniture and equipment	$1,076,225	$938,535
Leasehold improvements	727,570	705,909
Other	71,766	71,983
	1,875,561	1,716,427
Less accumulated depreciation	1,117,814	892,325
	$757,747	$824,102

Depreciation expense on all operations for the year ended December 31, 2011 and 2010 was $299,130 and $297,927, respectively.

5.  Intangible Assets

Intangible assets consisted of the follows:

	For the Year Ended December 31,
	2011	2010
Customer relationships	$4,453,912	$4,142,912
Less accumulated amortization	4,144,360	3,708,499
	$309,552	$434,413

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  Intangible Assets – (continued)

As of December 31, 2011, estimated future amortization expense for the customer relationships is as follows:

2012	$175,000
2013	88,000
2014	47,000
$310,000

6.  Note Payable — Short Term

The Company’s short-term debt is as follows:

	December 31,
	2011	2010
Note payable to WERCS with interest payable monthly at the fixed rate of 12%. The note was extended to April 1, 2012, is collateralized by substantially all assets of WFL and shares of stock of WFL, and contains certain financial and compliance covenants, as defined.	$1,000,000	$2,000,000
	$1,000,000	$2,000,000

7.  Notes Payable — Long Term

The Company’s long-term debt is as follows:

	December 31,
	2011	2010
Note payable (with a credit limit of $2,000,000) to River City Equity, Inc., a related party, with interest payable monthly at 12% due September 30, 2013 and upon certain events can be collateralized by substantially all assets of WCR.	$1,000,000	$—
Note payable to a related party with interest payable monthly at 10%, due March 1, 2013 and collateralized by substantially all assets of select locations of PQH.	449,340	770,638
Note payable to a related party with interest payable monthly at 10%, due April 1, 2013 and collateralized by substantially all assets of select locations of PQH.	440,499	711,140
Note payable with interest payable monthly at 7%, amortized through January 1, 2012 and collateralized by substantially all assets of select locations of PQH.	15,349	192,740
Total	1,905,188	1,674,518
Less current maturities	(695,123)	(769,330)
	$1,210,065	$905,188

Estimated repayments are as follows:

2012	$695,123
2013	1,210,065
$1,905,188

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  Income Taxes

The Company’s provision for income taxes is as follows:

	For the Year Ended December 31,
	2011	2010
Current:
Federal	$549,000	$525,000
State	100,000	108,000
	649,000	633,000
Deferred:
Federal	197,000	100,000
State	37,000	19,000
	234,000	119,000
	$883,000	$752,000

Deferred income tax assets (liabilities) are summarized as follows:

	As of December 31,
	2011		2010
	Current	Non-Current	Current	Non-Current
Deferred income tax assets:
Allowance for loan receivable	$380,000	$—	$442,000	$—
Other	33,000	—	25,000	—
	413,000	—	467,000	—
Deferred income tax liabilities:
Property and equipment	—	(163,000)	—	(194,000)
Goodwill and intangible assets	—	(367,000)	—	(156,000)
	—	(530,000)	—	(350,000)
Net	$413,000	$(530,000)	$467,000	$(350,000)

Reconciliations from the statutory federal income tax rate to the effective income tax rate are as follows:

	For the Year Ended December 31,
	2011	2010
Income tax expense using the statutory federal rate	$788,000	$714,000
State income taxes, net of federal benefit	92,000	83,000
Shares received for reimbursement of expenses	—	(33,000)
Other	3,000	(12,000)
Income tax expense	$883,000	$752,000

It is the Company’s practice to recognize penalties and/or interest related to income tax matters in interest and penalties expense. As of December 31, 2011 and 2010, the Company had an immaterial amount of accrued interest and penalties.

The Company is subject to income taxes in the U.S. federal jurisdiction and various states and local jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Company and recognize a

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  Income Taxes – (continued)

tax liability (or asset) if the company has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. Management has analyzed the tax positions taken by the Company and has concluded that as of December 31, 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Management believes it is no longer subject to income tax examinations for years prior to 2008.

9.  Shareholders’ Equity

Capitalization

At December 31, 2011, the Company’s authorized capital stock consists of 250,000,000 shares of no par value capital stock. All shares have equal voting rights and are entitled to one vote per share.

Of the 250,000,000 shares of authorized capital, 240,000,000 have been designated as common stock and 10,000,000 as Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock has a 10% cumulative dividend and can be converted on a share-for-share basis into common stock. The Company has the right to redeem some or all of the Series A Convertible Preferred Stock at any time, upon 60 days notice, at $3.50 per share, plus any cumulative unpaid dividends.

2008 Stock Incentive Plan

On February 2, 2008, the Board of Directors of the Company approved and adopted the Company’s 2008 Stock Incentive Plan, pursuant to which an aggregated of 2,000,000 shares of common stock have been reserved for issuance. No options under this plan have been granted as of December 31, 2011.

The Company had no stock options or stock warrants outstanding at December 31, 2011.

10.  Preferred Stock Dividend

Reconciliations of the cumulative preferred stock dividend payable are as follows:

	As of December 31,
	2011	2010
Balance due, beginning of year	$1,450,000	$1,000,000
Current year preferred dividends payable	2,100,000	2,100,000
Preferred dividends paid	—	(1,650,000)
Balance due, end of year	$3,550,000	$1,450,000

In addition, the Company has $525,000 of fourth quarter unaccrued cumulative preferred dividends at December 31, 2011 and 2010 that became due and payable January 15, 2012 and 2011, respectively.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  Operating Lease Commitments

The Company leases its facilities under operating leases with terms ranging from month to month to six years, with rights to extend for additional periods. Rent expense on all operations was approximately $1,704,000 and $1,863,000 in 2011 and 2010, respectively. Future minimum lease payments are approximately as follows:

Year Ending December 31,	Amount
2012	$1,411,000
2013	899,000
2014	548,000
2015	234,000
2016 and thereafter	70,000
$3,162,000

12.  Related Party Transactions

The Company leases two properties from an officer of the Company and another related party under operating leases, one that extends through October, 2016 requiring monthly lease payments of $1,680 and one that extends through June, 2015 requiring monthly lease payments of $1,200.

On August 31, 2011, the Company entered into two operating leases for property owned by Ladary, Inc. Ladary, which acquired the two properties in foreclosure sales, is a corporation partially owned by the Chief Executive Officer of the Company, two directors and two employees of the management company that manages the Company’s largest shareholder. The new leases, one of which replaced an earlier lease that the Company had entered into with the prior landlord, have four-year terms, require aggregate monthly rental payments of $6,000, and are on terms and conditions substantially similar to those contained in the replaced leases.

On October 18, 2011 the Company entered into a long-term Promissory Note with River City Equity, Inc. River City Equity, Inc. is a related party due to the relationship of one of its minority shareholders to the Company’s CEO. Terms of the note are for up to $2,000,000 of principal to be loaned at a rate of 12% with interest payable on a monthly basis. The note matures and all accrued and unpaid interest and the unpaid principal is due and payable on September 30, 2013. The note includes a prepayment penalty and terms providing a security interest, under certain circumstances, in substantially all assets of the Company.

Mr. Richard Miller is the Company’s Board Chairman. Mr. Miller provides management consulting services to the Company in addition to his services as Chairman of the Board. In accordance with the consulting agreement, his compensation is $100,000 per year. He was paid $100,000 and $75,000 in 2011 and 2010, respectively, under this consulting agreement.

Rent expense to related parties for 2011 and 2010 was approximately $57,000 and $33,000, respectively.

Interest expense for 2011 and 2010 on the related party notes payable was approximately $139,000 and $176,000, respectively.

At the time of executing the credit facility with WERCS, the CEO was a non-controlling and non-affiliate (under 10%) shareholder of WERCS. As of December 31, 2010, the CEO was no longer a shareholder of WERCS.

13.  Stock Purchase and Sale

On February 23, 2010, WERCS, a Wyoming corporation (“WERCS”) , entered into a definitive Stock Purchase and Sale Agreement by and between WERCS, and WCR Acquisition, Inc., a Delaware corporation, pursuant to which WERCS agreed to sell to WCR Acquisition, Inc. all shares of common stock and Series A Convertible Preferred Stock of the Company owned by WERCS. The parties later amended the Stock Purchase and Sale Agreement to substitute WCR, LLC, a Delaware limited liability company, as the buyer of

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  Stock Purchase and Sale – (continued)

Company stock from WERCS . The sale of the shares of common stock and Series A Convertible Preferred Stock was consummated on March 31, 2010. WCR, LLC purchased the common stock and the Series A Convertible Preferred Stock for aggregate consideration of approximately $4,770,000.

Since the 10,000,000 shares of Series A Convertible Preferred Stock vote on an as-converted basis (presently one-for-one) with shares of the Company’s common stock, the purchase and sale transaction effects a change in the voting control of the Company, with WCR, LLC possessing approximately 61.8% of the voting power of the Company’s shares.

14.  Employment Agreement/Management Bonus Pool

On March 31, 2010, the Company entered into an Employment Agreement with John Quandahl, its Chief Executive Officer, Chief Operating Officer, and interim Chief Financial Officer. The Employment Agreement provides Mr. Quandahl with an annual base salary and eligibility for an annual performance-based cash bonus pool for management.

The performance-based bonus provisions permit management to receive annual bonus payments in cash based on adjusted EBITDA and other targets established by the Board of Directors annually. The Employment Agreement sets the 2011 and 2010 adjusted EBITDA target at $4 million. If the Company’s actual adjusted EBITDA performance for a particular annual period ranges from 85-100% of the established adjusted EBITDA target, the cash bonus pool will be 7.5% of adjusted EBITDA. If the Company’s actual EBITDA performance for a particular annual period exceeds 100% of the established adjusted EBITDA target, 15% of adjusted EBITDA over the established target will be added to the cash bonus pool. The cash bonus pool for 2010 is limited to 75% of the calculated annual amount due to the mid-year implementation of the agreement. The Board approved modifications to the threshold calculations for 2011 by modifying them to exclude from the capital expenditures and working capital requirement calculations the Cricket store acquisition transactions and related long-term debt. The bonus pool for 2011 is approximately $334,000. Certain targets were not achieved for 2010 due to transactions approved by the Board. The Board did, however, approve a bonus pool for management of approximately $215,000 for 2010, the amount that would have been earned under this plan had all the targets been achieved.

15.  Management and Advisory Agreement

Effective April 1, 2010, the Company entered into a Management and Advisory Agreement with Blackstreet Capital Management, LLC (“Blackstreet”), to provide certain financial, managerial, strategic and operating advice and assistance. Blackstreet employs two of the Company’s directors and is affiliated with another entity to which a third director provides consulting services. The annual fees for this contract will be the greater of 5% of EBITDA or $300,000 (increased by 5% annually effective April 1, 2011). Management and advisory fees for 2011 and 2010 were $311,250 and $225,000, respectively.

16.  Risks Inherent in the Operating Environment

The Company’s payday or short-term consumer loan activities are highly regulated under numerous local, state, and federal laws and regulations, which are subject to change. New laws or regulations could be enacted that could have a negative impact on the Company’s lending activities. Over the past few years, consumer advocacy groups and certain media reports have advocated governmental and regulatory action to prohibit or severely restrict deferred presentment cash advances.

The Federal Trade Commission has issued an FTC Consumer Alert (Federal Trade Commission, March 2008, Consumer Alert entitled “Payday Loans Equal Very Costly Cash: Consumers Urged to Consider the Alternatives”) that discourages consumers from obtaining payday loans such as the loans we offer, primarily on the basis that the types of loans we offer are very costly and consumers should consider alternatives to accepting a payday loan. For further information, you may obtain a copy of the alert at www.ftc.gov/bcp/edu/pubs/consumer/alerts/alt060.shtm. The federal government also passed legislation, the 2007 Military

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  Risks Inherent in the Operating Environment – (continued)

Authorization Act, prohibiting us from offering or making our loans to members of the military when the interest and fees calculated as an annual percentage rate exceeds 36%. This limitation effectively prohibits us from utilizing our present business model for cash advance or “payday” lending when dealing with members of the U.S. military, and as a result we do not and do not plan to conduct payday lending business with U.S. military personnel. These facts evidence the widespread belief that our charges relating to our loans are too expensive to be good for consumers. Some consumer advocates and others have characterized payday lending as “predatory.” As a result, there are frequently attempts in the various state legislatures, and occasionally in the U.S. Congress, to limit, restrict or prohibit payday lending.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was passed by the U.S. Congress and signed into law. Under the Act, a new Consumer Financial Protection Bureau will consolidate most federal regulation of financial services offered to consumers, and replace the Office of Thrift Supervision’s seat on the FDIC Board. Almost all credit providers, including mortgage lenders, providers of payday loans, other nonbank financial companies, and banks and credit unions with assets over $10 billion, will be subject to new regulations to be passed by the Bureau. While the Bureau does not appear to have authority to make rules limiting interest rates or fees charged, the scope and extent of the Bureau’s authority will nonetheless be broad, and it is expected that the Bureau will address issues such as rollovers or extensions of payday loans and compliance with federal rules and regulations. Future restrictions on the payday lending industry could have serious consequences for the Company.

Any adverse change in present federal laws or regulations that govern or otherwise affect payday lending could result in our curtailment or cessation of operations in certain jurisdictions or locations. Furthermore, any failure to comply with any applicable federal laws or regulations could result in fines, litigation, the closure of one or more store locations or negative publicity. Any such change or failure would have a corresponding impact on our results of operations and financial condition, primarily through a decrease in revenues resulting from the cessation or curtailment of operations, decrease in our operating income through increased legal expenditures or fines, and could also negatively affect our general business prospects as well if we are unable to effectively replace such revenues in a timely and efficient manner or if negative publicity effects our ability to obtain additional financing a needed.

During the 2010 legislative session in Colorado, House Bill 10-1351 was passed into law. This bill amended the Colorado Deferred Deposit Loan Act, the existing payday lending law. The law became effective August 11, 2010 and modified traditional payday lending by changing the single payment advance (with no minimum term) into a single or multiple payment loan with a minimum six month term. It also limited the amount and type of fees that can be charged on these loans, effectively reducing by one-half the fees that can be charged and when the fees may be realized. The Company continues to operate its sole store in Colorado offering short-term installment loans.

In May 2010, new laws were enacted in Wisconsin that restrict the number of times a consumer may renew (or rollover) a payday loan. Previously, there were no limits to the number of rollovers permitted. Effective January 1, 2011, consumers in Wisconsin are only be allowed to renew a payday loan once, and then lenders will be required to offer a 60-day, interest free, payment plan to consumers. In 2011 we introduced an installment loan product in Wisconsin.

On November 2, 2010, voters in Montana passed Petition Initiative I-164. Effective January 1, 2011, Petition Initiative I-164 capped fees on payday loans at an imputed interest rate of 36%. The Company discontinued its payday loan operations in that state on December 31, 2010.

The passage of federal or state laws and regulations could, at any point, essentially prohibit the Company from conducting its payday lending business in its current form. Any such legal or regulatory change would certainly have a material and adverse effect on the Company, its operating results, financial condition and prospects, and perhaps even its viability.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  Risks Inherent in the Operating Environment – (continued)

For the years ended December 31, 2011 and 2010, the Company had significant revenues by state (shown as a percentage of applicable division’s revenue when 10% or more) as follows:

Payday Division			Cricket Wireless Division
	2011 % of Revenues	2010 % of Revenues		2011 % of Revenues	2010 % of Revenues
Nebraska	28%	28%	Missouri	25%	31%
Wyoming	15%	14%	Nebraska	18%	16%
North Dakota	18%	16%	Texas	11%	12%
Iowa	12%	12%	Indiana	22%	28%

17.  Other Expenses

A breakout of other expense is as follows:

	For the Year Ended December 31,
	2011	2010
Store expenses
Bank fees	$273,868	$223,757
Collection costs	386,230	408,180
Repair and Maintenance	155,579	178,825
Supplies	248,011	167,624
Telephone	133,945	142,592
Utilities and network lines	486,355	503,703
Other	733,453	702,930
	$2,417,441	$2,327,611
General & administrative expenses
Professional fees	$235,380	$452,244
Management and consulting fees	411,250	300,000
Other	368,133	274,519
	$1,014,763	$1,026,763

18.  Litigation Matter

On March 26, 2010, the Company and all of the then-current members of its Board of Directors, among others, were sued by our former Chief Financial Officer and another former member of management, Messrs. Steven Staehr and David Stueve, respectively. In that lawsuit, the plaintiffs have alleged, among other things, that our Board of Directors breached certain of their fiduciary duties primarily in connection with the sale by WERCS of its capital stock in the Company to WCR, LLC. The complaint seeks injunctive and declaratory relief and unspecified money damages. The Company believes the claims are without merit. After the filing of the lawsuit, the Company removed the lawsuit to federal court and the plaintiffs sought to remand the case back to state court. On October 26, 2010, the plaintiffs’ motion to remand the case to state court was denied by the federal court. On July 6, 2011, the U.S. District Court for the District of Minnesota granted the Company’s motion to dismiss the action brought by Messrs. Steven Staehr and David Stueve. The lawsuit was dismissed without prejudice. The Company obtained a full and complete release from Steven Staehr pursuant to a Stock Redemption Agreement entered into on March 1, 2012, effective as of February 28, 2012. The redemption transaction contemplated by the agreement was consummated on March 12, 2012.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.  Special Committee of the Board of Directors

In June 2011, the Board of Directors appointed Mr. Ellery Roberts to a special committee of the board. The appointment was made for a period of six months. In November 2011 this appointment was extended through August 2012. In consideration for his additional service on the committee, the Company will pay Mr. Roberts $13,000 per month from June 2011 through November 2011 and $10,000 per month from December 2011 through November 2012.

20.  Subsequent Events

TX store acquisition

In February, 2012, the Company acquired three additional Cricket corporate owned stores for approximately $350,000. Two of the stores are located in McAllen, Texas and one in Laredo, Texas.

Common Stock Repurchase

Also in February – March, 2012, the Company repurchased an aggregate of 2,048,227 shares of its common stock from four shareholders at $0.15 per share for a total repurchase cost of $307,234.

Credit Facility

On March 14, 2012, the Company paid the remaining principal balance and all accrued and unpaid interest owing under the WERCS credit facility.

Related-Party Consulting Agreement

On March 7, 2012, a consulting agreement with Mr. Richard Miller was approved by the Company’s Board of Directors. The agreement provides for consulting fees in the amount of $100,000 and the same terms and conditions as the agreement that expires March 31, 2012.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$1,762,704	$1,909,442
Loans receivable (less allowance for losses of $905,000 and $1,001,000)	4,562,096	4,887,813
Inventory	705,517	756,528
Prepaid expenses and other	435,704	451,751
Deferred income taxes	379,000	413,000
TOTAL CURRENT ASSETS	7,845,021	8,418,534
PROPERTY AND EQUIPMENT	798,919	757,747
GOODWILL	12,672,569	12,393,869
INTANGIBLE ASSETS	293,805	309,552
OTHER	162,782	142,074
TOTAL ASSETS	$21,773,096	$22,021,776
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,301,110	$2,323,730
Note payable – short-term	—	1,000,000
Current portion long-term debt	558,412	695,123
Preferred dividend payable	4,600,000	3,550,000
Deferred revenue	287,718	314,561
TOTAL CURRENT LIABILITIES	7,747,240	7,883,414
LONG-TERM LIABILITIES
Notes payable – long-term	1,200,000	1,210,065
Deferred income taxes	642,000	530,000
TOTAL LONG-TERM LIABILITIES	1,842,000	1,740,065
TOTAL LIABILITES	9,589,240	9,623,479
SHAREHOLDERS’ EQUITY
Series A convertible preferred stock 10% cumulative dividends, $0.01 par value, $2.10 stated value, 10,000,000 shares authorized, issued and outstanding	100,000	100,000
Common stock, no par value, 240,000,000 shares authorized, 5,397,780 and 7,446,007 shares issued and outstanding	—	—
Additional paid-in capital	17,914,543	18,221,777
Accumulated deficit	(5,830,687)	(5,923,480)
TOTAL SHAREHOLDERS’ EQUITY	12,183,856	12,398,297
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,773,096	$22,021,776

See notes to condensed consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three months ended		Six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
REVENUES
Payday loan fees	$2,351,757	$2,169,854	$4,659,658	$4,495,601
Phones and accessories	1,628,329	808,948	4,370,025	2,395,863
Cricket service fees	1,483,342	440,224	3,478,367	994,920
Installment interest income	248,156	126,168	444,665	126,168
Check cashing fees	146,595	154,603	342,407	387,145
Other income and fees	69,790	340,285	149,617	679,016
	5,927,969	4,040,082	13,444,739	9,078,713
STORE EXPENSES
Salaries and benefits	1,605,796	1,033,563	3,293,188	2,145,608
Phone and accessories cost of sales	1,095,938	433,344	2,931,013	1,391,241
Occupancy	559,443	395,934	1,111,751	813,997
Provisions for loan losses	356,118	275,216	632,508	454,089
Advertising	80,259	83,287	157,380	164,887
Depreciation	70,680	62,931	139,925	127,024
Amortization of intangible assets	56,846	113,043	116,247	228,648
Other	771,458	512,041	1,523,736	1,122,018
	4,596,538	2,909,359	9,905,748	6,447,512
INCOME FROM STORES	1,331,431	1,130,723	3,538,991	2,631,201
GENERAL & ADMINISTRATIVE EXPENSES
Salaries and benefits	429,354	405,888	957,086	851,815
Depreciation	5,614	5,688	11,106	9,708
Interest expense	51,267	63,573	129,388	156,765
Other	274,445	224,859	578,618	514,829
	760,680	700,008	1,676,198	1,533,117
INCOME BEFORE INCOME TAXES	570,751	430,715	1,862,793	1,098,084
INCOME TAX EXPENSE	217,000	161,000	720,000	416,000
NET INCOME	353,751	269,715	1,142,793	682,084
SERIES A CONVERTIBLE PREFERRED STOCK DIVIDENDS (assumes all paid)	(525,000)	(525,000)	(1,050,000)	(1,050,000)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(171,249)	$(255,285)	$92,793	$(367,916)
NET INCOME (LOSS) PER COMMON SHARE Basic and diluted	$(0.03)	$(0.03)	$0.02	$(0.05)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – Basic and diluted	5,397,780	7,446,007	5,955,027	7,446,007

See notes to condensed consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30, 2012	June 30, 2011
OPERATING ACTIVITIES
Net Income	$1,142,793	$682,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	151,031	136,732
Amortization	116,247	228,648
Deferred income taxes	146,000	159,000
Loss on disposal of property and equipment	—	27,342
Changes in operating assets and liabilities
Loans receivable	325,717	285,141
Inventory	51,011	33,026
Prepaid expenses and other assets	(261)	(150,151)
Accounts payable and accrued liabilities	(22,620)	(656,504)
Deferred revenue	(26,843)	(64,579)
Net cash provided by operating activities	1,883,075	680,739
INVESTING ACTIVITIES
Purchase of property and equipment	(122,203)	(84,123)
Acquisitions, net of cash acquired	(453,600)	—
Net cash used by investing activities	(575,803)	(84,123)
FINANCING ACTIVITIES
Payments on notes payable – short-term	(1,000,000)	(1,000,000)
Payments on notes payable – long-term	(346,776)	(363,759)
Advances from notes payable – long-term	200,000	—
Common stock redemption	(307,234)	—
Net cash used by financing activities	(1,454,010)	(1,363,759)
NET DECREASE IN CASH	(146,738)	(767,143)
CASH
Beginning of period	1,909,442	2,092,386
End of period	$1,762,704	$1,325,243
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$368,969	$732,984
Interest paid	$140,404	$163,652

See notes to condensed consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation, Nature of Business and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared according to the instructions to Form 10-Q and Section 210.8-03(b) of Regulation S-X of the Securities and Exchange Commission (SEC) and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. For further information, refer to the Consolidated Financial Statements and footnotes thereto included in our Form 10-K as of and for the year ended December 31, 2011. The condensed consolidated balance sheet at December 31, 2011, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by GAAP.

Nature of Business

Western Capital Resources, Inc. (WCR), through its wholly owned operating subsidiaries, Wyoming Financial Lenders, Inc. (WFL) and PQH Wireless, Inc. (PQH), collectively referred to as the “Company,” provides retail financial services and retail cellular phone sales to individuals primarily in the Midwestern and Southwestern United States. As of June 30, 2012, the Company operated 52 “payday” stores in nine states (Colorado, Iowa, Kansas, Nebraska, North Dakota, South Dakota, Utah, Wisconsin and Wyoming) and operated 50 Cricket wireless retail stores in 14 states (Arizona, Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Missouri, Nebraska, Ohio, Oklahoma, Oregon, Texas and Washington). The condensed consolidated financial statements include the accounts of WCR, WFL, and PQH. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company, through its “payday” division, provides non-recourse cash advance loans, small unsecured installment loans, check cashing and other money services. The short-term consumer loans, known as cash advance loans or “payday” loans, are in amounts that typically range from $100 to $500. Cash advance loans provide customers with cash in exchange for a promissory note with a maturity of generally two to four weeks and the customer’s post-dated personal check for the aggregate amount of the cash advanced plus a fee. The fee varies from state to state, based on applicable regulations and generally ranges from $15 to $22 for each whole or partial increment of $100 borrowed. To repay the cash advance loan, a customer may pay with cash, in which case their personal check is returned to them, or allow the check to be presented to the bank for collection. Installment loans provide customers with cash in exchange for a promissory note with a maturity of generally three to six months. The fee and interest rate on installment loans vary based on applicable regulations. Like cash advance or “payday” loans, installment loans are unsecured.

The Company also provides title loans and other ancillary consumer financial products and services that are complementary to its cash advance-lending business, such as check-cashing services, money transfers and money orders. In our check-cashing business, we primarily cash payroll checks, but we also cash government assistance, tax refund and insurance checks or drafts. Our fees for cashing payroll checks average approximately 2.5% of the face amount of the check, subject to local market conditions, and this fee is deducted from the cash given to the customer for the check. We display our check-cashing fees in full view of our customers on a menu board in each store and provide a detailed receipt for each transaction. Although we have established guidelines for approving check-cashing transactions, we have no preset limit on the size of the checks we will cash.

Our loans and other related services are subject to state regulations (which vary from state to state), federal regulations and local regulations, where applicable.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation, Nature of Business and Summary of Significant Accounting Policies  – (continued)

The Company also operates a Cricket Wireless Retail division that is a premier dealer for Cricket Communications, Inc., reselling cellular phones and accessories and accepting service payments from Cricket customers.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the condensed consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates. Significant management estimates relate to the loans receivable allowance, allocation of and carrying value of goodwill and intangible assets, inventory valuation and obsolescence, and deferred taxes and tax uncertainties.

Revenue Recognition

The Company recognizes fees on cash advance loans on a constant-yield basis ratably over the loans’ terms. Title and installment loan fees and interest are recognized using the interest method except that installment loan origination fees are recognized as they become non-refundable and installment loan maintenance fees are recognized when earned. The Company records revenue from check cashing fees, sales of phones, and accessories and fees from all other services in the period in which the sale or service is completed.

Loans Receivable Allowance

We maintain a loan loss allowance for anticipated losses for our payday, installment and title loans. To estimate the appropriate level of the loan loss allowance, we consider the amount of outstanding loans owed to us, historical loans charged off, current and expected collection patterns and current economic trends. Our current payday loan loss allowance is based on our net write offs, typically expressed as a percentage of loan amounts originated for the last 24 months applied against the principal balance of outstanding loans that we write off. Our current installment loan loss allowance also factors in the delinquency status of loans within the installment portfolio. The Company also periodically performs a look-back analysis on its loan loss allowance to verify that the historical allowance established tracks with the actual subsequent loan write-offs and recoveries. The Company is aware that, as conditions change, it may also need to make additional allowances in future periods.

Included in loans receivable are payday loans that are currently due or past due and payday loans that have not been repaid. This generally is evidenced where a customer’s personal check has been deposited and the check has been returned due to non-sufficient funds in the customer’s account, a closed account, or other reasons. Also included in loans receivable are current and delinquent installment and title loans. Loans are carried at cost less the loans receivable allowance. The Company does not specifically reserve for any individual loan. The Company aggregates loan types for purposes of estimating the loss allowance using a methodology that analyzes historical portfolio statistics and management’s judgment regarding recent trends noted in the portfolio. This methodology takes into account several factors, including the maturity of the store location, charge-off and recovery rates and delinquency status of installment loans. The Company utilizes a software program to assist with the tracking of its historical portfolio statistics All returned payday items are charged off after 180 days, as collections after that date have not been significant. The loans receivable allowance is reviewed monthly and any adjustment to the loan loss allowance as a result of historical loan performance, current and expected collection patterns and current economic trends is recorded.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation, Nature of Business and Summary of Significant Accounting Policies  – (continued)

Net Income (Loss) Per Common Share

Basic net income (loss) per common share is computed by dividing the income (loss) available to common shareholders by the weighted average number of common shares outstanding for the year. Diluted net income (loss) per common share is computed by dividing the net income (loss) available to common shareholders by the sum of the weighted average number of common shares outstanding plus potentially dilutive common share equivalents (convertible preferred shares) when dilutive. All shares of potentially dilutive Series A Convertible Preferred Stock outstanding at June 30, 2012 and 2011 were anti-dilutive and therefore excluded from the dilutive net income (loss) per share computation.

Segment Reporting

The Company has grouped its operations into two segments — Payday Operations and Cricket Wireless Retail Operations. The Payday Operations segment provides financial and ancillary services. The Cricket Wireless Retail Operations segment is a dealer for Cricket Communications, Inc., reselling cellular phones and accessories and serving as a payment center for Cricket customers.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08 “Intangibles — Goodwill and Other (Topic 350) — Testing Goodwill for Impairment.” ASU 2011-08 allows an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should perform additional steps to determine if there is goodwill impairment. The amendments are effective for annual and interim goodwill tests performed for fiscal years beginning after December 15, 2011, early adoption being permitted. The Company adopted this standard with no material impact on its consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04 “Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” ASU 2011-04 results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. For public entities, ASU 2011-04 is effective for interim or annual reporting periods ending on or after December 15, 2011. The Company adopted this standard with no material impact on its consolidated financial statements.

No other new accounting pronouncement issued or effective during the fiscal quarter has had or is expected to have a material impact on the condensed consolidated financial statements.

2.  Risks Inherent in the Operating Environment

The Company’s payday or short-term consumer loan activities are highly regulated under numerous local, state, and federal laws and regulations, which are subject to change. New laws or regulations could be enacted that could have a negative impact on the Company’s lending activities. Over the past few years, consumer advocacy groups and certain media reports have advocated governmental and regulatory action to prohibit or severely restrict deferred presentment cash advances.

The Federal Trade Commission has issued an FTC Consumer Alert (Federal Trade Commission, March 2008, Consumer Alert entitled “Payday Loans Equal Very Costly Cash: Consumers Urged to Consider the Alternatives”) that discourages consumers from obtaining payday loans such as the loans we offer, primarily on the basis that the types of loans we offer are very costly and consumers should consider alternatives to accepting a payday loan. For further information, you may obtain a copy of the alert at www.ftc.gov/bcp/edu/pubs/consumer/alerts/alt060.shtm. The federal government also passed legislation, the 2007 Military Authorization Act, prohibiting us from offering or making our loans to members of the military when the interest and fees calculated as an annual percentage rate exceeds 36%. This limitation effectively prohibits us from utilizing our present business model for cash advance or “payday” lending when dealing with members

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.  Risks Inherent in the Operating Environment  – (continued)

of the U.S. military, and as a result we do not and do not plan to conduct payday lending business with U.S. military personnel. These facts evidence the widespread belief that our charges relating to our loans are too expensive to be good for consumers. Some consumer advocates and others have characterized payday lending as “predatory.” As a result, there are frequently attempts in the various state legislatures, and occasionally in the U.S. Congress, to limit, restrict or prohibit payday lending.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was passed by the U.S. Congress and signed into law. Under the Act, a new Consumer Financial Protection Bureau will consolidate most federal regulation of financial services offered to consumers, and replace the Office of Thrift Supervision’s seat on the FDIC Board. Almost all credit providers, including mortgage lenders, providers of payday loans, other nonbank financial companies, and banks and credit unions with assets over $10 billion, will be subject to new regulations to be passed by the Bureau. While the Bureau does not appear to have authority to make rules limiting interest rates or fees charged, the scope and extent of the Bureau’s authority will nonetheless be broad, and it is expected that the Bureau will address issues such as rollovers or extensions of payday loans and compliance with federal rules and regulations. Future restrictions on the payday lending industry could have serious consequences for the Company.

Any adverse change in present federal laws or regulations that govern or otherwise affect payday lending could result in our curtailment or cessation of operations in certain jurisdictions or locations. Furthermore, any failure to comply with any applicable federal laws or regulations could result in fines, litigation, the closure of one or more store locations or negative publicity. Any such change or failure would have a corresponding impact on our results of operations and financial condition, primarily through a decrease in revenues resulting from the cessation or curtailment of operations, decrease in our operating income through increased legal expenditures or fines, and could also negatively affect our general business prospects as well if we are unable to effectively replace such revenues in a timely and efficient manner or if negative publicity effects our ability to obtain additional financing a needed.

During the 2010 legislative session in Colorado, House Bill 10-1351 was passed into law. This bill amended the Colorado Deferred Deposit Loan Act, the existing payday lending law. The law became effective August 11, 2010 and modified traditional payday lending by changing the single payment advance (with no minimum term) into a single or multiple payment loan with a minimum six month term. It also limited the amount and type of fees that can be charged on these loans, effectively reducing by one-half the fees that can be charged and when the fees may be realized. At present, the Company continues to operate its sole store in Colorado while the impact to profitability of this new law is being assessed.

In May 2010, new laws were enacted in Wisconsin that restrict the number of times a consumer may renew (or rollover) a payday loan. Previously, there were no limits to the number of rollovers permitted. Effective January 1, 2011, consumers in Wisconsin are only allowed to renew a payday loan once, and then lenders are required to offer a 60-day, interest free, payment plan to consumers. As a result of these changes, we introduced an installment loan product in Wisconsin in 2011.

On November 2, 2010, voters in Montana passed Petition Initiative I-164. Effective January 1, 2011, Petition Initiative I-164 capped fees on payday loans at an imputed interest rate of 36%. The Company discontinued its operations in that state on December 31, 2010.

The passage of federal or state laws and regulations could, at any point, essentially prohibit the Company from conducting its payday lending business in its current form. Any such legal or regulatory change would certainly have a material and adverse effect on the Company, its operating results, financial condition and prospects, and perhaps even its viability.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.  Risks Inherent in the Operating Environment  – (continued)

For the six months ended June 30, 2012 and 2011, the Company had significant revenues by state (shown as a percentage of applicable division’s revenue) as follows:

Payday Division			Cricket Wireless Division
	2012 % of Revenues	2011 % of Revenues		2012 % of Revenues	2011 % of Revenues
Nebraska	26%	28%	Missouri	16%	28%
Wyoming	15%	15%	Nebraska	13%	20%
North Dakota	18%	18%	Texas	12%	14%
Iowa	12%	13%	Indiana	11%	26%
			Oklahoma	10%	0%

3.  Loans Receivable

At June 30, 2012 and December 31, 2011 our outstanding loans receivable aging was as follows:

	Payday and Title Loans		Installment Loans		Total
	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
	2012	2011	2012	2011	2012	2011
current	$3,975,024	$4,373,116	$269,896	$252,736	$4,244,920	$4,625,852
1 – 30	300,651	211,550	64,644	85,433	365,295	296,983
31 – 60	190,390	189,304	40,809	30,526	231,199	219,830
61 – 90	153,048	186,385	49,610	36,544	202,658	222,929
91 – 120	126,675	170,622	—	—	126,675	170,622
121 – 150	136,948	188,983	—	—	136,948	188,983
151 – 180	159,401	163,614	—	—	159,401	163,614
	5,042,137	5,483,574	424,959	405,239	5,467,096	5,888,813
Allowance for losses	(852,000)	(942,000)	(53,000)	(59,000)	(905,000)	(1,001,000)
	$4,190,137	$4,541,574	$371,959	$346,239	$4,562,096	$4,887,813

4.  Loans Receivable Allowance

As a result of the Company’s collection efforts, it historically writes off approximately 42% of the returned payday items. Based on days past the check return date, write-offs of payday returned items historically have tracked at the following approximate percentages: 1 to 30 days — 42%; 31 to 60 days — 66%; 61 to 90 days — 83%; 91 to 120 days — 87%; and 121 to 180 days — 90%. A rollforward of the Company’s loans receivable allowance for the six months ended June 30, 2012 and 2011 is as follows:

	Six Months Ended June 30,
	2012	2011
Loans receivable allowance, beginning of period	$1,001,000	$1,165,000
Provision for loan losses charged to expense	632,508	454,089
Charge-offs, net	(728,508)	(778,089)
Loans receivable allowance, end of period	$905,000	$841,000

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.  Segment Information

Segment information related to the three months ended June 30, 2012 and 2011 is set forth below:

	Three Months Ended June 30, 2012			Three Months Ended June 30, 2011
	Payday	Cricket Wireless	Total	Payday	Cricket Wireless	Total
Revenues from external customers	$2,839,713	$3,088,256	$5,927,969	$2,603,830	$1,436,252	$4,040,082
Net income	$372,601	$(18,850)	$353,751	$335,670	$(65,955)	$269,715

	Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
	Payday	Cricket Wireless	Total	Payday	Cricket Wireless	Total
Revenues from external customers	$5,628,830	$7,815,909	$13,444,739	$5,244,827	$3,833,886	$9,078,713
Net income (loss)	$741,374	$401,419	$1,142,793	$715,238	$(33,154)	$682,084
Total segment assets	$14,728,243	$7,044,853	$21,773,096	$14,500,282	$4,911,842	$19,412,124

6.  Notes Payable

On January 26, 2011, WERCS extended the maturity of the promissory note made by WERCS to WFL, pursuant to the Business Loan Agreement dated April 1, 2010 and an accompanying $2,000,000 promissory note to WFL, to April 1, 2012. In March 2011, as required by the terms of the note extension, the Company paid $1,000,000 toward the principal balance on the WERCS promissory note. On March 14, 2012, the Company repaid the remaining principal balance and all accrued and unpaid interest under the WERCS credit facility.

The Company drew an additional $200,000 on the existing note payable with River City Equity, Inc, a related party, during the first quarter 2012. Total advanced on the $2,000,000 credit facility as of June 30, 2012 was $1,200,000. The note is collateralized by substantially all assets of Western Capital Resources, Inc.

7.  Preferred Stock Dividend

Reconciliations of the cumulative preferred stock dividend payable are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Balance due, beginning of the period	$4,075,000	$1,975,000	$3,550,000	$1,450,000
Current quarter preferred dividends payable	525,000	525,000	1,050,000	1,050,000
Preferred dividends paid	—	—	—	—
Balance due, end of the period	$4,600,000	$2,500,000	$4,600,000	$2,500,000

In addition, the Company has $525,000 of second quarter unaccrued cumulative preferred dividends from June 30, 2012 and 2011 that became due and payable July 15, 2012 and 2011, respectively.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.  Other Expense

A breakout of other expense is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Store expenses
Bank fees	$75,617	$59,519	$157,237	$134,848
Collection costs	106,828	97,976	235,526	205,930
Repairs & maintenance	61,332	26,171	95,523	73,466
Supplies	98,596	42,938	186,521	77,342
Telephone	43,645	32,910	77,479	66,564
Utilities and network lines	159,487	108,017	335,659	235,441
Other	225,953	144,510	435,791	328,427
	$771,458	$512,041	$1,523,736	$1,122,018
General & administrative expenses
Professional fees	$61,291	$41,355	$147,214	$164,870
Management and consulting fees	137,692	117,117	271,442	217,117
Other	75,462	66,387	159,962	132,842
	$274,445	$224,859	$578,618	$514,829

9.  Acquisitions

In February 2012, the Company acquired three Cricket corporate-owned stores. Two of the stores are located in McAllen, Texas and one in Laredo, Texas.

In May 2012, the Company acquired two Cricket dealer-owned stores in separate transactions. One was located in Omaha, Nebraska and the other in Spokane, Washington.

Fair Value
Other current assets	$1,600
Property and equipment	72,500
Intangible assets	98,000
Goodwill	278,700
Other non-current assets	4,400
$455,200

The results of the operations for the acquired locations have been included in the condensed consolidated financial statements since the date of the acquisitions. The following table presents the unaudited pro forma results of continuing operations for the three and six months ended June 30, 2012 and 2011, as if the acquisitions had been consummated at the beginning of each period presented. The pro forma results of continuing operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the year presented or the results which may occur in the future.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9.  Acquisitions  – (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Pro forma revenue	$5,963,000	$4,370,000	$13,770,000	$9,989,000
Pro forma net income	$358,000	$306,000	$1,194,000	$815,000
Pro forma net income (loss) per common share – basic and diluted	$(0.03)	$(0.03)	$0.02	$(0.03)

In April 2012 the Company executed an Asset Purchase Agreement to acquire one Cricket retail storefront for a purchase price of $160,000. As a condition of the agreement, the Company will also open two and relocate one existing Cricket retail storefronts.

10.  Material Definitive Agreement

On June 22, 2012, Western Capital Resources, Inc. (through its wholly owned subsidiary PC Doctors Acquisition, Inc., a Delaware corporation) entered into an Asset Purchase Agreement with PC Doctors, LLC, a Wisconsin limited liability company, Tecguard, LLC, a Wisconsin limited liability company, and Robert Posteluk. PC Doctors is engaged in the business of selling cellular phones, internet service, tablets, computers, accessories and computer services, and Tecguard is engaged in the business of selling protection plans for cellular phones and computers. The businesses are conducted primarily in the State of Wisconsin.

Under the Asset Purchase Agreement, Western Capital would acquire substantially all of the assets of PC Doctors and Tecguard for a purchase price of $3.20 million (subject to a working capital adjustment), plus potential additional payments aggregating $1.55 million contingent upon the earnings of the buyer subsidiary for the years ended December 31, 2012 and 2013. The Asset Purchase Agreement contains customary representations and warranties respecting the business and assets of PC Doctors and Tecguard, as well as customary indemnification covenants. The closing of the transactions contemplated by the Asset Purchase Agreement is subject to customary conditions, including the completion of a due diligence investigation by Western Capital to its reasonable satisfaction. The Asset Purchase Agreement may be terminated if, among other customary reasons, the closing has not occurred on or prior to July 22, 2013 (or such later date as the parties may agree upon).

Also on June 22, 2012, the Company entered into a non-binding term sheet with WCR, LLC, a Delaware limited liability company and the controlling shareholder of the company, for the provision of a short-term loan the proceeds of which would be used to satisfy the Company’s financial obligations at the closing of the transaction with PC Doctors, LLC, Tecguard, LLC and Robert Posteluk. The Company’s ability to fulfill its obligations at the closing of such transaction depends upon its ability to secure this or other available financing through the completion of definitive documentation. The non-binding term sheet outlines the material terms of the lending arrangement proposed by the parties, including a loan of up to $3.5 million in principal amount, accruing interest at the rate of 11% per annum, payable on the six-month anniversary of the loan, with a $25,000 commitment fee payable upon execution of definitive documentation. The loan would be secured by a security interest in all of the assets of the Company (subordinate to the rights of River City Equity, Inc.), and involve no financial covenants or prepayment penalties.

11.  Consulting Agreement

On March 7, 2012, a consulting agreement with Mr. Richard Miller, the Chairman of the Board, was approved by the Company’s Board of Directors. The agreement provides for consulting fees in the amount of $100,000 and contains the same terms and conditions as the earlier agreement that expired March 31, 2012.

12.  Management and Advisory Agreement

Effective June 21, 2012, the Company entered into an Amended and Restated Management and Advisory Agreement with Blackstreet Capital Management, LLC, a Delaware limited liability company. The amended

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.  Management and Advisory Agreement  – (continued)

and restated agreement increases the management fee payable to Blackstreet to the greater of (i) $330,750 per year (subject to annual increases of five percent) or (ii) five percent of Western Capital’s EBITDA. The amended and restated agreement also requires the Company to pay Blackstreet a fee in an amount equal to two percent of the gross proceeds of any debt or equity financing, and a fee in an amount equal to $400,000 (plus a $60,000 increase in the management fee payable under the agreement) upon the closing of an acquisition in consideration for Blackstreet’s referral to the Company of such acquisition opportunity and assistance in the performance of due diligence services relating thereto. The Company will not, however, be obligated to accept and pursue any acquisition referrals made by Blackstreet. Finally, the amended and restated agreement provides that a termination fee will be paid to Blackstreet in the event that the Company terminates the agreement in connection with a sale of all or substantially all of the assets of the Company to, or any merger or other transaction with, an unaffiliated entity, which transaction results in the holders of a majority of the stock of the Company immediately prior to such transaction owning less than 50% of the stock of the Company (or any successor entity) after giving effect to the transaction.

13.  Rights Offering

On June 18, 2012 the Company filed a registration statement with the SEC on Form S-1 relating to the proposed distribution of subscription rights (for no consideration) to the existing shareholders of the Company and the related public offer and sale of common stock to such shareholders.

Gross proceeds from the sale of shares of common stock, assuming the exercise of all subscription rights to be distributed up to the maximum amount contemplated in the registration statement, would be $4.5 million.

14.  Common Stock Repurchases

In February and March 2012, the Company repurchased an aggregate of 2,048,227 shares of its common stock from four shareholders at $0.15 per share for a total repurchase cost of $307,234.

15.  Subsequent Events

Form S-1/A Registration Statement Under the Securities Act of 1933.

On July 26, 2012, the Company filed Form S-1/A, Registration Statement Under the Securities Act of 1933. This amended the filing made on June 18, 2012.

Material Definitive Agreement

On August 10, 2012, the Company terminated the Asset Purchase Agreement with PC Doctors, LLC, a Wisconsin limited liability company, Tecguard, LLC, a Wisconsin limited liability company, and Robert Posteluk, dated as of June 22, 2012, by exercising its termination rights under that agreement following the completion of the Company’s initial due-diligence investigation.

$4,500,000

WESTERN CAPITAL RESOURCES, INC.

Common Stock

PROSPECTUS

October 15, 2012